Exhibit 10.9

Execution Version

CREDIT AGREEMENT

Dated as of July 16, 2024

among

TRINA SOLAR US MANUFACTURING MODULE 1, LLC,
as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

HSBC BANK USA, N.A.,
as Administrative Agent

and

HSBC BANK USA, N.A.,
as Collateral Agent

___________________________________________________________________________

STANDARD CHARTERED BANK, SOCIÉTÉ GÉNÉRALE AND HSBC BANK USA, N.A.,
as Joint Lead Arrangers

STANDARD CHARTERED BANK,
as Green Loan Coordinator

_____________________________________________________

$235,000,000.00 Senior Secured Credit Facility

_____________________________________________________

i

SCHEDULES

Schedule I	Commitments; Applicable Lending Offices; Notices
Schedule A	Acceptable Additional Third Party Offtake Contract Parameters
Schedule B	Permitted Holders
Schedule 1.01	Non-Cumulative Compounded Rate Formula
Schedule 2.04	Amortization
Schedule 5.01(b)	Capital Stock
Schedule 5.01(e)	Governmental Authorizations
Schedule 5.01(n)	Material Contracts
Schedule 6.06	Required Insurance
Schedule 7.03(b)	Terms of Subordination

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Note
Exhibit C-1	Form of Funding Notice
Exhibit C-2	Form of Notice of Conversion
Exhibit D	Form of Solvency Certificate
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Conversion/Continuation Notice
Exhibit G-1	Form of Closing Date Certificate
Exhibit G-2	Form of Construction/Term Loan Disbursement Date Certificate
Exhibit G-3	Form of Conversion Date Certificate
Exhibit H-1	Form of U.S. Tax Compliance Certificate
Exhibit H-2	Form of U.S. Tax Compliance Certificate
Exhibit H-3	Form of U.S. Tax Compliance Certificate
Exhibit H-4	Form of U.S. Tax Compliance Certificate
Exhibit I	Form of Prepayment Notice

Exhibit J-1	Form of Independent Engineer’s Certificate (Construction/Term Loan Disbursement Date)
Exhibit J-2	Form of Independent Engineer’s Certificate (Conversion Date)
Exhibit K-1	Form of Quarterly Construction Report
Exhibit K-2	Form of Monthly Construction Report
Exhibit K-3	Form of Monthly Operations Report
Exhibit L	Form of Annual Operating Budget
Exhibit M	Form of Direct Agreements
Exhibit N	Form of RWE Offtake Contract Amendment

v

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of July 16, 2024 (this “Agreement”), is entered into by and among TRINA SOLAR US MANUFACTURING MODULE 1, LLC, a Texas limited liability company (the “Borrower”), THE LENDERS FROM TIME TO TIME PARTY HERETO and HSBC BANK USA, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and HSBC BANK USA, N.A., as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”).

PRELIMINARY STATEMENTS:

WHEREAS, the Borrower intends to engage in the development, design, permitting, engineering, procurement, construction, completion, testing, operation and maintenance of a solar photovoltaic module manufacturing facility with a total annual production capacity of 5 GWdc to be located in Wilmer, Texas (the “Project”);

WHEREAS, the Borrower has identified “Renewable Energy” as a material environmental topic to its business and stakeholders, given that solar photovoltaic modules are considered key components when developing optimal renewable energy grid integration scenarios and are expected to play a significant role in global decarbonization efforts and, in determining that the Project qualify as an eligible project under the category of “Renewable Energy” in accordance to the Green Loan Principles, the Borrower evaluated the characteristics of the Project against available benchmarks and industry best practices applicable to the design, construction and completion of solar photovoltaic module manufacturing facilities;

WHEREAS, the Borrower has requested that the Lenders provide the senior secured facility described herein in order to, among other things, (a) fund Project Costs (as defined below) and (b) fund fees and expenses and other amounts due and payable hereunder and under the other Loan Documents;

WHEREAS, Holdings (defined below) owns 95% of the Capital Stock (defined below) of the Borrower and Trina Blocker (defined below) owns 5% of the Capital Stock of the Borrower;

WHEREAS Holdings owns 100% of the Capital Stock of Trina Blocker;

WHEREAS, the Borrower is treated as a partnership for U.S. federal income Tax purposes and, following completion of the Project, will be eligible to claim certain 45X Credits (defined below) which, together with the other cash flows generated by the Project, will be used by the Borrower to satisfy the Obligations (defined below); and

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

Article I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Certain Defined Terms. As used in this Agreement (including the preamble hereto and the preliminary statements hereto), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“45X Credits” means the advanced manufacturing production credit provided for in Sections 38(b)(38) and 45X(a) of the Internal Revenue Code.

“Acceptable Additional Third Party Offtake Contract” means a contract for a firm commitment from a third party for the purchase of photovoltaic solar modules manufactured by the Project, with respect to which TUS has provided written notice to the Borrower within thirty (30) days following the execution and delivery of such contract that the “Committed Solar Volumes” (as defined in the TUS Offtake Contract) will be reduced by the purchase volumes under such contract, in form and substance reasonably satisfactory to the Required Lenders (such approval not to be unreasonably withheld, conditioned or delayed if such contract satisfies the parameters set forth in Schedule A).

“Additional Deed of Trust” has the meaning specified in Section 6.15(a).

“Acceptable DSRA Letter of Credit” has the meaning set forth in the Depositary Agreement.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Agent’s Account” means an account of the Administrative Agent specified by the Administrative Agent in writing to the Borrower and the Lenders prior to the Closing or from time to time thereafter.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Administrative Services Agreements” means (a) that certain Agreement for the Provision of Services, dated as of the date hereof, by and between the Borrower and Trina Solar Co., Ltd., a China corporation, and (b) that certain Agreement for the Provision of Services, dated as of the date hereof, by and between the Borrower and TUS.

“Adverse Proceeding” means any action, suit, litigation or proceeding, at law or in equity or arbitration, before or by any Governmental Authority or arbitrator, domestic or foreign, in each case against any Sponsor Party or any Property of any Sponsor Party.

“Adverse Change in Tax Law” has the meaning specified in Section 4.02(h).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Party” has the meaning specified in Section 8.01(e).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person.

“Affiliate Transaction” has the meaning specified in Section 7.14.

“Agency Fee Letter” means the fee letter, dated the date hereof, among the Borrower, the Administrative Agent, the Collateral Agent and the Depositary Bank.

“Agent Parties” has the meaning specified in Section 10.01(d)(ii).

“Agents” means, individually or collectively, as the context may require, the Administrative Agent, the Collateral Agent and the Depositary Bank.

“Agreement” has the meaning specified in the preamble hereto.

“Annual Operating Budget” has the meaning specified in Section 6.11(b).

“Anti-Corruption Laws” means any and all laws, rules or regulations of any jurisdiction relating to or concerning the prohibition or prevention of bribery or corruption, including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010.

“Anti-Money Laundering Laws” means any and all laws, rules or regulations of any jurisdiction relating to or concerning the prohibition or prevention of money laundering or terrorism financing, including, but not limited to, the Patriot Act.

“Applicable Equator Principles” means those principles so entitled and described in “The Equator Principles - A financial industry benchmark for determining, assessing and managing environmental and social risk in projects” (July 2020) and available at: https://equator-principles.com/wp-content/uploads/2020/05/The-Equator-Principles-July-2020-v2.pdf.

“Applicable Margin” means 3.50% per annum for Base Rate Loans and 2.50% per annum for SOFR Loans.

“Applied 45X Proceeds” means, with respect to any Measurement Period, the amount of cash proceeds actually received by the Borrower from Direct Payments or Transfer Payments for 45X Credits generated from the production of Qualified Solar Components to the extent such amounts have been applied during such Measurement Period against “Purchase Price” (as such term is defined in the RWE Offtake Contract and the TUS Offtake Contract; and as such term, or any similar term, is defined in any Acceptable Additional Third Party Offtake Contract) in the form of a true-up adjustment credit memo, cash or otherwise.

“Approved Fund” means any Fund that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Hedge Counterparty” means (i) Person who is, or was at the time of the execution of the applicable Hedging Agreement, a Lender or an Affiliate of a Lender or (ii) another Person that is reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders).

“Approved Self Monetization Structure” has the meaning specified in Section 4.02(i).

“Asset Sale” means the Disposition (by way of merger, casualty, condemnation or otherwise) by the Borrower to any Person of any Property of the Borrower, as applicable, (other than any Disposition permitted under Section 7.06(b), (c), (d), (f), or (g)).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender, on the one hand, and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04), on the other hand, and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.21(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Case Model” means the base case financial model delivered to the Administrative Agent for the Lenders by the Borrower pursuant to Section 4.01(o), as may be updated as required pursuant to this Agreement.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) Daily Simple SOFR. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Daily Simple SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Daily Simple SOFR, respectively.

“Base Rate Borrowing” means, as to any Borrowing, the Base Rate Construction/Term Loans comprising such Borrowing.

“Base Rate Loan” means a Loan that bears interest based upon the Base Rate.

“Benchmark” means, initially, Daily Compounded SOFR; provided that if a Benchmark Transition Event has occurred with respect to Daily Compounded SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.21(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Required Lenders, the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

Notwithstanding the foregoing, any Benchmark Replacement shall meet the standards set forth in Section 1.1001-6 of the United States Treasury Regulations (or any successor United States Treasury Regulations or other official IRS guidance promulgated that supersedes such United States Treasury Regulations) or otherwise not cause a “significant modification” (and therefore an exchange) of any Construction/Term Loans for purposes of Section 1.1001-3 of the United States Treasury Regulations.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Required Lenders, the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)	in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b)	in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.21 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.21.

“Beneficial Ownership Certification” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” has the meaning specified in Section 10.20(b).

“Borrower” has the meaning specified in the preamble hereto.

“Borrower LLC Agreement” means that certain Second Amended and Restated Company Agreement of Borrower adopted as of July 11, 2024.

“Borrower Notice” has the meaning specified in Section 4.01(g).

“Borrowing” means a borrowing consisting of Construction/Term Loans of the same Type and, in the case of a SOFR Borrowing, having the same Interest Period.

“Building/Manufactured Home” means a “Building” or “Manufactured (Mobile) Home” as each such term is defined in the Flood Insurance Regulations.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by law to close.

“Capital Expenditures” means, for any period, the aggregate of all expenditures of the Borrower or any Subsidiary during such period without duplication that, in accordance with GAAP, are or should be included in “property, plant and equipment” or similar items reflected in the consolidated balance sheet of the Borrower or in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of the Borrower.

“Capital Leases” means, as applied to any Person, any lease of any Property by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests, limited liability company interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand account or Deposit Account.

“Cash Available for Debt Service” means, for any Measurement Period, the sum (without duplication) of all revenues that the Loan Parties have actually received in Cash during such period plus any Applied 45X Proceeds minus the Operating Expenses and Taxes paid by the Loan Parties during such period.

“Cash Equivalents” means any of the following:

(a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof, or obligations unconditionally guaranteed by the full faith and credit of any of such issuing government, agency or instrumentality, in each case denominated in Dollars and maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper or fixed rate notes maturing within three hundred sixty-five (365) days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 or P-2 from either S&P or Moody’s (or, at any time that neither S&P nor Moody’s rates such obligations, an equivalent rating from another nationally recognized rating service);

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within three hundred sixty-five (365) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent, any Lender or any domestic office of any commercial bank organized under the laws of the United States of America, any state thereof, any country that is a member of the OECD or any political subdivision thereof, that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for Securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above or securities dealers of recognized national standing; and

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, substantially all of whose assets are invested in “first tier” investments as required under such Rule.

“Casualty Event” means a casualty event that causes all or a portion of the Property of the Borrower to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, other than (a) any such event or series of related events that does not result in Net Cash Proceeds exceeding $5,000,000 (b) ordinary use and wear and tear or (c) any Event of Eminent Domain.

“Casualty Event Proceeds” means the proceeds of a Casualty Event.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(a) Holdings ceases to retain, directly, 95% of the Capital Stock of the Borrower or 100% of the Capital Stock of Trina Blocker;

(b) Trina Blocker ceases to retain, directly, 5% of the Capital Stock of the Borrower;

(c) the Sponsor ceases to retain, directly or indirectly, at least 25% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies of Borrower;

(d) (i) at any time prior to date on which the Sponsor has delivered the duly executed Management Services Agreement or if, at any time thereafter, such Management Services Agreement ceases to be in full force and effect, the Sponsor ceases to retain, directly or indirectly, 50.1% of the Capital Stock of Holdings and (ii) on and from the date on which the Sponsor has delivered the duly executed Management Services Agreement and so long as such Management Services Agreement remains in full force and effect, the Sponsor and Permitted Holders collectively cease to retain, directly or indirectly, (x) prior to the Conversion Date, 100% of the Capital Stock of Holdings and (y) thereafter, 50.1% of the Capital Stock of Holdings;

(e) the Sponsor ceases to retain, directly or indirectly (including by contract), day-to- management control of the (i) management of the Borrower and (ii) operations of the Project;

(f) at any time prior to the date on which TUS’s commitment under the TUS Offtake Contract is reduced to zero, the Sponsor ceases retain, directly or indirectly, management control of TUS; or

(g) at any time prior to the date on which TUS’s commitment under the TUS Offtake Contract is reduced to zero, the Sponsor ceases to retain, directly or indirectly, at least 25% of the Capital Stock of TUS.

“Charges” has the meaning specified in Section 10.15.

“Closing Date” means the date on which the conditions precedent set forth in Section 4.01 have been satisfied or waived in accordance with Section 10.03.

“COD” means the date on which (i) the Project has achieved “Substantial Completion” (or equivalent term, as defined in the Retrofit EPC Contract) and (ii) the Facility Commissioning Date under each Offtake Contract has occurred.

“Collateral” means all Property of the Borrower, now owned or hereafter acquired, other than the Excluded Assets, which is subject to the security interests or Liens granted pursuant to any of the Collateral Documents.

“Collateral Account” means the Depositary Accounts and the Local Account.

“Collateral Agent” has the meaning specified in the preamble hereto.

“Collateral Documents” means the Deed of Trust, the Pledge and Security Agreement, the Depositary Agreement, each Direct Agreement, the Local Account DACAs and each other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties securing the Obligations.

“Communications” has the meaning specified in Section 10.01(d)(ii).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit E.

“Conforming Changes” means, with respect to either the use or administration of Daily Compounded SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.21 and other technical, administrative or operational matters) that the Administrative Agent and the Required Lenders decide may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent and the Required Lenders decide is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Construction Account” has the meaning set forth in the Depositary Agreement.

“Construction Budget and Schedule” means a reasonably detailed schedule of the development and construction of the Project and a reasonably detailed total budget for the Project, set forth in the Base Case Model delivered on the Closing Date, as amended, supplemented or otherwise modified from time to time by the Borrower and delivered to the Administrative Agent if and to the extent required under Section 6.01(f).

“Construction Contract” means, as the context requires, individually or collectively, (a) the Retrofit EPC Contract and (b) each Equipment Supply Contract.

“Construction Contractor” means, as the context requires, individually or collectively, (a) the Retrofit EPC Contractor and (b) each Equipment Supplier.

“Construction/Term Loan” or “Loans” means the Construction/Term Loans made by the Lenders to the Borrower pursuant to Sections 2.01(b) and 2.02.

“Construction/Term Loan Availability Period” means the period commencing on the Closing Date and ending on the earliest to occur of (a) the Conversion Date, (b) the Date Certain, (c) the date that the Construction/Term Loans are drawn in full and (d) the date of rescission, termination or cancellation of the Construction/Term Loan Commitments.

“Construction/Term Loan Commitment” means with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I under the caption “Construction/Term Loan Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, set forth for such Lender in the Register maintained by the Administrative Agent as such Lender’s “Construction/Term Loan Commitment.”

“Contractual Obligation” means, as applied to any Person, any provision of any indenture, mortgage, deed of trust, contract, agreement or other instrument to which such Person is a party or by which it or any of its Properties is bound.

“Control” means (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Conversion,” “Convert” and “Converted” each refer to a conversion of Construction/Term Loans of one Type into Construction/Term Loans of the other Type pursuant to Section 2.07.

“Conversion Date” means the date on which the conditions precedent set forth in Section 4.03 have been satisfied or waived in accordance with Section 10.03.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit F.

“Cost Overrun Event” means any event or series of events which causes or is reasonably expected to cause (a) the actual total Project Costs incurred or required to be incurred in order to achieve COD and the Conversion Date on or prior to the Date Certain to exceed (b) the total Project Costs contemplated in the Construction Budget and Schedule.

“Covered Entity” has the meaning specified in Section 10.20(b).

“Covered Party” has the meaning specified in Section 10.20(a).

“Cumulative Equity Contributions” means, at any time, without duplication, the aggregate amount of (a) documented fees and expenses paid by Sponsor or an Affiliate thereof on behalf of the Borrower prior to the Closing Date, to the extent constituting Project Costs and verified by the Independent Engineer, (b) cash equity and capital investment (to the extent constituting Project Costs, as verified in writing by the Independent Engineer prior to the Closing Date) contributed by or on behalf of the Sponsor to the Borrower prior to the Closing Date, (c) the “Production Reservation Fee” (as defined in the RWE Offtake Contract) actually paid by RWE pursuant to the RWE Offtake Contract and received by the Borrower prior to the Closing Date, to the extent used to pay Project Costs and verified by the Independent Engineer, (d) the “Production Reservation Fee” (as defined in the TUS Offtake Contract) actually paid to the Borrower by TUS pursuant to the TUS Offtake Contract (and, to the extent received prior to the Closing Date, used to pay Project Costs and verified by the Independent Engineer), (e) any “Production Reservation Fee” (or any similar or equivalent term, howsoever defined in any Non-TUS Reducing Offtake Contract) received by the Borrower under such Non-TUS Reducing Offtake Contract (so long as neither the Offtaker under such Non-TUS Reducing Offtake Contract nor any other Person (including any surety or guarantor providing support for the Borrower’s obligations under such Non-TUS Reducing Offtake Contract, whether via subrogation or otherwise) has any recourse against the Borrower for the return of any such amount) and (f) all Base Equity Contributions and Accelerated Equity Contributions (each as defined in the Equity Contribution Agreement) made by the Sponsor following the Closing Date pursuant to the Equity Contribution Agreement, which in the case of this clause (f) can be made in the form of equity or Subordinated Debt, regardless of the source of such contributions.

“Cure Right” has the meaning specific in Section 7.01.

“Daily Compounded SOFR” has the meaning specified in Schedule 1.01.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Date Certain” means the date falling on the earlier of (i) February 13, 2025 and (ii) the date that is forty-five (45) days prior to Guaranteed COD.

“Debt” means, as applied to any Person and without duplication:

(a) that portion of the obligations of such Person with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP;

(b) all obligations of such Person (i) in respect of indebtedness for borrowed money or (ii) evidenced by notes, bonds, debentures, drafts or other similar instruments representing extensions of credit;

(c) any obligation of such Person owed for all or any part of the deferred purchase price of Property or services, to the extent such purchase price is due more than six (6) months from the later of the date of incurrence thereof and the date of completion of the delivery of the relevant Property or the rendering of the relevant services;

(d) all Debt of any other Person that is secured by any Lien on any Property or asset owned or held by such first Person regardless of whether the Debt secured thereby shall have been assumed by such first Person or is nonrecourse to the credit of that Person; provided that, except to the extent such Debt has been assumed by such first Person or is otherwise recourse to the credit of such first Person, the amount of such Debt so secured shall be deemed limited to the lesser of (i) the principal of the Debt so secured and (ii) the fair market value (as determined in good faith by the Borrower) of the Property or asset of such first Person securing such Debt;

(e) the face amount of any letter of credit or similar instrument issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings; and

(f) all Debt of any other Person that is Guaranteed by such first Person.

“Debt Proceeds” means, with respect to the incurrence or issuance of any Debt by the Borrower (other than Debt permitted to be incurred or issued pursuant to Section 7.03), the Net Cash Proceeds received by the Borrower in connection with such incurrence or issuance.

“Debt Service” means, for any Measurement Period, the sum, computed without duplication, of the following: (a) all scheduled principal installments payable pursuant to Section 2.04 during such Measurement Period, plus (b) all amounts payable by the Borrower in respect of interest on the Construction/Term Loans (net of amounts paid or received by the Borrower under any Interest Rate Hedge (other than termination or unwind payments under such Interest Rate Hedge)) during such Measurement Period, plus (c) all fees and other amounts payable under this Agreement and the other Loan Documents to any Lender or any Agent by the Loan Parties during such Measurement Period.

“Debt Service Coverage Ratio” means, for any Measurement Period, the ratio of (a) the aggregate Cash Available for Debt Service to (b) Debt Service for such Measurement Period.

“Debt Service Reserve Account” has the meaning set forth in the Depositary Agreement.

“Debt Service Reserve Required Balance” means, as of any date of determination, an amount equal to the next six (6) months of Debt Service.

“Debt Sizing Criteria” means (a) a Debt to Equity Ratio of no greater than 40:60; (b) a minimum Debt Service Coverage Ratio, calculated based on the portion of the Project’s output that is subject to contracted revenues projected to be received under the TUS Offtake Contract and the RWE Offtake Contract, of 1.25x for each rolling four quarter period from the Conversion Date through the Maturity Date; (c) a minimum Debt Service Coverage Ratio, calculated based on projected merchant revenues, of 2.0x for each rolling four quarter period from the Conversion Date through the Maturity Date; and (d) merchant revenues shall account for no more than 20 % of the total debt sizing.

“Debt to Equity Ratio” means, as of any date of determination, the ratio of the outstanding principal balance of the Construction/Term Loans to the amount of Cumulative Equity Contributions.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declassification Event” has the meaning set forth in Section 11.02(b).

“Deed of Trust” has the meaning specified in Section 4.01(e)(i).

“Default” means any Event of Default or a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Right” has the meaning specified in Section 10.20(b).

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Construction/Term Loans within two (2) Business Days of the date such Construction/Term Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent or the Borrower, as applicable), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Borrower and the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Deposit Account” means a demand, time, savings, checking, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Depositary Accounts” has the meaning set forth in the Depositary Agreement.

“Depositary Agreement” means that certain Depositary Agreement dated as of the date hereof, among the Borrower, the Administrative Agent, the Collateral Agent and the Depositary Bank.

“Depositary Bank” means HSBC Bank USA, N.A. in its capacity as Depositary Bank under the Depositary Agreement.

“Direct Agreement” means, with respect to any Material Contract, a direct agreement or consent to collateral assignment of such Material Contract.

“Direct Pay Election” means an election under Section 6417(a) of the Internal Revenue Code with respect to 45X Credits.

“Direct Payment” means a payment from the Treasury or IRS pursuant to Section 6417 of the Internal Revenue Code with respect to 45X Credits.

“Disbursement Date” means the date of any Borrowing of Construction/Term Loans.

“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback transaction, assignment, conveyance, transfer or other disposition (including by way of a merger, consolidation, casualty, condemnation or issuance of any Capital Stock) of such Property or any interest therein (excluding the creation of any Liens permitted by Section 7.02 on such Property but including the sale or factoring of any accounts or permitting or suffering any other Person to acquire any interest in any Property other than a Lien permitted by Section 7.02 in such Property) or the entering into any agreement to do any of the foregoing before the full and final payment of the Obligations; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Distribution Reserve Account” has the meaning set forth in the Depositary Agreement.

“Dollars” and the sign “$” mean the lawful currency of the United States of America.

“Down Date Endorsement” has the meaning specified in Section 4.02(m).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.04(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.04(b)(iii)).

“Eminent Domain Proceeds” means, with respect to any Event of Eminent Domain, the Net Cash Proceeds received by any Loan Party in connection with such Event of Eminent Domain.

“Employee Benefit Plan” means any material “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by the Borrower or any of its ERISA Affiliates.

“Environmental Action” means any investigation, notice, notice of violation, claim, Adverse Proceeding, action, suit, demand, abatement order or other order or directive (conditional or otherwise) arising (a) pursuant to any Environmental Law or otherwise in connection with any actual or alleged violation of, or liability pursuant to, any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; (c) in connection with any actual or alleged damage, injury, threat or harm to human health or safety (in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity or any actual or alleged violation of any Environmental Law) or the environment (including natural resources) or (d) in relation to any Environmental and Social Requirements, in each case against any Loan Party, the Project or any other Property of any Loan Party.

“Environmental and Social Requirements” means (collectively) any Environmental Law, Environmental Permit and Applicable Equator Principles.

“Environmental Consultant” means Terracon Consultants, Inc., or any replacement thereof of nationally recognized standing appointed by the Administrative Agent (at the direction of the Required Lenders) with the Borrower’s consent (not to be unreasonably withheld, conditioned or delayed).

“Environmental Consultant Report” means that certain Phase I Environmental Site Assessment covering the approximately 95-acre tract of land, Trina Solar Warehouse, located at 1200 North Sunrise Road, Wilmer, Dallas County, Texas, dated as of May 31, 2024, for Terracon Project No. 94247515, prepared by the Environmental Consultant.

“Environmental Law” means any and all federal, state or local (or any subdivision of thereof) laws (including common law), statutes, ordinances, orders, rules, regulations, judgments, or Governmental Authorizations, or any other legally enforceable requirements of Governmental Authorities relating to (a) pollution or protection of the environment, including those relating to any Hazardous Materials Activity or (b) human safety and health, including health, safety and security relating to community, public and workforce or relating to use of or exposure to Hazardous Materials, in any manner applicable to any Loan Party, the Project or any Real Estate Asset.

“Environmental Permit” means any permit, license, consent, approval or other authorization and the filling of any notification, required by any relevant Governmental Authority under any applicable Environmental Law for the construction or operation of the Project.

“Equipment Supplier” means each counterparty (other than the Borrower) to the Equipment Supply Contracts.

“Equipment Supply Contracts” means, collectively,

(a)	that certain Purchase Contract No. TUM-A11068-2311-CGC-8701-0 dated as of November 23, 2023, by and between the Borrower and Wuxi Autowell Supply Chain Management Co., Ltd.;

(b)	that certain Purchase Contract No. TUM-A11068-2312-CGC-8895-0 dated as of December 1, 2023, by and between the Borrower and Shengcheng Technology Pte, Ltd.;

(c)	that certain Purchase Contract No. TUM-A11068-2311-CGC-8674-0, dated as of November 15, 2023, by and between the Borrower and Busch Vacuum (Shanghai) Co., Ltd.;

(d)	that certain Purchase Contract No. TUM-A11068-2311-CGC-8844-0, dated as of November 15, 2023, by and between the Borrower and Delicacy Laser Optoelectronics (Langfang) Technology Co., Ltd.;

(e)	that certain Purchase Contract No. TUM-A11068-2401-CGC-0265-0 dated as of January 8, 2023, by and between the Borrower and Shengcheng Technology Pte, Ltd.;

(f)	that certain Purchase Contract No. TUM-A11068-2312-CGC-9324-0 dated as of December 7, 2023, by and between the Borrower and Shengcheng Technology Pte, Ltd.; and

(g)	that certain Purchase Contract No. TUM-A11068-2312-CGC-9339-0 dated as of December 7, 2023, by and between the Borrower and Suzhou Junion Intelligent Technology Co., Ltd.

“Equity Contribution Agreement” means that certain Equity Contribution Agreement dated as of the date hereof, among the Sponsor, the Borrower, Holdings, the Administrative Agent and the Collateral Agent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) solely for the purpose of the funding requirements of Section 412 of the Internal Revenue Code or Section 302 of ERISA any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of the Borrower shall continue to be considered an ERISA Affiliate of the Borrower within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower and with respect to liabilities arising after such period for which the Borrower could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty (30)-day notice to the PBGC has been waived by regulation as in effect on the date hereof); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by the Borrower or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any of the Borrower or any of its ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan; (f) the imposition of liability on the Borrower or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, or the receipt by any of the Borrower or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which gives rise to the imposition on the Borrower or any of its ERISA Affiliates of fines, penalties, Taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) receipt from the IRS of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (j) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan; or (k) any event with respect to any Foreign Plan that results in liability to the Borrower or any of its Subsidiaries substantially similar to the liability that could arise with respect to an event described in clauses (a) through (j) above.

“Erroneous Payment” has the meaning specified in Section 9.11(a).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 9.11(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Abandonment” means that all construction or operation of the Project shall have been abandoned for a period of at least one hundred twenty (120) consecutive days; provided that an “Event of Abandonment” shall not include a Casualty Event, Event of Eminent Domain, a force majeure event, scheduled maintenance of the Project, repairs to the Project, whether or not scheduled, or an outage.

“Event of Default” has the meaning specified in Section 8.01.

“Event of Eminent Domain” means any action, series of actions, omissions or series of omissions by any Governmental Authority (a) by which such Governmental Authority appropriates, confiscates, condemns, expropriates, nationalizes, seizes or otherwise takes all or a material portion of the Collateral or the Project or (b) by which such Governmental Authority assumes custody or control of all or a material portion of the Project, the business operations of any Loan Party or the Capital Stock of the Borrower. For purposes hereof, any such event described above that either (i) does not result in Net Cash Proceeds exceeding $5,000,000 or (ii) does not materially and adversely affect the ability of the Borrower to continue to operate the Project for its intended purposes and for Borrower to be entitled to 45X Credits in respect of the operation of the Project, as applicable, shall be deemed not to be an Event of Eminent Domain.

“Event of Total Loss” means, in relation to the Project, any of the following: (a) the complete destruction of the Project, (b) the destruction of the Project such that there remains no substantial remnant thereof which a prudent owner, uninsured, desiring to restore the Project to its original condition would utilize as the basis of such restoration, (c) the destruction of the Project irretrievably beyond repair or (d) the destruction of the Project such that the insured may claim the whole amount of any insurance policy covering the Project Property upon abandoning the Project to the insurance underwriters therefor.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute.

“Excluded Assets” means the following: (a) motor vehicles, aircraft, rolling stock, vessels and other assets subject to certificates of title; (b) Letter of Credit Rights (as defined in the UCC) with an individual value of less than $1,000,000 in the aggregate; (c) Commercial Tort Claims (as defined in the UCC) with an individual value of less than $5,000,000 in the aggregate; (d) any lease, license, permit, Governmental Authorization, contract or other agreement to the extent that a grant of a security interest therein would create a right of termination in favor of any other party thereto (other than a Sponsor Party or any Affiliates thereof), would constitute or result in abandonment, invalidation or unenforceability of any right of the grantor therein, would constitute a breach or result in a default thereunder, would be prohibited by applicable law or would require a consent (other than from a Sponsor Party or any Affiliates thereof) that has not been obtained (in each case, after giving effect to the applicable anti-assignment provisions of the UCC); (e) any equipment or any Property subject to a purchase money security interest or similar arrangement permitted by the Loan Documents to the extent that a grant of a security interest therein is prohibited or requires the consent of any person other than the grantor, a Sponsor Party or an Affiliate of the foregoing as a condition to creation of any other Lien but only to the extent, and for so long as, the Debt secured by the applicable Lien has not been repaid or the prohibition has not been removed or terminated; (f) all United States intent-to-use trademark applications with respect to which the grant of a security interest therein would impair the validity or enforceability of said intent-to-use trademark application under federal law; and (g) those assets as to which the Required Lenders agree in writing in their sole discretion that the cost of obtaining such a security interest or perfection thereof is excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Construction/Term Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Construction/Term Loan Commitment (other than pursuant to an assignment request by the Borrower under Section 2.14(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.13(f) and (d) any withholding Taxes imposed under FATCA.

“Facility” means, at any time, the aggregate amount of the Lenders’ Construction/Term Loan Commitments at such time.

“Facility Commissioning Date” means the occurrence of the “Facility Commissioning Date” (as such term, or any similar, equivalent term, is defined in the applicable Offtake Contract).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof or official guidance relating thereto, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code, any legislation, regulations, treaty, guidance notes, rules or practices of any jurisdiction adopted in connection with the implementation of any such intergovernmental agreement, and any agreement pursuant to the implementation of any legislation, regulation, convention or treaty referred to above with the IRS or other Governmental Authority.

“FATCA Application Date” means:

(a) in relation to a “withholdable payment” described in Section 1473(1)(A)(i) of the Internal Revenue Code (which relates to payments of interest and certain other payments from sources within the U.S.), July 1, 2014; or

(b) in relation to a “passthru payment” described in Section 1471(d)(7) of the Internal Revenue Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” means a deduction or withholding from a payment under a Loan Document required by FATCA.

“FATCA Exempt Party” means a party that is entitled to receive payment that is exempt under applicable law from any FATCA Deduction.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letters” means, collectively, the Agency Fee Letter and the Upfront Fee Letters.

“Fiscal Quarter” means each fiscal quarter ending on the last day of March, June, September and December of each year.

“Fiscal Year” means a fiscal year of the Borrower ending on December 31 of each calendar year.

“Flood Insurance Regulations” means (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Floor” means a rate of interest equal to 0%.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower with respect to employees employed outside the United States, other than any such plan, program, policy, arrangement, or agreement that is funded through a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial Construction/Term Loans and similar extensions of credit in the ordinary course of its activities.

“Funding Notice” has the meaning specified in Section 2.02(c).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, subject to Section 1.03.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any authorization, approval, consent, franchise, license, order, ruling, permit, certification, exemption, notice, declaration, determination or similar action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Green Loan Coordinator” means Standard Chartered Bank appointed hereunder to facilitate voluntary alignment by the parties with the four components of the Green Loan Principles in connection with this Agreement.

“Green Loan Framework” has the meaning specified in Section 5.01(kk).

“Green Loan Principles” shall mean the voluntary recommended guidelines for categorizing loans as “green” published by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndication and Trading Association in relation to promoting the development and integrity of green loan products as in effect on the date hereof.

“Green Loan-Related Information” has the meaning specified in Section 5.01(kk).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or Loan or supply funds for the purchase or payment of) such Debt or to purchase (or to Loan or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease Property, Securities or services for the purpose of assuring the owner of such Debt of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Debt). The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Debt guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by the Borrower)). The term “Guaranteed” has the corresponding meaning.

“Guaranteed COD” means the earlier of (a) the date after which, if the Project has not achieved the Facility Commissioning Date, the Offtaker under any Offtake Contract would be entitled to terminate such Offtake Contract and (b) March 31, 2025.

“Hazardous Materials” means (a) any petrochemical or petroleum products, oil, waste oil, radioactive materials, asbestos, urea formaldehyde foam insulations, toxic mold, lead-based paint, per- and polyfluoroalkyl substances and polychlorinated biphenyls; and (b) any mixtures, compounds, chemicals, materials, wastes, substances, pollutants or contaminants that are regulated under, or could give rise to liability under, Environmental Laws.

“Hazardous Materials Activity” means any generation, use, manufacture, possession, storage, holding, Release, threatened Release, discharge, placement, transportation, processing, treatment, abatement, investigation, removal, remediation, corrective or response action, disposal, disposition or handling of, or exposure to, any Hazardous Materials.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions.

“Highest Lawful Rate” has the meaning specified in Section 10.15.

“Holdings” means Trina Solar US Manufacturing Holding, Inc., a Delaware corporation.

“International Financial Reporting Standards” or “IFRS” are the accounting and financial reporting standards issued by the International Accounting Standards Board for the preparation of general purposes financial statements.

“Illegality Notice” has the meaning specified in Section 2.19.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.02(b).

“Independent Engineer” means DNV Energy USA Inc., or any replacement thereof of nationally recognized standing appointed by the Administrative Agent (at the direction of the Required Lenders) with the Borrower’s consent (not to be unreasonably withheld, conditioned or delayed).

“Independent Engineer Certificate (Disbursement Date)” means a certificate duly completed and executed by the Independent Engineer in the form of Exhibit J-1.

“Independent Engineer Certificate (Conversion Date)” means a certificate duly completed and executed by the Independent Engineer in the form of Exhibit J-2.

“Independent Engineer Report” means the Technical Due Diligence Report, Document No. 1048 12 46-HOU-R-01 dated as of July 9, 2024 by Independent Engineer for Borrower.

“Information” has the meaning specified in Section 10.14.

“Initial Lenders” means Standard Chartered Bank, Société Générale and HSBC Bank USA, N.A..

“Insurance Consultant” means Aon Risk Consultants, Inc., or any replacement thereof of nationally recognized standing appointed by the Administrative Agent (at the direction of the Required Lenders) with the Borrower’s consent (not to be unreasonably withheld, conditioned or delayed).

“Insurance Consultant Report” means the report prepared by the Insurance Consultant, titled Trina Solar Financing Project AGRC Lenders’ Insurance Advisor Report, and dated as of May 15, 2024.

“Insurance Proceeds” means, with respect to any Casualty Event, the Net Cash Proceeds received by any Loan Party from time to time from insurance with respect to such Casualty Event.

“Intellectual Property” means all intellectual property and intellectual property rights in any worldwide jurisdiction, including, but not limited to, all (a) patents, utility models, inventions, processes, developments, technology, and know how; (b) software (including source and object code), copyrights and works of authorship in any media, including graphics, advertising materials, labels, package designs, and photographs; (c) trademarks, service marks, trade names, brand names, corporate names, internet domain names, social media handles, logos, trade dress, and other source indicators, and the goodwill of any business symbolized thereby and appurtenant thereto; (d) trade secrets, confidential, proprietary, and non public information, data, databases, data sets, processes and other technology; (e) to the extent applicable, all issuances and registrations, applications, renewals, extensions, continuations, continuations-in-part, divisions, reexaminations or reissues of any of the foregoing; and (f) any and all proceeds, and other income, claims for damages or injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages.

“Intercompany Poly Supply Agreement” means that certain Intercompany Sales Agreement, dated as of January 1, 2024, by and between the Borrower and Intercompany Poly Supplier.

“Intercompany Poly Supplier” means Trina Solar (Viet Nam) Wafer Company Limited, a Vietnam limited liability company.

“Intercompany Supply Agreement” means that certain Intercompany Sales Agreement, dated as of the date hereof, by and between the Borrower and the Sponsor.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.23, which shall be in such form as the Administrative Agent may approve.

“Interest Period” means, as to any Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months thereafter (in each case, subject to the availability thereof), as specified in the applicable Funding Notice or Interest Election Request; provided that (i) if any Interest Period would end on a day other than a U.S. Government Securities Business Day, such Interest Period shall be extended to the next succeeding U.S. Government Securities Business Day unless such next succeeding U.S. Government Securities Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding U.S. Government Securities Business Day, (ii) any Interest Period that commences on the last U.S. Government Securities Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last U.S. Government Securities Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 2.21(d) shall be available for specification in such Funding Notice or Interest Election Request. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Interest Rate Hedge” means, individually or collectively, as the context may require, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with the Borrower’s operations and not for speculative purposes entered into with an Approved Hedge Counterparty.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Capital Stock of any other Person (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale) or any capital contribution to any other Person; (b) the making of any deposit with, or loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person); or (c) the entering into of any Guarantee of, or other contingent obligation (including the deposit of any Capital Stock to be sold) with respect to, Debt of any other Person and (without duplication) any amount committed to be loaned, lent or extended to such Person. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“IP License Agreements” means (a) that certain Trademark License Agreement, dated as of the date hereof, by and between the Borrower and IP Licensor and (b) that certain Intellectual Property License Agreement, dated as of June 1, 2024 by and between Borrower and IP Licensor.

“IP Licensor” means Trina Solar Co., Ltd., a China corporation.

“IRS” means the United States Internal Revenue Service.

“Joint Lead Arrangers” means Standard Chartered Bank, Société Générale and HSBC Bank USA, N.A..

“Landlord” means Tradepoint 45 West Owner, LLC.

“Lender Parties” has the meaning specified in Section 10.18.

“Lenders” means the Initial Lenders and any other Person that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” means any lien, mortgage, deed of trust, deed to secure debt, pledge, collateral assignment, security interest, charge or encumbrance of any kind. For the avoidance of doubt, “Lien” shall not include any netting or set-off arrangements under any Contractual Obligation otherwise permitted under the terms of this Agreement.

“Loan Documents” means, individually or collectively, as the context may require, this Agreement, the Equity Contribution Agreement, each Interest Rate Hedge, the Upfront Fee Letters, the Agency Fee Letter, the Notes (if any), the Collateral Documents.

“Loan Parties” means Holdings, Trina Blocker and the Borrower.

“Local Account Banks” means, collectively, Wells Fargo Bank, N.A. and HSBC Bank USA, N.A.

“Local Account DACA (HSBC)” means that certain Deposit Account Control Agreement dated as of the date hereof among HSBC Bank USA, N.A. and Borrower.

“Local Account DACA (WF)” means that certain Deposit Account Control Agreement dated as of the date hereof among the Collateral Agent, Wells Fargo Bank, N.A. and Borrower.

“Local Account DACAs” means, collectively, the Local Account DACA (HSBC) and the Local Account DACA (WF).

“Local Accounts” means (i) the Deposit Account of the Borrower established at HSBC Bank USA, N.A. with account number 914029983, subject to the Local Account DACA (HSBC) and (ii) the Deposit Account of the Borrower established at Wells Fargo Bank, N.A. with account numbers 4941442378 and 4941442386, subject to the Local Account DACA (WF).

“Management Services Agreement” means that certain management services agreement between the Sponsor (or an Affiliate of the Sponsor reasonably acceptable to each Lender), on the one hand, and a Permitted Holder (or an Affiliate of a Permitted Holder) or Holdings, on the other hand, in form and substance satisfactory to each Lender, such consent not to be unreasonably withheld, conditioned or delayed.

“Margin Stock” has the meaning specified in Regulation U.

“Market Consultant” means Clean Energy Associates, or any replacement thereof of nationally recognized standing appointed by the Administrative Agent (at the direction of the Required Lenders) with the Borrower’s consent (not to be unreasonably withheld, conditioned or delayed).

“Market Consultant Report” means the report prepared by the Market Consultant, titled Trina Solar U.S. PV Solar Market Report, and dated as of April 19, 2024.

“Marketing Services Agreement” means that certain Marketing and Services Agreement, dated as of the date hereof, by and between the Borrower and TUS.

“Material Adverse Effect” a material adverse effect on (a) the business, operations, financial condition, assets or properties of the Borrower or TUS ( with respect to TUS, solely until the TUS’s commitment under the TUS Offtake Contract is reduced to zero), (b) the ability of the Borrower, Holdings or the Sponsor (solely until the Conversion Date) to fully and timely perform their respective material obligations under the Loan Documents, (c) the validity or enforceability of the Loan Documents or the ability of the Secured Parties to enforce the obligations or the material rights, remedies or benefits available to the Secured Parties under any Loan Documents or (d) the validity, priority or perfection of the Secured Parties’ security interests in and liens on the Collateral (subject to Permitted Collateral Liens).

“Material Contract” means, individually or collectively, as the context may require, (a) each Construction Contract, (b) the Intercompany Supply Agreement, (c) the Intercompany Poly Supply Agreement, (d) the Poly Supply Agreement, (e) the Marketing Services Agreement, (f) the Real Property Lease, (g) each Offtake Contract, (h) the IP License Agreements and (i) the Administrative Services Agreements, (j) each other contract or agreement (or series of related contracts or agreements) related to the revenues, expenses, construction, testing, maintenance, repair, operation or use, as applicable, of the Project entered into by any Loan Party and any other Person that either (i) has an aggregate contract value over its term in excess of $5,000,000 or (ii) the termination of which could reasonably be expected to result in a Material Adverse Effect and (k) in each case any credit support instruments provided under such contracts. “Material Contract” does not include off-the-shelf commercial software licenses.

“Material Contract Counterparty” means, individually or collectively, as the context may require, (a) each Construction Contractor, (b) the Sponsor (as counterparty under the Intercompany Supply Agreement), (c), the Intercompany Poly Supplier, (d) the Poly Supplier, (e) TUS (as counterparty under the Marketing Services Agreement), (f) the Landlord, (g) each Offtaker, (h) the IP Licensor, and (i) each counterparty to any Material Contract described in clause (j) of the definition of “Material Contract”.

“Material Debt” means (a) any outstanding Debt of any Loan Party (other than Debt under the Loan Documents), (b) at any time prior to the date on which TUS’s commitment under the TUS Offtake Contract is reduced to zero, any outstanding Debt of TUS in an aggregate principal amount exceeding $10,000,000 and (c) any outstanding Debt of the Sponsor (other than Debt under the Loan Documents), individually or collectively, in an aggregate principal amount exceeding $30,000,000 .

“Material Real Property” has the meaning specified in Section 6.15.

“Maturity Date” means December 31, 2029.

“Measurement Period” means, as of any date of determination, the most recent period of four (4) consecutive Fiscal Quarters of the Borrower ended on or prior to such date of determination; provided that the first Measurement Period shall commence on the first full Fiscal Quarter following the Conversion Date. For purposes of determining the Debt Service Coverage Ratio for (a) the period of the first full Fiscal Quarter following the Conversion Date, Cash Available for Debt Service and Debt Service will be deemed to be equal to Cash Available for Debt Service and Debt Service, respectively, for such Fiscal Quarter multiplied by four, (b) the period of the first and second full Fiscal Quarters following the Conversion Date, Cash Available for Debt Service and Debt Service will be deemed to be equal to total Cash Available for Debt Service and Debt Service, respectively, for such Fiscal Quarters multiplied by two and (c) the period of the first, second and third full Fiscal Quarters following the Conversion Date, Cash Available for Debt Service and Debt Service will be deemed to be equal to total Cash Available for Debt Service and Debt Service, respectively, for such Fiscal Quarters multiplied by 4/3.

“Model Auditor” means PricewaterhouseCoopers International Limited, or any replacement thereof of nationally recognized standing appointed by the Administrative Agent (at the direction of the Required Lenders) with the Borrower’s consent (not to be unreasonably withheld, conditioned or delayed).

“Model Auditor Report” means the report prepared by the Model Auditor and titled Trina Model – Model Diagnostic.

“Moody’s” means Moody’s Investors Service, Inc. and any generally recognized successor rating agency.

“Mortgaged Property” has the meaning specified in the Deed of Trust.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Cash Proceeds” shall mean, with respect to any Disposition permitted pursuant to Section 7.06 (excluding any Disposition permitted pursuant to Section 7.06(g) or any Disposition in respect of any Excluded Assets), the incurrence or issuance of any Debt by the Borrower (other than Debt permitted to be incurred or issued pursuant to Section 7.03), any Casualty Event or Event of Eminent Domain or any termination payment or performance liquidated damages payment under any Material Contract, the aggregate amount of cash payments received by the Borrower as consideration therefor or in connection therewith; provided that Net Cash Proceeds shall be net of (i) the amount of any reasonable costs, expenses, commissions and fees paid or payable by or on behalf of the Borrower in connection with such Disposition, Debt incurrence or issuance, Casualty Event or Event of Eminent Domain or termination payment or performance liquidated damages payment, (ii) any Taxes paid, payable or reasonably expected to be payable by Borrower as a result of such Disposition and, without duplication, any Permitted Tax Distributions arising as a result thereof, Debt incurrence or issuance, Casualty Event or Event of Eminent Domain or any termination payment, indemnity or performance liquidated damages payment under any Material Contract, (iii) in the case of any such Disposition, Casualty Event or Event of Eminent Domain involving any Property financed with Purchase Money Debt or Capital Leases, any amount required to be applied to prepay such Purchase Money Debt or Capital Leases and (iv) in the case of any termination payment or performance liquidated damages payment under any Material Contract, any amounts applied to offset liquidated damages owed to other construction contractors under other construction contracts or applied to construct or repair the Project to address the events giving rise to such performance liquidated damages.

“NFIP” has the meaning specified in Section 4.01(g).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Public Information” means, with respect to any Loan Party that is not a Reporting Company, material non-public information (within the meaning of United States federal securities laws) consisting of projections, estimates or forward-looking statements that is not of a historical or factual nature and, with respect to any Loan Party that is a Reporting Company, any information that constitutes material non-public information (within the meaning of United States federal securities laws) with respect to such Reporting Company and its Securities. As used in this definition, “Reporting Company” means any issuer of Securities that is obligated to file reports under Sections 13 or 15(d) of the Exchange Act.

“Non-TUS Reducing Offtake Contract” means any contract with a third party for the purchase of photovoltaic solar modules manufactured by the Project, with respect to which TUS has not provided written notice to the Borrower within 30 days following the execution and delivery of such contract that the “Committed Solar Volumes” (as defined in the TUS Offtake Contract) will be reduced by the purchase volumes under such contract.

“Note” means a promissory note of the Borrower payable to any Lender, in substantially the form of Exhibit B, evidencing the indebtedness of the Borrower owed to such Lender in respect of the Construction/Term Loans.

“Notice” means, individually or collectively, as the context may require, a Funding Notice or a Conversion/Continuation Notice.

“Notice of Conversion” means a written notice delivered by the Borrower to the Administrative Agent and the Lenders in the form of Exhibit C-2.

“Obligations” means any and all amounts owing or to be owing by the Borrower (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement of any proceeding under any debtor relief laws naming the Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding) to the Agents or any other Secured Party under any Loan Document or otherwise with respect to any Loan, Loan Document, Interest Rate Hedge, and all renewals, extensions and/or rearrangements of any of the above.

“OECD” means the Organization for Economic Cooperation and Development.

“Offtake Contract” means (a) the RWE Offtake Contract, (b) the TUS Offtake Contract (solely until TUS’s commitment under the TUS Offtake Contract is reduced to zero), and (c) any Acceptable Additional Third Party Offtake Contract.

“Offtaker” means (a) with respect to the RWE Offtake Contract, RWE; (b) with respect to the TUS Offtake Contract, TUS (solely until TUS’s commitment under the TUS Offtake Contract is reduced to zero); and (c) with respect to any Acceptable Additional Third Party Offtake Contract, the applicable purchaser of photovoltaic modules thereunder.

“Operating Expenses” means operating costs and expenses of the Borrower and the Borrower’s other administrative, management and overhead costs and expenses, including (a) franchise and similar Taxes and other fees, Taxes and expenses required to maintain its corporate existence, (b) indemnity payments in connection with its management and maintenance, (c) marketing and sales order management and related commission fees, (d) amounts relating to insurance (including the costs of premiums and deductibles and brokers’ expenses), (e) amounts related to obtaining and maintaining any approval from any Governmental Authority and compliance with applicable laws, (f) legal, accounting, general administrative and other overhead costs and expenses and professional fees, (g) amounts related to purchasing components required to produce the PV solar modules manufactured at the Project, (h) Rent, Base Rent, Additional Rent, Taxes and Utility Costs (in each case, as defined in the Real Property Lease), and (i) any other utility costs to the extent not covered as Utility Costs (as defined in the Real Property Lease). For the avoidance of doubt, Operating Expenses shall not include (i) U.S. federal income taxes, (ii) depreciation or amortization and other non-cash charges (iii) Capital Expenditures (other than maintenance Capital Expenditures) to the extent funded with equity, permitted debt issuances or Restricted Payments, and (iv) Debt Service and all other fees, costs, expenses, reimbursement obligations, indemnities and premiums relating to Debt.

“Ordinary Course Settlement Payments” has the meaning set forth in the Depositary Agreement.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, and its bylaws, (b) with respect to any limited partnership, its certificate of limited partnership, and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, and (d) with respect to any limited liability company, its certificate of formation or articles of organization and its operating, company or like agreement. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.14(b)).

“Participant” has the meaning assigned to such term in Section 10.04(d).

“Participant Register” has the meaning specified in Section 10.04(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“Payment Recipient” has the meaning specified in Section 9.11(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Collateral Liens” means, in the case of Collateral other than Capital Stock, Permitted Liens and (b) in the case of Collateral constituting Capital Stock, Permitted Equity Liens.

“Permitted Equity Liens” means, with respect to any entity those restrictions on transfer or ownership imposed by applicable securities laws.

“Permitted Holder” means a Person set forth at Schedule B.

“Permitted Liens” means:

(a) Liens under or created by the Collateral Documents;

(b) Liens for Taxes, assessments or other governmental charges or levies not yet overdue or which are being contested in good faith;

(c) Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen or construction contractors, or other like Liens arising in the ordinary course of business which, in each case, secure amounts not overdue for a period of more than ninety (90) days or which are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(e) Liens arising solely by virtue of any statutory or common law provision or customary depositary agreement relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Federal Reserve Board and no such deposit account is intended by any Loan Parties to provide collateral to the depository institution or any other Person to secure any Debt;

(f) easements, rights-of-way, mineral conveyances and reservations, restrictions, title imperfections, encroachments, servitudes, other minor defects or irregularities in title and similar matters if the same do not impair in any material respect the operation or use of the Project in the ordinary conduct of the business of the Borrower;

(g) any leases, subleases, licenses or sublicenses of Property in the ordinary course of business that do not impair in any material respect the operation or use of the Project, including, in each case, any Lien, interest or title of a lessor, lessee, sublessor, sublessee, licensor, licensee or sublicensor or sublicensee thereunder;

(h) encumbrances on real Property in the nature of any zoning restrictions, building codes and land use laws, ordinances, orders, decrees, restrictions or any other conditions imposed by any Governmental Authority on the Project or any Real Estate Asset or on any easement, right of way or license in any real Property held by the Borrower that do not secure any monetary obligations, if the same do not impair in any material respect the operation or use of the Project in the ordinary conduct of the business of the Borrower;

(i) Liens upon or in Property acquired or held by the Borrower securing Purchase Money Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such Property to be subject to such Liens, or Liens existing on any such Property at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any such Purchase Money Debt in a principal amount not exceeding the outstanding principal amount of the Purchase Money Debt being extended, renewed or replaced plus accrued and unpaid interest thereon and any fees or expenses incurred by the Borrower in connection with such extension, renewal or replacement; provided that no such Lien shall extend to or cover any Property other than the Property being acquired, constructed or improved (and improvements and accessions thereto, and the proceeds of such Property, including insurance for such Property), and no such extension, renewal or replacement shall extend to or cover any Property not theretofore subject to the Lien being extended, renewed or replaced (other than such improvements, accessions, proceeds and insurance);

(j) Liens arising under Capital Leases permitted under Section 7.02; provided that no such Lien shall extend to or cover any Collateral or Property other than the Property subject to such Capital Leases (and improvements and accessions thereto and the proceeds of such Property, including insurance for such Property);

(k) Liens securing judgments not constituting an Event of Default under Section 8.01 or securing appeal or other surety bonds related to such judgments;

(l) Liens to secure the payment or performance of tenders, statutory obligations, surety bonds, bids, leases (other than Capital Leases), government contracts, trade contracts, performance and return of money bonds, insurance related obligations, utilities, contested Taxes and other obligations of a like nature (other than obligations to pay Debt);

(m) rights of setoff pursuant to any Contractual Obligation;

(n) Liens securing obligations in respect of any letter of credit, bank guarantee or similar instrument issued for the account of any Loan Party supporting any obligation (other than Debt) that is described in one of clause (b) through (m) of this definition;

(o) Liens or pledges of deposits of cash securing deductibles, self-insurance, co-payment, co-insurance, retentions, premiums or similar obligations to providers or Property, casualty, liability or other insurance in the ordinary course of business;

(p) Liens upon PV solar modules created by or as a result of the sale of such PV solar modules pursuant to the Offtake Contracts or Non-TUS Reducing Offtake Contracts;

(q) Liens upon 45X Credits (to the extent applicable) created by or as a result of the sale of such 45X Credits pursuant to a Transfer Contract;

(r) Liens securing obligations (other than Debt) in an aggregate principal amount not exceeding $2,000,000 at any time;

(s) that certain State Tax Lien, file number 202400134658, recorded on July 5, 2024 solely (i) until the first Disbursement Date and (ii) on and after the first Disbursement Date, to the extent that the Borrower has paid all amounts in connection with such Lien and has provided evidence reasonably satisfactory to the Lenders that it has taken all necessary measures to get such Lien removed from the record;

provided further that (x) any Lien described in clauses (c) through (e) shall not be “Permitted Liens” if any action to enforce such Lien has been commenced and, after the expiration of thirty (30) days following such commencement, the enforcement of such Lien is not stayed, and (y) no intention to subordinate the priority Lien granted in favor of the Secured Parties is to be hereby implied or expressed by the permitted existence of such Permitted Liens.

“Permitted Tax Distributions” means, with respect to any Tax year, so long as the Borrower is properly classified as a partnership for U.S. federal income Tax purposes and no Default or Event of Default has occurred and is continuing, distributions to the direct or indirect equity holders of the Borrower in an amount equal to (a) the sum of the highest marginal income Tax rates applicable to a corporation that is a Tax resident of New York, New York, multiplied by (b) the taxable income (including reasonable estimations thereof) of the Borrower, taking into account (i) any applicable losses, deductions or credits previously allocated to Trina Blocker or Holdings (or, in each case, any predecessor) that were not taken into account in determining previous amounts of Permitted Tax Distributions, (ii) any net operating loss carryforwards, (iii) the deductibility of state and local income Taxes (in the case of amounts described in subclauses (i) through (iii), to the extent such amounts can be used to reduce or offset taxable income or Taxes), and (iv) the character of the taxable income in question (long-term capital gain, qualified dividend income, etc.); provided that if the aggregate amount of such distributions for any Tax year exceeds the computation of Permitted Tax Distributions for such Tax year based on the items actually reflected in the Borrower’s annual U.S. federal income Tax filing for such Tax year, such excess shall reduce the amount of Permitted Tax Distributions for the immediately following Tax year.

“Person” means any natural person or any corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning specified in Section 10.01(d)(i).

“Pledge and Security Agreement” means the pledge and security agreement, dated as of the date hereof, among the Borrower, Holdings, Trina Blocker and the Collateral Agent.

“Pledged Debt” has the meaning specified in the Pledge and Security Agreement.

“Pledged Equity Interests” has the meaning specified in the Pledge and Security Agreement.

“Poly Supplier” means Hemlock Semiconductor Operations LLC.

“Poly Supply Agreement” means that certain Supply Agreement, dated as of July 31, 2024 by and between Poly Supplier and Borrower.

“Prepayment Notice” means a Prepayment Notice substantially in the form of Exhibit I.

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.

“Project” has the meaning specified in the preliminary statements of this Agreement.

“Project Costs” means all approved development costs, all costs, fees, Taxes and expenses related to the construction of the Project and the construction and start-up of the Project, including without limitation the costs of title review, design, engineering, structures, fixtures, equipment, supplies, labor, construction, development, permitting, and testing of the Project (including those incurred or committed to be incurred prior to or as of the Closing Date) and also including interest, fees and expenses (including any amounts used for initial funding of reserve accounts and initial working capital requirements plus initial inventory) and other financing fees (including any upfront fees owed to any Lender and advisors’ fees) and costs, Operating Expenses and applicable Taxes through the Conversion Date.

“Property” means any right or interest in or to any asset or property of any kind whatsoever (including Capital Stock), whether real, personal or mixed and whether tangible or intangible, for the avoidance of doubt, including rights of way.

“Prudent Industry Practice” means those practices, methods, techniques, specifications and standards of safety and performance, as they may be modified from time to time, that are customary in the business of manufacturing solar modules, in each case in the applicable region of operations and are engaged in by a reasonably prudent operator of assets such as the Project. Prudent Industry Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the region or as required by any law or Governmental Authority or standards setting agency.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Money Debt” means (a) Debt incurred to finance the acquisition, construction or improvement of fixed or capital assets (including the deferred purchase price thereof); provided that such Debt is incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction or improvement, and (b) extensions, renewals and replacements of any such Debt in a principal amount not exceeding the outstanding principal amount the Debt being extended, renewed or replaced plus accrued and unpaid interest thereon and any fees or expenses incurred by the Borrower in connection with such extension, renewal or replacement.

“QFC” has the meaning specified in Section 10.20(b).

“QFC Credit Support” has the meaning specified in Section 10.20.

“Qualified Solar Components” means “solar modules” as defined in Section 45X(c)(3)(B)(v) of the Internal Revenue Code and proposed United States Treasury Regulations Section 1.45X-3(b)(5) (as such proposed regulations are finalized, updated, modified, or superseded from time to time).

“Quarterly Date” means the last day of each March, June, September and December of each year (commencing on the first such date in Schedule 2.04) and the Maturity Date; provided that, if any such day is not a Business Day, the relevant Quarterly Date shall be the immediately preceding day that is a Business Day.

“Real Estate Asset” means, at any time of determination, any fee or leasehold interest of the Borrower in any real Property.

“Real Property Lease” means that certain Industrial Lease Agreement, dated as of September 8, 2023, by and between Landlord and Borrower, as amended.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Refinance” means, in respect of any Debt, (a) such Debt (in whole or in part) as extended, renewed, defeased, refinanced, replaced, refunded or repaid and (b) any other Debt issued in exchange or replacement for or to refinance such Debt (in whole or in part), whether with the same or different lenders, arrangers and/or agents and whether with a larger or smaller aggregate principal amount and/or a longer or shorter maturity, in each case to the extent permitted under the terms the Loan Documents. “Refinanced” and “Refinancing” shall have correlative meanings.

“Register” has the meaning specified in Section 10.04(c).

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time.

“Reinvestment Notice” means a written notice to the Administrative Agent and the Lenders executed by a Responsible Officer in connection with an Asset Sale, a Casualty Event or Event of Eminent Domain to the effect that (a) no Event of Default has occurred and is continuing and (b) the Borrower intends to reinvest all or a portion of the Net Cash Proceeds to repair or construct the Project.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material).

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Payment Date” means, in respect of any payment required to be made by the Borrower under any Loan Document, the next Quarterly Date that occurs after the date of receipt by the Borrower of the certificate or other notice specifying the amount due in accordance with this Agreement; provided that, if such certificate or other notice is received by the Borrower after the eighth Business Day of the calendar month immediately preceding the calendar month the last day of which is the next Quarterly Date, then the Relevant Payment Date shall be the Quarterly Date immediately following such next Quarterly Date.

“Remaining Equity Commitment” means, as of any date of determination, the difference of (a) the Sponsor Equity Commitment Cap (as defined in the Equity Contribution Agreement) minus (b) the cumulative amount of Base Equity Contributions and Accelerated Equity Contributions (each as defined in the Equity Contribution Agreement) made as of such date.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Required Insurance” has the meaning specified in Section 6.06(a).

“Required Lenders” means, at any time, Lenders owed or holding more than 50% of the sum of (without duplication) the aggregate principal amount of the Construction/Term Loans outstanding at such time; provided that, if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the aggregate principal amount of the Construction/Term Loans owing to such Lender (in its capacity as a Lender) and outstanding at such time.

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) the chief executive officer or chief financial officer of the Borrower, Holdings, TUS or the Sponsor, as applicable, if it has either such officer, and (b) the persons (whether officers of the Borrower, Holdings, TUS the Sponsor or another Affiliate of such Sponsor Party) that perform the functions of chief executive officer or chief financial officer with respect to the activities of the Borrower, Holdings or the Sponsor, as applicable.

“Responsible Officer Certification” means, with respect to the Borrower, Holdings, TUS or the Sponsor, as applicable, and the financial statements for which such certification is required, the certification of a Responsible Officer that such financial statements fairly present, in all material respects, the financial condition of the Borrower, Holdings, TUS or the Sponsor, as applicable, as at the dates indicated and the results of its operations and its cash flows for the periods indicated, subject to changes resulting from year-end audit adjustments and, in the case of unaudited financial statements, the absence of footnotes.

“Restoration Plan” means, with respect to any Casualty Event or Event of Eminent Domain, a plan to rebuild, repair, restore or replace the affected portion of the Project, submitted by the Borrower to the Lenders and the Independent Engineer no more than ninety (90) days following the occurrence of the applicable Casualty Event or Event of Eminent Domain and for which the Independent Engineer has provided a certificate reasonably acceptable to the Required Lenders certifying that such plan is technically feasible and that the amount of such Casualty Event Proceeds or Eminent Domain Proceeds, as applicable, is sufficient (together with any cash equity contributions actually made available to the Borrower from the Sponsor (as certified by a Responsible Officer)), in the opinion of the Independent Engineer, to complete such plan.

“Restricted Payment Conditions” means the conditions required to be satisfied as set forth in Section 7.08(a)(i)-(v) in order for the Borrower to make Restricted Payments.

“Restricted Payments” means:

(a) any dividend or other distribution (whether in cash, securities or other Property) with respect to or on account of any Capital Stock of the Borrower (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower) or to the direct or indirect holders of the Borrower’s Capital Stock in their capacity as such;

(b) any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock of the Borrower; or

(c) any payment on or with respect to, or repurchase, redeem, defease or otherwise acquire or retire for value any Debt of the Borrower that is contractually subordinated in right of payment to the Construction/Term Loans or to any Guarantees of the Construction/Term Loans.

“Retrofit EPC Contract” means that certain Agreement, dated as of September 15, 2023, by and between Borrower and Retrofit EPC Contractor, as supplemented by Amendment dated September 15, 2023 and as further supplemented by that certain Lump Sum Amendment, dated as of June 6, 2024, by and between the Borrower and the Retrofit EPC Contractor.

“Retrofit EPC Contractor” means Gray Construction, Inc.

“Revenue Account” has the meaning set forth in the Depositary Agreement.

“RWE” means RWE Investco EPC Mgmt, LLC.

“RWE Guaranty” means the Buyer Guaranty Agreement, dated as of October 13, 2023, by and between TUS and RWE Aktiengesellschaft.

“RWE Offtake Contract” means the Supply Contract, dated July 12, 2023, by and between TUS and RWE, as amended by the RWE Offtake Contract Amendment (following the execution and delivery thereof).

“RWE Offtake Contract Amendment” means that certain First Amendment to Supply Contract, dated on or prior to the first Disbursement Date, by and among TUS, TWE and the Borrower.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any generally recognized successor rating agency.

“Sale/Leaseback Transaction” means an arrangement relating to Property owned by any Loan Party whereby such Loan Party sells or transfers such Property to any Person and a Loan Party leases such Property, or other Property that it intends to use for substantially the same purpose or purposes as the Property sold or transferred, from such Person or its Affiliates.

“Sanctioned Country” means, at any time, a country or territory that is the subject of comprehensive Sanctions (as of the Closing Date, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Crimea region of Ukraine).

“Sanctioned Person” means, at any time, any Person: (a) listed in any Sanctions-related list of designated Persons maintained by any Sanctions Authority; (b) organized or resident in a Sanctioned Country; or (c) fifty percent (50%) or more owned, individually or in the aggregate, by any such Person or Persons described in the foregoing clause (a) or (b).

“Sanctions” means any and all economic and financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means: (a) the United States (including the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State); (b) the United Kingdom (including His Majesty’s Treasury); (c) the United Nations Security Council; and (d) the European Union.

“Secured Parties” means (a) the Agents and the Depositary Bank, (b) the Lenders, and (c) the Joint Lead Arrangers and (d) any Approved Hedge Counterparty party to an Interest Rate Hedge.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Borrowing” means, as to any Borrowing, the SOFR Construction/Term Loans comprising such Borrowing.

“SOFR Determination Day” has the meaning specified in clause (a) of the definition of “Daily Simple SOFR”.

“SOFR Loan” means a Loan that bears interest at a rate based on Daily Compounded SOFR.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvency Certificate” has the meanings specified in Section 4.01(c).

“Solvent” or “Solvency” means, with respect to any Person, that as of the date of determination, (a) the sum of such Person’s Debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s assets; (b) its capital is not unreasonably small in relation to its business as contemplated on the applicable date of determination; and (c) such Person has not incurred and does not intend to incur, or believe that it will incur, Debts beyond its ability to pay such Debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability after taking into account any reasonably expected reimbursements, contributions or indemnifications (irrespective of whether such contingent liabilities meet the criteria for accrual under GAAP).

“Sponsor” means Trina Solar Energy Development Pte. Ltd., a Singapore private limited company.

“Sponsor Party” means each Loan Party, the Warranty Provider, TUS (solely until the TUS’s commitment under the TUS Offtake Contract is reduced to zero), the IP Licensor and the Sponsor (solely until the Conversion Date).

“Subordinated Debt” shall mean unsecured Debt of a Person on terms and conditions which make the payment of principal and interest available only from funds which are available to be distributed as Restricted Payments when the conditions for the making of Restricted Payments have been satisfied and which debt complies with the terms of subordination set forth in Schedule 7.03(b) (Terms of Subordination). No such Debt of such Person shall constitute Subordinated Debt until such time as the relevant subordinated lender shall have assumed in writing all of the obligations applicable to a subordinated lender under and in accordance with this Agreement and any other relevant Loan Document.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Supported QFC” has the meaning specified in Section 10.20.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments or other charges in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Payments” has the meaning set forth in the Depositary Agreement.

“Texas Finance Code” has the meaning specified in Section 10.15.

“Title Company” means Fidelity National Title Insurance Company.

“Title Policy” means that certain policy of extended coverage ALTA mortgagee’s title insurance (or its local State law equivalent) applicable to the Mortgaged Property issued by the Title Company dated on or about the first Disbursement Date, including all amendments thereto, endorsements thereof and substitutions or replacements therefor.

“Transactions” means the Construction/Term Loans, the granting of Liens under the Collateral Documents, and the other transactions effected or to be effected under the Loan Documents.

“Transfer Contract” means a contract with an unrelated party (for purposes of Section 6418(a) of the Internal Revenue Code) to transfer 45X Credits pursuant to a Transfer Election.

“Transfer Election” means an election under Section 6418 of the Internal Revenue Code to transfer 45X Credits.

“Transfer Payments” means payments for 45X Credits made by a transferee of 45X Credits pursuant to Section 6418 of the Internal Revenue Code under a Transfer Contract.

“Trina Blocker” means Trina Solar US Manufacturing Module Associated Entity 1, LLC, a Texas limited liability company.

“TUS” means Trina Solar (U.S.), Inc., a Delaware corporation.

“TUS Offtake Contract” means the Supply Contract, dated as of the date hereof, by and between the Borrower and TUS.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Construction/Term Loans comprising such Borrowing, is determined by reference to Daily Compounded SOFR or Base Rate.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.20.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.13(f).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any filing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Collateral Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any filing statement relating to such perfection or effect of perfection or non-perfection.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UN SDG” has the meaning specified Section 11.01(b).

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “U.S.” mean the United States of America.

“Upfront Fee Letters” means each fee letter dated as of the date hereof between or among the Borrower and any Lender or any Affiliate of a Lender (but excluding the Agency Fee Letter).

“Warranty Provider” means Trina Solar Co., Ltd., a China corporation, and its successors.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Computation of Time Periods; Other Definitional Provisions.

(a) The meanings set forth for defined terms in this Article I or in any other Loan Document shall be equally applicable to both the singular and plural forms of the terms defined and the masculine, feminine or neuter gender shall include all genders.

(b) In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

(c) In the Loan Documents, the word “including” shall be deemed to be mean “including without limitation” and the word “or” is not exclusive.

(d) Unless the context otherwise requires, references in the Loan Documents to any agreement, contract or document shall mean and be a reference to such agreement, contract or document as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms and the terms of the Loan Documents.

(e) Unless the context otherwise requires, the words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(f) References in any Loan Document to any statute, decree, regulation or other applicable law shall be construed as a reference to such statute, decree, regulation or other applicable law as re-enacted, redesignated, amended or extended from time to time, except as otherwise provided in such Loan Document.

(g) Reference to any Person or Persons shall be construed as a reference to any successors (including by merger) or assigns of such Person or Persons to the extent permitted under the Loan Documents.

(h) References to any condition or representation by any Person being to the best of such Person’s knowledge shall be deemed to be to the best of such Person’s knowledge after reasonable inquiry, except that any notice required to be given upon a Person having knowledge of any event or condition shall be deemed to be a reference to such Person’s actual knowledge thereof.

(i) References to any Material Contract shall be construed as a reference to such Material Contract as amended, supplemented or otherwise modified from time to time, to the extent such amendment, supplement or modification is permitted pursuant to this Agreement or otherwise as approved pursuant to Section 7.23.

Section 1.03. Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP or the application thereof would affect the computation of any financial ratio, covenant, basket, requirement or other provision set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Lenders and the Borrower shall negotiate in good faith to amend such ratio, basket, requirement or other provision to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders not to be unreasonably withheld, conditioned or delayed); provided that, until so amended, such ratio, covenant, basket, requirement or other provision shall continue to be computed in accordance with GAAP or the application thereof prior to such change therein.

Section 1.04. Certifications, Etc. All certifications, notices, declarations, representations, warranties and statements made by any officer, director, employee or other representative of any Loan Party, or any Affiliate thereof, pursuant to or in connection with this Agreement shall be made in such Person’s capacity as officer, director, employee or representative on behalf of such Loan Party or Affiliate and not in such Person’s individual capacity.

Section 1.05. Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Benchmark, any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate or the Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Article II
AMOUNTS AND TERMS OF THE CONSTRUCTION/TERM LOANS

Section 2.01. The Construction/Term Loans.

(a) Each Lender severally agrees, on the terms and conditions hereinafter set forth, from time to time during the Construction/Term Loan Availability Period to make Construction/Term Loans to the Borrower on each Disbursement Date in an amount not to exceed such Lender’s Construction/Term Loan Commitment at such time and $235,000,000 in the aggregate for all Construction/Term Loans.

(b) Amounts borrowed under this Section 2.01 and repaid or prepaid may not be re-borrowed. Construction/Term Loans may be Base Rate Construction/Term Loans or SOFR Construction/Term Loans, as further provided herein.

Section 2.02. Making the Construction/Term Loans.

(a) Each Loan shall be made as part of a Borrowing consisting of Construction/Term Loans of the same Type made by the Lenders ratably in accordance with their respective Construction/Term Loan Commitments.

(b) Subject to Section 2.19, each Borrowing shall be comprised entirely of Base Rate Construction/Term Loans or SOFR Construction/Term Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Each Borrowing shall be made on prior notice by the Borrower to the Administrative Agent given not later than 12:00 noon (New York City time) no less than (x) in the case of a SOFR Borrowing, three (3) U.S. Government Securities Business Days prior to the date of the requested Borrowing or (y) in the case of an Base Rate Borrowing, one Business Day prior to the date of the requested Borrowing, and the Administrative Agent shall give to each Lender prompt notice thereof by electronic communication. Each such notice of Borrowing (a “Funding Notice”) shall be made in writing (including by electronic communication) in substantially the form of Exhibit C-1, specifying therein the requested:

(i) date of such Borrowing;

(ii) Type of Construction/Term Loans comprising such Borrowing;

(iii) aggregate amount of such Borrowing which shall be not in excess of the Construction/Term Loan Commitments on the requested date of Borrowing and shall be in an aggregate principal amount of at least one million Dollars ($1,000,000) if less, the remaining amount of the Construction/Term Loan Commitment.; and

(iv) in the case of any Borrowing consisting of SOFR Construction/Term Loans, the initial Interest Period for each such Loan;

provided, the Borrower may request no more than one (1) Borrowing during any thirty (30) day period.

Each Lender shall, before 12:00 noon (New York City time) on the date of such Borrowing, make available by wire transfer for the account of its applicable lending office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing, in accordance with its Commitments. After the Administrative Agent’s receipt of such funds and upon fulfillment or waiver of the applicable conditions set forth in Article IV, the Administrative Agent will deposit the proceeds of the Construction/Term Loans into the Construction Account.

(d) Unless the Administrative Agent shall have received notice from any Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (a) above and the Administrative Agent may in reliance upon such assumption (but in no event shall it be obligated to), make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such date of Borrowing until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from the date of such Borrowing until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Construction/Term Loans.

(e) The failure of any Lender to make any Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Construction/Term Loans on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make any Construction/Term Loans to be made by such other Lender on the date of any Borrowing. Nothing in this Section 2.02 shall prejudice any rights that the Borrower may have against a Defaulting Lender.

Section 2.03. Conversion Date.

(a) Subject to the satisfaction of the conditions precedent set forth in Section 4.03 or the waiver of such conditions precedent in accordance with Section 10.03, the Borrower shall deliver to the Administrative Agent and the Lenders an appropriately completed Notice of Conversion, which shall specify, among other things, the proposed Conversion Date, which shall be a Business Day no later than the Date Certain.

(b) The Borrower shall deliver the Notice of Conversion in writing to the Administrative Agent and the Lenders by hand delivery or electronic means not later than 12:00 p.m., New York City time, five (5) U.S. Government Securities Business Days before the proposed Conversion Date.

(c) The Borrower shall notify the Administrative Agent and the Lenders in writing if, at any time prior to the actual Conversion Date, any of the matters set forth in a Notice of Conversion is no longer true, correct and complete as of the Conversion Date, and upon the Conversion Date the Borrower shall be deemed to have re-certified each of the matters set forth in such Notice of Conversion.

Section 2.04. Repayment of Construction/Term Loans

(a) The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders, commencing with the first Quarterly Date following the Conversion Date and on each subsequent Quarterly Date, a principal amount of the Construction/Term Loans (which amounts shall be reduced as a result of the application of prepayments in accordance with Section 2.05) as set forth on Schedule 2.04, together in each case with accrued and unpaid interest to but excluding the date of such payment.

(b) To the extent not previously paid, all Construction/Term Loans shall be due and payable on the Maturity Date together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

Section 2.05. Prepayments; Reduction or Termination of Commitments.

(a) Optional.

(i) Subject to Section 2.05(c), the Borrower may, upon at least three (3) Business Days’ prior written notice to the Administrative Agent in substantially the form of Exhibit I, elect to prepay any Borrowings, in whole or ratably in part, together with accrued and unpaid interest to the date of such prepayment on the aggregate principal amount prepaid; provided that (A) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $ 500,000 in excess thereof, (B) if any prepayment of a SOFR Loan is made on a date other than the last day of an Interest Period for such Loan, the Borrower shall also pay any amounts owing pursuant to Section 10.02(e) and (C) if such notice is conditioned upon a Refinancing in respect of all or a portion of the Construction/Term Loans or any other event, then the Borrower may revoke such notice at any time if such condition is not satisfied.

(ii) Notice required to be given under this paragraph (a) must be given by 12:00 noon (New York City time) on the date required.

(b) Mandatory.

(i) Asset Sales. If the Borrower receives any Net Cash Proceeds in respect of Asset Sales that result in Net Cash Proceeds exceeding, in the aggregate since the Closing Date, $5,000,000, then, within five (5) Business Days thereafter the Borrower shall apply an amount equal to the amount of such excess to prepay the Construction/Term Loans; provided that, at the election of the Borrower (as notified by the Borrower to the Administrative Agent and the Lenders by delivery of a Reinvestment Notice within five (5) Business Days after the date receipt of such proceeds), the Borrower may reinvest all or any portion of such Net Cash Proceeds, not to exceed $5,000,000 in the aggregate for all reinvestments of Net Cash Proceeds resulting from any Asset Sales without the prior written approval of the Required Lenders, in additional Project related assets so long as (x) no Default or Event of Default shall have occurred and be continuing and (y) within one hundred eighty (180) days after the receipt of such Net Cash Proceeds (or such longer period approved in writing by the Required Lenders) such reinvestment shall have been consummated (in each case, as certified by the Borrower in writing to the Administrative Agent and the Lenders); provided, further, that any Net Cash Proceeds received by the Borrower in excess of the first $5,000,000 in the aggregate since the Closing Date not so reinvested shall be immediately applied to the prepayment of the Construction/Term Loans as set forth in this Section 2.05(b).

(ii) Debt. If the Borrower incurs any Debt (other than Debt permitted to be incurred under Section 7.03), the Borrower shall, immediately upon such Loan Party’s receipt of any Debt Proceeds, apply an amount equal to such Debt Proceeds to prepay the Borrowings.

(iii) Insurance Proceeds and Eminent Domain Proceeds. If the Borrower receives any Insurance Proceeds or Eminent Domain Proceeds in respect of any Casualty Event or Event of Eminent Domain in excess of $5,000,000 in the aggregate since the Closing Date, then, within five (5) Business Days thereafter the Borrower shall apply an amount equal to the amount of such Insurance Proceeds or Eminent Domain Proceeds, as the case may be, so received to prepay the Construction/Term Loans; provided, that, at the election of the Borrower (as notified by the Borrower to the Administrative Agent and the Lenders by delivery of a Reinvestment Notice within five (5) Business Days after the date receipt of such proceeds), the Borrower may reinvest all or any portion of such Insurance Proceeds or Eminent Domain Proceeds, as the case may be, in additional Project related assets so long as (w) in the event that the amount of such Insurance Proceeds or Eminent Domain Proceeds exceeds $10,000,000, such reinvestment shall be consummated in accordance with a Restoration Plan, (x) in the event that the amount of such Insurance Proceeds or Eminent Domain Proceeds exceeds $25,000,000, such reinvestment shall be approved by the Required Lenders, (y) no Default or Event of Default shall have occurred and be continuing and (z) within one hundred eighty (180) days after the receipt of such Insurance Proceeds or Eminent Domain Proceeds, as the case may be (or such longer period contemplated by the Restoration Plan or approved in writing by the Required Lenders), such reinvestment shall have been consummated in accordance with the Restoration Plan, as applicable (as certified by the Borrower in writing to the Administrative Agent and the Lenders); provided further, that any such Insurance Proceeds or Eminent Domain Proceeds in excess of $5,000,000 in the aggregate since the Closing Date not so reinvested shall (in the case of Insurance Proceeds, solely to the extent permitted by the applicable insurance policy(ies) relating to such Insurance Proceeds), be immediately applied to the prepayment of the Construction/Term Loans as set forth in this Section 2.05(b).

(iv) [Reserved]

(v) Termination Fee; Liquidated Damages. If the Borrower receives a termination fee or performance liquidated damages under any Material Contract in excess of $5,000,000 in the aggregate since the Closing Date, then, within five (5) Business Days thereafter the Borrower shall apply an amount equal to the amount of Net Cash Proceeds so received to prepay the Construction/Term Loans.

(vi) Prepayment Under Offtake Contract. In the event that, at any time following the Construction/Term Loan Availability Period, the Borrower executes any Acceptable Additional Third Party Offtake Contract and TUS provides written notice to the Borrower within 30 days following the execution and delivery of such Acceptable Additional Third Party Offtake Contract that the “Committed Solar Volumes” (as defined in the TUS Offtake Contract) will be reduced by the purchase volumes under such Acceptable Additional Third Party Offtake Contract and the Borrower receives any “Production Reservation Fee” (or any similar or equivalent term, howsoever defined) under and as defined in such Acceptable Additional Third Party Offtake Contract or any other amounts constituting a deposit to be applied against the “Purchase Price” (or any similar or equivalent term, howsoever defined) under and as defined in such Acceptable Additional Third Party Offtake Contract, then, within five (5) Business Days thereafter, the Borrower shall apply the amount so received to prepay the Construction/Term Loans.

(vii) Distribution Block. Following the Conversion Date, if the Borrower has failed to satisfy the Restricted Payment Conditions for a period of six (6) consecutive quarters, the Borrower shall immediately apply an amount equal to one hundred percent (100%) of the amount on deposit in the Distribution Reserve Account to prepay the Construction/Term Loans.

(c) General.

(i) All prepayments shall be made together with accrued and unpaid interest to the date of such prepayment on the principal amount prepaid and to pay any breakage costs payable pursuant to Section 10.02(e).

(ii) Each prepayment of the Construction/Term Loans pursuant to Section 2.05(a) shall be applied to reduce the remaining installments of the Construction/Term Loans payable pursuant to Section 2.04 (which may include the installment due on the Maturity Date) as determined by the Borrower. The Borrower and the Required Lenders shall agree on a revision of Schedule 2.04 showing the effect of such prepayment.

(iii) Any prepayment made pursuant to Section 2.05(b) shall be applied (A) ratably to the Construction/Term Loans and (B) pro rata across the remaining maturities set forth in Schedule 2.04 (including the amount set forth in Schedule 2.04 due and payable on the Maturity Date).

(iv) Any prepayment of the Construction/Term Loans under this Agreement shall be accompanied by a reduction by the Borrower of its exposure and obligations under the Interest Rate Hedges then in effect as provided in Section 6.21.

(d) Reduction or Termination of Commitments.

(i) Scheduled Termination. Unless previously terminated, the Construction/Term Loan Commitments shall terminate on the last day of the Construction/Term Loan Availability Period.

(ii) Voluntary Termination or Reduction. Upon at least five (5) Business Days’ prior written notice to the Administrative Agent, the Borrower shall have the right, at any time or from time to time, without premium or penalty to terminate the Construction/Term Loan Commitments in whole, or reduce it in part, in integral multiples of $1,000,000, provided that each such reduction shall apply proportionately to permanently reduce the Construction/Term Loan Commitments of each Lender; provided, further, that the Borrower shall not be permitted to terminate the Construction/Term Loan Commitments, in whole or in part, unless a Responsible Officer of the Borrower has certified to the Administrative Agent, and the Independent Engineer has confirmed in writing, that (x) the funds under the cancelled Construction/Term Loan Commitments are not necessary to achieve COD by no later than the Date Certain and (y) no Default or Event of Default would occur as a result of such termination or reduction.

(iii) Reduction of TUS Commitment Under the TUS Offtake Contract. In the event that, at any time following the Construction/Term Loan Availability Period, the Borrower executes any Acceptable Additional Third Party Offtake Contract and TUS provides written notice to the Borrower within 30 days following the execution and delivery of such Acceptable Additional Third Party Offtake Contract that the “Committed Solar Volumes” (as defined in the TUS Offtake Contract) will be reduced by the purchase volumes under such Acceptable Additional Third Party Offtake Contract and the Borrower receives any “Production Reservation Fee” (or any similar or equivalent term, howsoever defined) under and as defined in such Acceptable Additional Third Party Offtake Contract or any other amounts constituting a prepayment of the “Purchase Price” (or any similar or equivalent term, howsoever defined) under and as defined in such Acceptable Additional Third Party Offtake Contract, then (A) any remaining amount after the mandatory prepayment required pursuant to Section 2.05(b)(vi) shall be deposited into the Construction Account and applied to the payment of Project Costs and (B) the Construction/Term Loan Commitments shall be reduced by such amount.

(e) Prepayment Dates. No prepayment of a SOFR Loan hereunder shall be made on any day that is not a U.S. Government Securities Business Day, and if any prepayment to be made by the Borrower shall fall due on a day that is not a U.S. Government Securities Business Day, payment shall be made on the next succeeding U.S. Government Securities Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 2.06. Interest.

(a) Except as otherwise set forth herein, each Type of Loan shall bear interest on the unpaid principal amount thereof as follows: (i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; and (ii) if a SOFR Loan, at Daily Compounded SOFR plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any SOFR Loan, shall be selected by the Borrower and notified to the Administrative Agent pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.

(c) In connection with SOFR Construction/Term Loans there shall be no more than five (5) Interest Periods outstanding at any time. In the event the Borrower (i) fails to specify between Base Rate Construction/Term Loans or SOFR Construction/Term Loans in the applicable Funding Notice or Conversion/Continuation Notice, or (ii) fails to specify an Interest Period for any SOFR Construction/Term Loans in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected Base Rate Construction/Term Loans. As soon as practicable on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the SOFR Construction/Term Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof to the Borrower and each Lender.

(d) Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears (i) (A) in the case of each Base Rate Loan, on each Quarterly Date with respect to interest accrued to such Quarterly Date, commencing with the Quarterly Date following the Closing Date and (B) in the case of each SOFR Loan, on the last day of the applicable Interest Period (and in the case of an Interest Period longer than three months, also on each Quarterly Date occurring prior to the last day of such Interest Period) with respect to interest accrued to such date; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) on the Maturity Date.

Section 2.07. Conversion/Continuation of Construction/Term Loans. The Borrower may, on any Business Day, upon provision of a Conversion/Continuation Notice to the Administrative Agent not later than 12:00 noon (New York City time) on (x) in the case of a Conversion to a Base Rate Loan, the Business Day prior to the date of the proposed Conversion (but not less than three (3) U.S. Government Securities Business Days prior to the last day of the Interest Period of the SOFR Loan to be Converted) and (y) in the case of a Conversion to, or a continuation of, a SOFR Loan, the third U.S. Government Securities Business Day prior to the date of the proposed Conversion or continuation, and subject to the provisions of Section 10.02(e), Convert all or any portion of the Construction/Term Loans of one Type comprising the same Borrowing into Construction/Term Loans of the other Type, or, upon the expiration of any Interest Period applicable to any SOFR Loan, to continue all or a portion of that amount as a SOFR Loan; provided that (i) any Conversion of Base Rate Construction/Term Loans into SOFR Construction/Term Loans shall be in an amount not less than $5,000,000 and integral multiples of $500,000 in excess of that amount, (ii) each Conversion of Construction/Term Loans comprising part of the same Borrowing shall be made ratably among the Lenders in accordance with their Construction/Term Loans included in such Borrowing and (iii) so long as any Event of Default has occurred and is continuing, no Base Rate Loan may be Converted to a SOFR Loan, and no outstanding SOFR Loan may be continued as a SOFR Loan (and shall be Converted to a Base Rate Loan at the end of its current Interest Period), in each case if the Administrative Agent (acting on instructions from the Required Lenders) notifies the Borrower that the foregoing provisions of this clause (iii) apply.

Section 2.08. Promissory Notes; Register.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Construction/Term Loans owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a Note payable to such Lender in a principal amount equal to the Construction/Term Loans of such Lender. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 10.04(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Construction/Term Loans comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to paragraph (b) above shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower, under this Agreement, absent manifest error; provided that the failure of the Administrative Agent to make an entry, or any finding that an entry is incorrect, which, in either case, shall be promptly corrected, in the Register shall not limit or otherwise affect the obligations of the Borrower under this Agreement; provided, further, that if any account maintained by any Lender is inconsistent with the Register, the Register shall prevail.

Section 2.09. Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.01(a), to the fullest extent permitted by applicable law, the amount of any principal, interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender that is not paid when due shall bear interest from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above (a) in the case of overdue principal of, or (if the related Loan is outstanding) interest on, a Loan, the rate of interest applicable to such Loan pursuant to Section 2.06 or (b) in the case of other overdue amounts, the rate per annum applicable to Base Rate Construction/Term Loans pursuant to Section 2.06. Payment or acceptance of the increased rates of interest provided for in this Section 2.09 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Agent or any Lender.

Section 2.10. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender having Construction/Term Loan Commitments a commitment fee, which shall accrue at a rate per annum equal to 0.75% on the average daily unused amount of the Construction/Term Loan Commitment of such Lender during the period from and including the Closing Date to but excluding the date such Commitment terminates (or if such Commitment is cancelled or expired prior to such date, on the date of such cancellation or expiration). All commitment fees shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in the case of a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to the Construction/Term Loan Commitments, a Lender’s Construction/Term Loan Commitment shall be deemed to be used to the extent of such Lender’s outstanding Construction/Term Loans. Accrued commitment fees shall be due and payable in arrears on each Quarterly Date, commencing on the first such date to occur after the Closing Date.

(b) The Borrower shall pay (A) to each Agent, for their respective own accounts, such fees as are set forth in the Agency Fee Letter and (B) to each applicable Lender for its own account such fees as are set forth in the applicable Upfront Fee Letter.

Section 2.11. Increased Costs, Etc.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its Construction/Term Loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Construction/Term Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered. Notwithstanding the foregoing, no Lender shall be entitled to request any payment pursuant to Section 2.11(a)(ii) unless such Lender is generally demanding payment under comparable provisions of its similar agreements with similarly situated borrowers.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital adequacy or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Construction/Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) above and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate on the Relevant Payment Date.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 or Section 2.13 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.11 or Section 2.13 for any costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies the Borrower of such Lender’s claim therefor (except that, if the Change in Law or other circumstance giving rise to such claim is retroactive, then the six (6)-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.12. Payments and Computations.

(a) The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off, not later than 11:00 a.m. (New York City time) on the day when due in Dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender, to such Lenders for the account of their respective applicable lending offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its applicable lending office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 10.04(c), from and after the effective date of such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c) All computations of interest for Base Rate Construction/Term Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed (including the first day but excluding the last day; provided that, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on such Loan). Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, if any; provided that, if such extension would cause payment of interest on or principal of SOFR Construction/Term Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may in reliance upon such assumption (but in no event shall it be obligated to) cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f) If the Administrative Agent receives funds for application to the Obligations of the Borrower under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Construction/Term Loans to which, or the manner in which, such funds are to be applied, the Administrative Agent shall apply such funds ratably to pay any Obligations that are then due and payable and, in the case of any such funds remaining after such Obligations (if any) are paid, the Administrative Agent may (subject to the consent of the Borrower, unless an Event of Default has occurred and is continuing), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s pro rata share of the aggregate principal amount of all Construction/Term Loans outstanding at such time in repayment or prepayment of such of the outstanding Construction/Term Loans or other Obligations then owing to such Lender, and for application to such principal repayment installments thereof, in inverse order of maturity.

(g) The Administrative Agent may deem any payment by or on behalf of the Borrower under this Agreement that is not made in same day funds prior to 12:00 noon (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds and (ii) the applicable next Business Day. The Administrative Agent shall give prompt notice to the Borrower and each Lender if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.01. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.09 from the date such amount was due and payable until the date such amount is paid in full.

(h) If an Event of Default shall have occurred and not otherwise been waived and the maturity of the Construction/Term Loans shall have been accelerated pursuant to Section 8.01, Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Construction/Term Loans and other Obligations and any proceeds of Collateral, and all payments or proceeds received by the Agents hereunder in respect of any of the Construction/Term Loans or other Obligations of the Borrower shall be applied in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agents and amounts payable under Section 2.11 or 2.13) payable to the Agents in their respective capacities as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Secured Parties (other than the Agents) (including fees, charges and disbursements of counsel to the respective Secured Parties arising under the Loan Documents and amounts payable under Section 2.11 or 2.13) or pursuant to the Upfront Fee Letters, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to (x) payment of that portion of the Obligations constituting accrued and unpaid interest on the Construction/Term Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (x) payable to them and (y) payment of any Ordinary Course Settlement Payments (excluding in all events any Termination Payments) under the Interest Rate Hedge, ratably among each Approved Hedge Counterparty party to an Interest Rate Hedge in proportion to the respective amounts described in this clause (y) held by them pro rata among clauses (x) and (y) above;

Fourth, to (x) payment of that portion of the Obligations constituting unpaid principal of the Construction/Term Loans ratably among the Lenders in proportion to the respective amounts described in this clause (x) payable to them and (y) Termination Payments then owing under any Interest Rate Hedge ratably among each Approved Hedge Counterparty party to an Interest Rate Hedge in proportion to the respective amounts described in this clause (y) held by them pro rata among clauses (x) and (y) above;

Fifth, to payment other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Fifth payable to them; and

Sixth, to whomsoever shall be legally entitled thereto.

Notwithstanding the foregoing, Obligations arising under Interest Rate Hedges shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Approved Hedge Counterparty. Each Approved Hedge Counterparty not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

Section 2.13. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section 2.13) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. The applicable Withholding Agent shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the applicable Recipient to whom it is making the payment and, in addition, shall also notify the Borrower, the Administrative Agent and the other Lenders.

(b) Payment of Other Taxes by the Borrower. Without duplication of amounts paid under Section 2.13(a), the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrower. Without duplication of amounts paid under Section 2.13(a), the Borrower shall indemnify each Recipient, by the tenth (10th) day after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.13, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B), (ii)(D), and (ii)(E) of this Section 2.13(f)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person (or disregarded as separate from any such person for U.S. federal income Tax purposes) shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), copies of executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, copies of executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, copies of executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(2) copies of executed IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) copies of executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, copies of executed IRS Form W-8IMY, accompanied by copies of executed IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-9, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), copies of any other executed form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(D) if a payment made to a Lender (or the Administrative Agent) under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender (or the Administrative Agent, as applicable) were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender (or the Administrative Agent, as applicable) shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender (or the Administrative Agent, as applicable) has complied with such Lender’s (or the Administrative Agent’s, as applicable) obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement;

(1) Subject to paragraph (3) below, each Lender (or the Administrative Agent) shall, within ten Business Days of a reasonable request by another party:

1) confirm to that other party whether it is:

a) a FATCA Exempt Party; or

b) not a FATCA Exempt Party;

2) supply to that other party such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other party’s compliance with FATCA;

3) supply to that other party such forms, documentation and other information relating to its status as that other party reasonably requests for the purposes of that other party’s compliance with any other law, regulation, or exchange of information regime.

(2) If a Lender (or the Administrative Agent) confirms to another party pursuant to paragraph (1) clause 1) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, such Lender (or the Administrative Agent) shall reasonably promptly notify that other party.

(3) Paragraph (1) above shall not oblige any Lender to do anything, and paragraph (1) clause 3) above shall not oblige any other party to do anything, which would or might in its reasonable opinion constitute a breach of:

1) any law or regulation;

2) any fiduciary duty; or

3) any duty of confidentiality.

(4) If a Lender (or the Administrative Agent) fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with this Section 2.13(f)(ii)(D) (including, for the avoidance of doubt, where paragraph (3) above applies), then such Lender (or the Administrative Agent) shall be treated for the purposes of the Loan Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information; and

(E) on or before the date on which HSBC Bank USA, N.A. (and any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower copies of executed (i) IRS Form W-9, or (ii) IRS Form W-8ECI with respect to any payments to be received on its own behalf and IRS Form W-8IMY (certifying that it is either a “qualified intermediary” within the meaning of Section 1.1441-1(e)(5) of the United States Treasury Regulations that has assumed primary withholding obligations under the Internal Revenue Code, including Chapters 3 and 4 of the Internal Revenue Code, or a “U.S. branch” within the meaning of Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations that is treated as a U.S. Person (or disregarded as separate from any such person for U.S. federal income Tax purposes) for purposes of withholding obligations under the Internal Revenue Code) for the amounts the Administrative Agent receives for the account of others.

Each Lender and the Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Certain FATCA Matters. The Administrative Agent shall resign in accordance with Section 9.06 (and, to the extent applicable, shall use reasonable endeavors to appoint a successor Administrative Agent pursuant to Section 9.06) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Administrative Agent under the Loan Documents, either:

(i) the Administrative Agent fails to comply with Section 2.13(f)(ii)(D) and a Lender reasonably believes that the Administrative Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii) the information supplied by the Administrative Agent pursuant to Section 2.13(f)(ii)(D) indicates that the Administrative Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii) the Administrative Agent notifies the Borrower and the Lenders that the Administrative Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Withholding Agent will be required to make a FATCA Deduction that would not be required if the Administrative Agent were a FATCA Exempt Party, and that Lender, by notice to the Administrative Agent, requires it to resign.

Section 2.14. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Construction/Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender (acting reasonably), such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.13, as the case may be, in the future; provided that such designation is made on terms that, in the judgment of such Lender (acting reasonably), would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. (x) If (1) any Lender requests compensation under Section 2.11, (2) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, or (3) any Lender gives a notice pursuant to Section 2.19, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.14(a) that eliminates any such claim for compensation or payment of Indemnified Taxes or other amounts or eliminates the need for the notice pursuant to Section 2.19, as the case may be, or (y) if any Lender (1) is a Defaulting Lender or (2) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained therefor), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11 or 2.13) and obligations under this Agreement and the related Loan Documents (other than any Interest Rate Hedge) to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.04;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Construction/Term Loans, accrued interest thereon and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 10.02(e)) from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of Section 2.14(b)(y)(2) above, the replacement Lender shall have consented to the amendment, supplement, modification, consent or waiver to which the replaced Lender did not consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.15. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section 2.15 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 2.16. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and in Section 10.03.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8.01 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 2.15 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Construction/Term Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Construction/Term Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Construction/Term Loans of such Defaulting Lender until such time as all Construction/Term Loans are held by the Lenders pro rata (determined based upon the principal amount of the Construction/Term Loans that each Lender would hold if such Defaulting Lender had not become a Defaulting Lender). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this clause (ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Commitment. No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Construction/Term Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Construction/Term Loans to be held pro rata (determined based upon the principal amount of the Construction/Term Loans that each Lender would hold if such Defaulting Lender had not become a Defaulting Lender) by the Lenders, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.17. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Construction/Term Loans or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Construction/Term Loans and accrued interest thereon or other such Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Construction/Term Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Construction/Term Loans and other amounts owing them; provided that:

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section 2.17 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Construction/Term Loans to any assignee or participant, other than (except for assignments permitted by Section 10.04(b)(v)) to the Borrower (as to which the provisions of this Section 2.17 shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.18. [Reserved]

Section 2.19. Illegality. If any Lender determines that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Construction/Term Loans whose interest is determined by reference to SOFR or Daily Compounded SOFR, or to determine or charge interest based upon SOFR, Daily Compounded SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make SOFR Construction/Term Loans, and any right of the Borrower to continue SOFR Construction/Term Loans or to convert Base Rate Construction/Term Loans to SOFR Construction/Term Loans, shall be suspended, and (b) the interest rate on which Base Rate Construction/Term Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”, in each case until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Construction/Term Loans to Base Rate Construction/Term Loans (the interest rate on which Base Rate Construction/Term Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Construction/Term Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Construction/Term Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.22.

Section 2.20. Inability to Determine Rates. Subject to Section 2.21, if, as of any date:

(a) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Daily Compounded SOFR” cannot be determined pursuant to the definition thereof, or

(b) the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Daily Compounded SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Construction/Term Loans, and any right of the Borrower to continue SOFR Construction/Term Loans or to convert Base Rate Construction/Term Loans to SOFR Construction/Term Loans, shall be suspended (to the extent of the affected SOFR Construction/Term Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Construction/Term Loans (to the extent of the affected SOFR Construction/Term Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Construction/Term Loans in the amount specified therein and (ii) any outstanding affected SOFR Construction/Term Loans will be deemed to have been converted into Base Rate Construction/Term Loans immediately. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.22. Subject to Section 2.21, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Daily Simple SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Construction/Term Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

Section 2.21. Benchmark Replacement Setting.

(a) Benchmark Replacement.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.21(a)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii) No Interest Rate Hedge shall constitute a “Loan Document” for purposes of this Section 2.21.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.21(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.21, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.21.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Daily Compounded SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Construction/Term Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Construction/Term Loans and (ii) any outstanding affected SOFR Construction/Term Loans will be deemed to have been converted into Base Rate Construction/Term Loans immediately. During a Benchmark Unavailability Period, the component of Base Rate based upon Daily Simple SOFR will not be used in any determination of Base Rate.

Section 2.22. Compensation for Losses. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.14(b), then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.23. Interest Elections.

(a) Elections by Borrower for Borrowings. Subject to Section 2.02, the Construction/Term Loans comprising each Borrowing initially shall be of the Type specified in the applicable Funding Notice and, in the case of a SOFR Borrowing, shall have the Interest Period specified in such Funding Notice. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a SOFR Borrowing, may elect the Interest Period therefor, all as provided in this Section 2.23. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Construction/Term Loans comprising such Borrowing, and the Construction/Term Loans comprising each such portion shall be considered a separate Borrowing.

(b) Notice of Elections. Each such election pursuant to this Section 2.23 shall be made upon the Borrower’s irrevocable notice to the Administrative Agent. Each such notice shall be in the form of a written Interest Election Request, appropriately completed and signed by a Responsible Officer of the Borrower and must be received by the Administrative Agent not later than the time that a Funding Notice would be required under Section 2.02(c) if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.

(c) Content of Interest Election Requests. Each Interest Election Request pursuant to this Section 2.23 shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a U.S. Government Securities Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing or SOFR Borrowing; and

(iv) if the resulting Borrowing is a SOFR Borrowing, the Interest Period therefor after giving effect to such election.

(d) Notice by Administrative Agent to Lenders. The Administrative Agent shall advise each applicable Lender of the details of an Interest Election Request and such Lender’s portion of such resulting Borrowing no less than one Business Day before the effective date of the election made pursuant to such Interest Election Request.

(e) Failure to Make an Interest Election Request; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period therefor, then, unless such SOFR Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected that such SOFR Borrowing shall automatically be converted to a Base Rate Borrowing at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid as provided herein, each SOFR Borrowing shall automatically be converted to a Base Rate Borrowing at the end of the Interest Period therefor.

Article III
[Reserved]

Article IV
CONDITIONS PRECEDENT

Section 4.01. Conditions Precedent to Closing Date. The occurrence of the Closing Date is subject to the satisfaction of the conditions set forth below, each of which shall be in form and substance satisfactory to each Lender (unless, in each case, waived by each Lender in accordance with Section 10.03):

(a) Loan Documents. The Administrative Agent and the Lenders shall have received the following, each dated as of the Closing Date, in form and substance satisfactory to the Administrative Agent and the Lenders:

(i) Credit Agreement. This Agreement, duly executed and delivered by the Borrower, the Administrative Agent, the Collateral Agent and the Lenders party hereto;

(ii) Notes. To the extent requested by any Lender pursuant to the terms of Section 2.08, one or more Notes payable to such Lender, duly executed and delivered by the Borrower;

(iii) Fee Letters. The Agency Fee Letter and the Upfront Fee Letters, duly executed and delivered by the Borrower, the Administrative Agent, the Collateral Agent and Lenders, as applicable, party thereto;

(iv) Equity Contribution Agreement. The Equity Contribution Agreement, duly executed and delivered by the Sponsor, the Borrower and the Collateral Agent;

(v) Depositary Agreement. The Depositary Agreement, duly executed and delivered by the Borrower, the Collateral Agent and the Depositary Bank;

(vi) Pledge and Security Agreement. The Pledge and Security Agreement, duly executed and delivered by the Borrower, Holdings, Trina Blocker and the Collateral Agent; and

(vii) Direct Agreements. A Direct Agreement with respect to the TUS Offtake Contract, the Poly Supply Agreement, the Intercompany Supply Agreement, the Intercompany Poly Supply Agreement, the Administrative Services Agreements, the Marketing Services Agreement and the IP License Agreements, duly executed and delivered by the Borrower, the applicable Material Contract Counterparty and the Collateral Agent; and

(viii) Local Account DACA (HSBC). The Local Account DACA (HSBC), duly executed and delivered by the Collateral Agent, the Local Account Bank and the Borrower.

(b) Secretary’s Certificates. The Administrative Agent and the Lenders shall have received a certificate duly executed and delivered by a director, the Secretary or an Assistant Secretary of each Loan Party and the Sponsor certifying that attached thereto are correct and complete copies of:

(i) resolutions or authorizations of the board of directors or members or equivalent Persons, as applicable, of such Loan Party or the Sponsor, as applicable, approving the Loan Documents to which it is or is to be a party;

(ii) the names and true signatures of the officers or other authorized representatives of such Loan Party or the Sponsor, as applicable, authorized to sign each Loan Document to which it is or is to be a party;

(iii) the Organizational Documents of such Loan Party or the Sponsor, as applicable; and

(iv) (A) with respect to the Borrower and Trina Blocker, a certificate of formation from the Secretary of State of the State of Texas and with respect to Holdings, a certificate of incorporation from the Secretary of State of Delaware and (B) with respect to the Sponsor, a certificate confirming incorporation of company certified by the Assistant Registrar of Companies & Business Names, Accounting and Corporate Regulatory Authority, Singapore; and

(v) (A) copies of certificates of the Secretary of State or similar official of the State of Texas, dated reasonably near the Closing Date certifying that the Borrower and Trina Blocker is in good standing under the laws of the State of Texas; (B) copies of certificates from the Texas Comptroller confirming that Borrower and Trina Blocker’s franchise tax account status remains in good standing; and (C) copy of certificate of the Secretary of State of Delaware, dated reasonably near the Closing Date certifying that the Holdings is in good standing under the laws of the State of Delaware.

(c) Solvency Certificate. The Administrative Agent and the Lenders shall have received a solvency certificate in the form of Exhibit D (the “Solvency Certificate”), attesting to the Solvency of the Borrower after giving effect to the Construction/Term Loans being made on the Closing Date, duly executed and delivered by a Responsible Officer of the Borrower;

(d) Closing Date Certificate. The Administrative Agent and the Lenders shall have received a Closing Date Certificate in the form of Exhibit G-1, duly executed and delivered by a Responsible Officer of the Borrower;

(e) Legal Opinions. The Administrative Agent and the Lenders shall have received (i) a favorable written opinion of Vinson & Elkins LLP, special New York counsel to the Loan Parties and (ii) a favorable written opinion of Vinson & Elkins LLP, special Texas counsel to the Loan Parties, in each case as to such matters as the Administrative Agent and the Lenders may reasonably request;

(f) Collateral Documents. The Administrative Agent, the Lenders and the Collateral Agent shall have received the following, each dated as of the Closing Date, in form and substance satisfactory to the Administrative Agent and the Lenders:

(i) Pledged Equity. Certificates representing the Pledged Equity Interests accompanied by undated stock powers executed in blank and instruments evidencing any Pledged Debt, indorsed in blank;

(ii) UCC-1 Financing Statements. Appropriately completed UCC financing statements (Form UCC-1), naming the applicable Loan Party as debtor and the Collateral Agent as secured party, in form appropriate for filing by or at the direction of the Borrower under the Uniform Commercial Code of the State of Delaware and, as applicable, the State of Texas, covering the Collateral described in the Collateral Documents; and

(iii) Lien Searches. Appropriate UCC, Tax and judgment lien searches results reflecting no prior Liens (other than Permitted Collateral Liens) encumbering the Properties of the Loan Parties for each of the following jurisdictions: Delaware and Texas.

(g) [Reserved].

(h) 45X Credit. The Administrative Agent and the Lenders shall have received a copy of the memorandum delivered by Vinson & Elkins LLP to the Borrower regarding the qualification of Qualified Solar Components to be produced by the Project for 45X Credits.

(i) Material Contracts. The Administrative Agent and the Lenders shall have received copies of the Material Contracts then in effect, certified by a Responsible Officer of the Borrower.

(j) Governmental Authorizations. The Administrative Agent and the Lenders shall have received copies of each of the Governmental Authorizations listed on Part A of Schedule 5.01(e) and such Governmental Authorizations shall be in full force and effect, in each case as certified by a Responsible Officer of the Borrower.

(k) Consultant Reports and Reliance Letters. The Administrative Agent and the Lenders shall have received:

(i) the Independent Engineer Report, including acceptable reliance provisions or a separate reliance letter addressed to the Administrative Agent and the Lenders, in each case in form and substance satisfactory to the Lenders;

(ii) the Environmental Consultant Report, including acceptable reliance provisions or a separate reliance letter addressed to the Administrative Agent and the Lenders, in each case in form and substance satisfactory to the Lenders;

(iii) [Reserved];

(iv) the Market Consultant Report, including acceptable reliance provisions or a separate reliance letter addressed to the Administrative Agent and the Lenders, in each case in form and substance satisfactory to the Lenders; and

(v) the Model Auditor Report, including acceptable reliance provisions or a separate reliance letter addressed to the Administrative Agent and the Lenders, in each case in form and substance satisfactory to the Lenders.

(l) [Reserved]

(m) [Reserved]

(n) Construction Budget and Schedule. The Administrative Agent and the Lenders shall have received a copy of the Construction Budget and Schedule as of the Closing Date, in form and substance satisfactory to the Lenders.

(o) Base Case Model. The Administrative Agent and the Lenders shall have received the Base Case Model, in form and substance satisfactory to the Lenders.

(p) No Litigation. There shall exist no material litigation, governmental, administrative or judicial action or proceeding or law or order (i) restraining, or otherwise prohibiting or making illegal, or, to the knowledge of the Borrower, threatening to restrain, enjoin or otherwise prohibit or make illegal the consummation of the Transactions or (ii) that could reasonably be expected to have a Material Adverse Effect.

(q) Financial Statements. The Administrative Agent and the Lenders shall have received (i) the quarterly unaudited financial statements of each of Borrower and the Sponsor for the most recently completed fiscal quarter, prepared in accordance with GAAP, in respect of Borrower, or IFRS, in respect of Sponsor, subject to the absence of footnotes and year-end audit adjustments; (ii) the pro forma consolidated balance sheet of the Borrower for the most recently completed fiscal quarter giving pro forma effect (as if such events had occurred on such date) to (A) the Construction/Term Loans to be made on the Closing Date (if any) and the use of proceeds thereof and (B) the payment of fees, expenses and Taxes in connection with the foregoing, prepared in accordance with GAAP, in respect of Borrower, or IFRS, in respect of Sponsor, subject to the absence of footnotes and year-end audit adjustments; and (iii) the annual audited financial statements of the Sponsor for the most recently completed fiscal year, prepared in accordance with GAAP, in respect of Borrower, or IFRS, in respect of Sponsor.

(r) Payment of Fees and Expenses. The Borrower shall have paid (or shall pay out of the proceeds of the Construction/Term Loans on the Closing Date) all fees and, to the extent invoiced at least two Business Days prior to the Closing Date, reasonable and documented out-of-pocket fees and expenses owing to the Secured Parties (including the reasonably incurred and out-of-pocket accrued and unpaid fees and expenses of counsel thereto) under Section 10.02.

(s) KYC. The Lenders and the Agents shall have received (to the extent requested at least five Business Days prior to the Closing Date), on or before the date which is three Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” requirements and Anti-Money Laundering Laws, including the Patriot Act.

(t) Representations and Warranties. The respective representations and warranties of each Loan Party and the Sponsor contained in each Loan Document shall be true and correct on and as of the Closing Date, before and after giving effect to any Borrowing to be made on the Closing Date and to the application of the proceeds therefrom, as though made on and as of the Closing Date, other than any such representations or warranties that, by their terms, refer to a specific date other than the Closing Date, in which case such representations and warranties shall be true and correct as of such specific date.

(u) No Default. No Default or Event of Default shall have occurred or be continuing, or would result from the Borrowing to be made on the Closing Date (if any) or from the application of the proceeds therefrom.

(v) Equity Contributions. Each Lender shall have received satisfactory evidence that, as of the Closing Date, the Borrower has received Cumulative Equity Contributions in an amount no less than $342,208,201.61.

(w) Collateral Accounts. Each of the Depositary Accounts and the Local Account shall have been established.

Section 4.02. Conditions Precedent to Each Borrowing. The obligation of each Lender to make any Loan (including the first Borrowing on or after the Closing Date) on any Disbursement Date is subject to the satisfaction of the conditions set forth below, each of which shall be in form and substance satisfactory to each Lender (unless, in each case, waived by in accordance with Section 10.03).

(a) Funding Notice. The Administrative Agent and the Lenders shall have received a Funding Notice as required by Section 2.02(c).

(b) Disbursement Date Certificate. The Administrative Agent and the Lenders shall have received a Disbursement Date Certificate in the form of Exhibit G-2, duly executed and delivered by a Responsible Officer of the Borrower;

(c) Direct Agreements. With respect to the first Disbursement Date, the Administrative Agent and the Lenders shall have received Direct Agreement with respect to the Retrofit EPC Contract, the RWE Offtake Contract and the Real Property Lease, in each case substantially in the applicable form set forth in Exhibit M or with any changes to such form reasonably satisfactory to each Lender (such approval not to be unreasonably withheld, conditioned or delayed if there are no changes materially adverse to the Lenders), in each case duly executed and delivered by the Borrower, the applicable Material Contract Counterparty and the Collateral Agent;

(d) Material Contracts; Acceptable Additional Third Offtake Contracts.

(i) With respect to the first Disbursement Date, the Administrative Agent and the Lenders shall have received a copy of (A) the RWE Offtake Contract Amendment substantially in the form set forth in Exhibit N or with any changes to such form reasonably satisfactory to each Lender (such approval not to be unreasonably withheld, conditioned or delayed if there are no changes materially adverse to the Lenders) and (B) an amendment and assignment agreement in relation to the RWE Guaranty, in form and substance reasonably satisfactory to each Lender, assigning TUS’s rights under the RWE Guaranty to the Borrower.

(ii) The Administrative Agent and the Lenders shall have received copies of any other Material Contracts executed since the Closing Date, certified by a Responsible Officer of the Borrower.

(iii) All Material Contracts shall remain in full force and effect.

(iv) The Administrative Agent and the Lenders shall have received copies of any Acceptable Additional Third Party Offtake Contracts executed since the Closing Date, together with an update to the Base Case Model (A) demonstrating compliance with the Debt Sizing Criteria and (B) reflecting the terms of such Acceptable Additional Third Party Offtake Contract and the related reduction of TUS’s purchase commitments under the TUS Offtake Contract.

(e) Deed of Trust; Survey; Title Policy. With respect to the first Disbursement Date:

(i) the Administrative Agent, the Lenders and the Collateral Agent shall have received the following, each dated as of the first Disbursement Date, in form and substance satisfactory to the Administrative Agent and each Lender, a leasehold deed of trust, substantially in the form set forth in Exhibit P or with any changes to such form reasonably satisfactory to the each Lender (such approval not to be unreasonably withheld, conditioned or delayed if there are no changes materially adverse to the Lenders), and covering the real Property of the Borrower (the “Deed of Trust”), duly executed, acknowledged and delivered by the Borrower, together with evidence that counterparts of the Deed of Trust have been either (x) duly recorded on or before the first Disbursement Date or (y) duly executed, acknowledged and delivered in form suitable for filing or recording, in all filing or recording offices that the Lenders may deem necessary or desirable in order to create a valid first and subsisting Lien (subject to Permitted Liens) on the Property described therein in favor of the Collateral Agent for the benefit of the Secured Parties (and adequate provision for such filing or recording has been made by or on behalf of the Borrower in a manner reasonably acceptable to the Lenders) and that all filing and recording Taxes and fees have been paid, will be paid on the first Disbursement Date with the proceeds of the Construction/Term Loans or have been placed in escrow with the Title Company pending recording;

(ii) With respect to each Mortgaged Property, the Administrative Agent, the Lenders and the Title Company shall have received (a) an ALTA/NSPS Land Title Survey of the land constituting such Mortgaged Property certified to the Administrative Agent and the Title Company, dated within ninety (90) days of the first Disbursement Date, prepared by an independent professional licensed land surveyor reasonably satisfactory to the Lenders and the Title Company, or (b) existing surveys of such Mortgaged Property, together with such affidavits, certificates, information and/or instruments of indemnification, in form and substance reasonably acceptable to the Title Company, sufficient to enable the Title Company to issue the Title Policy in the form required by Section 4.01(e)(iii).

(iii) With respect to each Mortgaged Property, the Administrative Agent shall have received a Title Policy for the Mortgaged Property (or the Title Company shall be committed (subject only to the payment of the applicable title insurance premium therefor) to issue such Title Policy to the Administrative Agent as of the first Disbursement Date with respect to such Mortgaged Property), which Title Policy shall insure the lien of Deed of Trust to be valid first and subsisting Lien on the property described therein, subject to the Permitted Liens, and providing for such other affirmative insurance, policy modifications, and endorsements as reasonably requested by the Lenders (provided that such affirmative insurance, policy modifications, and endorsements are available in the applicable jurisdiction at commercially reasonable rates), and otherwise in form and substance reasonably satisfactory to the Lenders; provided, however, that the Title Policy may contain an exception for unfiled mechanics’ and materialmen’s liens and a pending disbursements clause in the forms promulgated in the Texas Department of Insurance, but with respect to any mechanics’ and materialman’s liens recorded as of the effective date of the Title Policy, the Title Company shall otherwise agree not to except from coverage such liens in the Title Policy.

(f) Representations and Warranties. The respective representations and warranties of each Loan Party and the Sponsor contained in each Loan Document shall be true and correct in all material respects (except if such representation is already qualified by a reference to materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct without regard to materiality) on and as of the Disbursement Date, before and after giving effect to the Borrowing to be made on the Disbursement Date and to the application of the proceeds therefrom, as though made on and as of the Disbursement Date, other than any such representations or warranties that, by their terms, refer to a specific date, in which case as of such specific date.

(g) No Default. No Default or Event of Default shall have occurred or be continuing or shall occur after giving effect to a Borrowing to be made on the Disbursement Date or from the application of the proceeds therefrom.

(h) No Material Adverse Effect. Since the Closing Date, no event, change or condition has occurred and is continuing, that individually or in aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

(i) No Change in Tax Law. Since the Closing Date, there shall have been no change in the Internal Revenue Code, Treasury Regulations, or guidance issued by the Internal Revenue Service of Department of the Treasury that would cause the owner of the Project (for U.S. federal income tax purposes) to be ineligible to generate 45X Credits or would prevent the owner of the Project (for U.S. federal income tax purposes) from being able to monetize 45X Credits with at least one of the following options (an “Adverse Change in Tax Law”): (i) making a Direct Pay Election, (ii) making a Transfer Election and entering into Transfer Contracts or (iii) solely to the extent the Sponsor (or an Affiliate of the Sponsor other than any Loan Party) has entered into an agreement reasonably satisfactory to the Required Lenders (including credit support reasonably satisfactory to the Required Lenders for all obligations under such agreement) to deposit cash (which such amounts, for purposes of the Loan Documents, shall be treated as the proceeds of 45X Credits) into the Revenue Account in an amount equal to the face value of all 45X Credits to be claimed by the Borrower or its owners (for U.S. federal income tax purposes), claiming such credits (or allocating such credits to its owners (for U.S. federal income tax purposes)) (the “Approved Self Monetization Structure”).

(j) Equity Contributions. Each Lender shall have received satisfactory evidence that, as of the Disbursement Date, after giving effect to the applicable Borrowing of Construction/Term Loans, the Debt to Equity Ratio is not greater than 40:60.

(k) Payment of Fees and Expenses. The Borrower shall have paid (or shall pay out of the proceeds of the Construction/Term Loans on the Disbursement Date) all fees and, to the extent invoiced at least two Business Days prior to the Disbursement Date, reasonable and documented out-of-pocket fees and expenses owing to the Agents and the Lenders (including the reasonably incurred and out-of-pocket accrued and unpaid documented fees and expenses of counsel thereto) under Section 10.02.

(l) Use of Proceeds. The Administrative Agent, the Lenders and the Independent Engineer shall have received (A) a copy of the invoices and other material supporting documentation issued under the Material Contracts (or other invoices and material supporting documentation in connection with the payment or proposed payment of any other Project Costs), which the Borrower intends to pay with the proceeds of such Borrowing, certified as such by the Borrower; provided, that the Borrower shall not be required to deliver an invoice or material supporting documentation for an individual Project Cost that is less than two hundred fifty thousand Dollars ($250,000); together with (B) copies of all Lien waivers (other than waivers with respect to Liens which do not in the aggregate materially impair the use of the property or assets of the Borrower or materially detract from the value of such property or assets) from the Construction Contractors in the forms promulgated pursuant to the Texas Property Code (to the extent such Lien waivers from the applicable counterparties are available to the Borrower pursuant to the terms of the Material Contracts, as applicable) in respect of all work completed under the Material Contracts as of the date of such Borrowing in respect of which payment is being made (provided, that any such Lien waiver may be conditioned upon receipt of payment with respect to the work, services and materials to be paid for with the requested funds).

(m) Title Policy Endorsements. The Administrative Agent and the Lenders shall have received an endorsement (or a commitment reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) to provide such endorsement, such commitment to be in the form of a counter-signed closing instruction letter from the Title Company, which letter shall be in form and substance acceptable to the Required Lenders) to the Title Policy to be issued in accordance with Texas Basic Manual of Title Insurance Procedural Rule P-9.(b)(4) and complying with the pending disbursement provisions to be set forth in the Title Policy in accordance with Procedural Rule P-8 (each such endorsement, a “Down Date Endorsement”). Each Down Date Endorsement shall (i) show that since the effective date of the Title Policy (or the effective date of the immediately prior Down Date Endorsement, if any) there has been no change in the status of the title to the Mortgaged Properties and no Lien or additional title exceptions or encumbrances thereon other than (A) those constituting Permitted Liens, (B) a general exception for all matters which would be shown by a correct survey and inspection subsequent to the date of the Title Policy, (C) a general exception for any and all liens arising by reason of unpaid bills or claims for work performed or material furnished in connection with the improvements being placed upon the Mortgaged Properties; provided, however, the Title Company shall insure against loss, if any, sustained by the insured if any such liens have been filed with the county clerk where the Mortgaged Properties are located prior to the date of such Down Date Endorsement, and (D) other Schedule B encumbrances that are approved by the Administrative Agent in writing (acting at the direction of the Required Lenders), (ii) state the amount of coverage then existing under the Title Policy, which shall not be less than the total of all disbursements of the Construction/Term Loan, including the disbursement which is made concurrently with such Down Date Endorsement, (iii) re-date the date of the Title Policy and all endorsements thereto to the date of such disbursement, together with such evidence of payment of all other items that are required by the Title Company to issue such endorsements, and (iv) otherwise be in form and substance reasonably satisfactory to the Lenders to the extent permitted under the applicable Texas title insurance rules.

(n) Independent Engineer Certificate (Disbursement Date). The Administrative Agent and the Lenders shall have received the Independent Engineer Certificate (Disbursement Date), duly executed and delivered by the Independent Engineer.

(o) Legal Opinions. With respect to the first Disbursement Date, the Administrative Agent and the Lenders shall have received (i) a favorable written opinion of Vinson & Elkins LLP, special New York counsel to the Loan Parties, (ii) a favorable written opinion of Vinson & Elkins LLP, special Texas counsel to the Loan Parties and (iii) a favorable written opinion of Dentons Rodyk & Davidson LLP, Singapore counsel to the Sponsor, in each case as to such matters as the Administrative Agent and the Lenders may reasonably request.

(p) Base Case Model. With respect to the first Disbursement Date, the Administrative Agent and the Lenders shall have received an updated to the Base Case Model to address changes to the expected terms of the Interest Rate Hedges, in form and substance reasonably satisfactory to each Lender.

(q) Insurance Certificates and Broker’s Letter of Undertaking. The Administrative Agent and the Lenders shall have received (i) certificates of insurance coverage from the insurance broker of the Borrower indicating that the Required Insurance is in full force and effect and all premiums have been paid thereon and (ii) evidence that the Administrative Agent, on behalf of the Secured Parties, has been named as an additional insured and that the Collateral Agent, on behalf of the Secured Parties, has been named the sole loss payee pursuant to a customary lender’s loss payable endorsement, in each case, as required pursuant to Schedule 6.06.

(r) Flood Searches. The Administrative Agent, the Collateral Agent and the Lenders shall have received a certificate of the Borrower that no Building/Manufactured Home is subject to the Deed of Trust or, if any such Building/Manufactured Home is subject to the Deed of Trust, a completed “life of loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect thereto. If any such mortgaged Building/Manufactured Home is located in a special flood hazard area, a notification to Borrower shall be delivered (the “Borrower Notice”) and (if applicable) the Borrower Notice shall include notification to Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP. If the Borrower Notice is required to be given, the Administrative Agent, the Collateral Agent and the Lenders shall receive documentation evidencing Borrower’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery) and if the Borrower Notice is required to be given and flood insurance is available in the community in which the applicable portion of the Project is located, the Administrative Agent, the Collateral Agent and the Lenders shall receive evidence of flood insurance as requested by the Lenders in an amount acceptable to the Required Lenders (acting reasonably) and in an amount sufficient to comply with all applicable Flood Insurance Regulations.

(s) Consultant Reports and Reliance Letters. The Administrative Agent and the Lenders shall have received the Insurance Consultant Report, including acceptable reliance provisions or a separate reliance letter addressed to the Administrative Agent and the Lenders, in each case in form and substance satisfactory to the Lenders.

(t) Exhibits to Credit Agreement. With respect to the first Disbursement Date, the Borrower shall deliver to the Administrative Agent and the Lenders a form of Quarterly Construction Report, a form of Monthly Construction Report and a form of Monthly Operations Report, which shall, in each case, be in a form satisfactory to each Lender and such forms shall thereafter be deemed to be Exhibit K-1 (Form of Quarterly Construction Report), Exhibit K-2 (Form of Monthly Construction Report) and Exhibit K-3 (Form of Monthly Operations Report) respectively; and

(u) Schedule 6.06 (Required Insurance). With respect to the first Disbursement Date, the Borrower shall deliver to the Administrative Agent and the Lenders an updated schedule of required insurance in form and substance satisfactory to each Lender and such updated schedule shall thereafter be deemed to be Schedule 6.06 (Required Insurance).

(v) Local Account DACA (WF). The Administrative Agent and the Lenders shall have received the following, each dated as of the Closing Date, in form and substance satisfactory to the Administrative Agent and the Lenders the Local Account DACA (WF), duly executed and delivered by the Collateral Agent, the Local Account Bank and the Borrower.

Section 4.03. Conditions Precedent to the Conversion Date. The occurrence of the Conversion Date is subject to the satisfaction of the conditions set forth below, each of which shall be in form and substance satisfactory to each Lender (unless, in each case, waived in accordance with Section 10.03):

(a) Notice of Conversion. The Administrative Agent and the Lenders shall have received a Notice of Conversion as required by Section 2.03(b) no less than five (5) days prior to the Conversion Date.

(b) Conversion Date Certificate. The Administrative Agent and the Lenders shall have received a Conversion Date Certificate in the form of Exhibit G-5, duly executed and delivered by a Responsible Officer of the Borrower;

(c) Material Contracts.

(i) The Administrative Agent and the Lenders shall have received copies of any Material Contracts executed since the Closing Date, certified by a Responsible Officer of the Borrower.

(ii) All Material Contracts shall remain in full force and effect.

(d) Facility Commissioning Date; Substantial Completion. The Administrative Agent and the Lenders shall have received:

(i) A written acknowledgement from each Offtaker that the Facility Commissioning Date has occurred under the applicable Offtake Contract;

(ii) A certificate from the Retrofit EPC Contractor that “Substantial Completion” has occurred under the Retrofit EPC Contract and a written acknowledgement thereof by the Borrower;

(iii) A copy of a recorded Affidavit of Completion meeting the requirements of Section 53.106 of the Texas Property Code and certificate of the Borrower that confirming that a copy of such affidavit was sent to the required parties within the time periods required by Section 53.106 of the Texas Property Code.

(e) Use of Proceeds. The Administrative Agent, the Lenders and the Independent Engineer shall have received (A) a copy of the invoices and material supporting documentation issued under the Material Contracts (or other invoices and material supporting documentation in connection with the payment or proposed payment of any other Project Costs), which the Borrower has received since most recent Disbursement Date, certified as such by the Borrower; provided, that the Borrower shall not be required to deliver an invoice or material supporting documentation for an individual Project Cost that is less than five hundred thousand Dollars ($500,000); together with (B) copies of all Lien waivers (other than waivers with respect to Liens which do not in the aggregate materially impair the use of the property or assets of the Borrower or materially detract from the value of such property or assets) from the Construction Contractors in the forms promulgated pursuant to the Texas Property Code (to the extent such Lien waivers from the applicable counterparties are available to the Borrower pursuant to the terms of the Material Contracts, as applicable) in respect of all work completed under the Material Contracts as of the date of the last Borrowing (provided, that any such Lien waiver may be conditioned upon receipt of payment with respect to the work, services and materials to be paid for with the requested funds).

(f) Title Policy Endorsements. The Administrative Agent and the Lenders shall have received a Down Date Endorsement (or a commitment reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) to provide such Down Date Endorsement, such commitment to be in the form of a counter-signed closing instruction letter from the Title Company, which letter shall be in form and substance acceptable to the Administrative Agent (acting at the direction of the Required Lenders)) to the Title Policy to be issued in accordance with Texas Basic Manual of Title Insurance Procedural Rule P-9.(b)(4). Such Down Date Endorsement shall (i) show that since the effective date of the Title Policy (or the effective date of the immediately prior Down Date Endorsement, if any) there has been no change in the status of the title to the Mortgaged Properties and no Lien or additional title exceptions thereon other than (A) those constituting Permitted Liens, (B) a general exception for all matters which would be shown by a correct survey and inspection subsequent to the date of the Title Policy, (C) a general exception for any and all liens arising by reason of unpaid bills or claims for work performed or material furnished in connection with the improvements being placed upon the Mortgaged Properties; provided, however, the Title Company shall insure against loss, if any, sustained by the insured if any such liens have been filed with the county clerk where the Mortgaged Properties are located prior to the date of such date-down endorsement, and (D) other Schedule B encumbrances that are approved by the Administrative Agent in writing (acting at the direction of the Required Lenders), (ii) state the amount of coverage then existing under the Title Policy, which shall not be less than the total of all disbursements of the Construction/Term Loans, including the disbursement which is made concurrently with the Down Date Endorsement, (iii) re-date the date of the Title Policy and all endorsements thereto to the date of such disbursement, together with such evidence of payment of all other items that are required by the Title Company to issue such endorsements, and (iv) otherwise be in form and substance reasonably satisfactory to the Lenders to the extent permitted under the applicable Texas title insurance rules.

(g) Independent Engineer Certificate (Conversion Date). The Administrative Agent and the Lenders shall have received the Independent Engineer Certificate (Conversion Date).

(h) Insurance Certificates and Broker’s Letter of Undertaking. The Administrative Agent and the Lenders shall have received (i) certificates of insurance coverage from the insurance broker of the Borrower indicating that the Required Insurance is in full force and effect and all premiums have been paid thereon and (ii) evidence that the Administrative Agent, on behalf of the Secured Parties, has been named as an additional insured and that the Collateral Agent, on behalf of the Secured Parties, has been named the sole loss payee pursuant to a customary lender’s loss payable endorsement, in each case, as required under Schedule 6.06.

(i) Lien Searches. The Administrative Agent and the Lenders shall have received appropriate UCC, Tax and judgment lien search results reflecting no prior Liens (other than Liens under or created by the Collateral Documents and Permitted Collateral Liens) encumbering the Properties of the Loan Parties for each of the following jurisdictions: Delaware and Texas.

(j) Initial Operating Budget. The Administrative Agent and the Lenders shall have received an initial Annual Operating Budget, in form and substance reasonably satisfactory to the Lenders, with respect to (i) the remaining portion of the Fiscal Year in which the Conversion Date occurs and (ii) if the Conversion Date occurs after October 1 of the Fiscal Year, the subsequent Fiscal Year.

(k) [Reserved]

(l) Representations and Warranties. The respective representations and warranties of each Loan Party and the Sponsor contained in each Loan Document shall be true and correct in all material respects (except if such representation is already qualified by a reference to materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct without regard to materiality) on and as of such date, before and after giving effect to the Borrowing to be made on such date and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than such date, in which case as of such specific date.

(m) No Default.

(i) No Default or Event of Default shall have occurred or be continuing.

(ii) No material (A) default or (B) force majeure event shall have occurred and be continuing under any Material Contract.

(n) Material Adverse Effect. Since the most recent Disbursement Date, no event, change or condition has occurred and is continuing that individually or in aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

(o) No Change in Tax Law. Since the Closing Date, there shall have been no Adverse Change in Tax Law.

(p) Debt Service Reserve Required Balance. The Debt Service Reserve Account of the Borrower shall have an amount equal to the Debt Service Reserve Required Balance on deposit in Cash and/or by posting an Acceptable DSRA Letter of Credit.

(q) Debt to Equity Ratio. The Debt to Equity Ratio shall not be greater than 40:60.

(r) Governmental Authorizations. The Administrative Agent and the Lenders shall have received copies of each of the Governmental Authorizations listed on Part A and Part B of Schedule 5.01(e) and such Governmental Authorizations shall be in full force and effect, in each case as certified by a Responsible Officer of the Borrower.

Section 4.04. Notices. Any Notice shall be executed by a Responsible Officer in a writing delivered to the Administrative Agent and the Lenders. Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any notice referred to above that the Administrative Agent or such Lender believes in good faith to have been given by a duly authorized officer or other Person authorized on behalf of the Borrower or for otherwise acting in good faith.

Article V
REPRESENTATIONS AND WARRANTIES

Section 5.01. Representations and Warranties. In order to induce each Agent and each Lender to enter into this Agreement and, in the case of the Lenders, to make the Construction/Term Loans to be made thereby, the Borrower represents and warrants to such Agent and Lender that the following statements are true and correct as of the Closing Date, each Disbursement Date and the Conversion Date:

(a) Organization; Requisite Power and Authority; Qualification. Each Loan Party (i) is duly organized or formed, validly existing and in good standing under the law of the State of Delaware, in the case of Holdings, and the State of Texas, in the case of the Borrower and Trina Blocker, (ii) has all requisite power and authority to (A) own and operate its Properties and to carry on its business as now conducted and as proposed to be conducted and (B) enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and (iii) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except, in the case of clause (ii)(A) and clause (iii), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Capital Stock and Ownership. The Capital Stock of each Loan Party has been duly authorized and validly issued and is fully paid and non-assessable. 95% of the Capital Stock of the Borrower is owned by Holdings free and clear of all Liens, except those created under the Collateral Documents. 5% of the Capital Stock of the Borrower is owned by Trina Blocker free and clear of all Liens, except those created under the Collateral Documents and Permitted Equity Liens. 100% of the Capital Stock of Trina Blocker is owned by Holdings free and clear of all Liens, except those created under the Collateral Documents and Permitted Equity Liens. There is no existing option, warrant, call, right, commitment or other agreement to which the Borrower is a party requiring, and there is no Capital Stock of the Borrower outstanding which upon conversion or exchange would require, the issuance by the Borrower of any Capital Stock or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, Capital Stock of the Borrower.

(c) Due Authorization. The execution, delivery and performance of the Loan Documents to which each Loan Party is a party have been duly authorized by all necessary limited liability company, limited partnership or corporate action, as applicable on the part of such Loan Party.

(d) No Conflict. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is party and the Transactions do not and will not (i) violate (A) any provision of any law or any governmental rule or regulation applicable to such Loan Party (including ERISA and (assuming no portion of the Transactions will be funded with “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise)) any Environmental Laws), (B) any of the Organizational Documents of such Loan Party or (C) any order, judgment or decree of any court or other agency of government binding on such Loan Party except, in the case of sub-clauses (A) and (C), where such violation of such order, judgment or decree could not reasonably be expected to have a Material Adverse Effect; (ii) conflict with, result in a breach of or constitute a default under any Contractual Obligation of such Loan Party, except where such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (iii) result in or require the creation or imposition of any Lien upon any of the Properties of the Borrower (other than any Permitted Liens); or (iv) require (A) any approval of stockholders or members of such Loan Party or (B) any approval or consent of any Person under any Contractual Obligation of such Loan Party, except, in each case, for such approvals or consents which have been obtained and are in full force and effect and, in the case of sub-clause (B), except where the failure to obtain such approval or consent could not reasonably be expected to have a Material Adverse Effect.

(e) Governmental Authorizations.

(i) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is party do not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for (A) those that have been made, obtained, given or taken (as applicable) or that can reasonably expected to be made, obtained, given or taken (as applicable) when required, (B) registrations, consents, approvals, notices or other actions required by securities, regulatory or applicable law in connection with an exercise of remedies and (C) filings and registrations to be made in connection with the perfection of security interests in the Collateral.

(ii) Schedule 5.01(e) sets forth a complete and accurate list of all material Governmental Authorizations that are required for the development, siting, construction, ownership, operation and maintenance of the Project under applicable laws and regulations. All Governmental Authorizations set forth on Part A of Schedule 5.01(e) and, as of the Conversion Date, all Governmental Authorizations set forth on Part B of Schedule 5.01(e), are, in each case, in full force and effect, not subject to any pending legal proceeding (including administrative or judicial appeal, permit renewals or modification) or to any material unsatisfied condition, and all applicable statutorily or administratively prescribed notice or appeal periods with respect to the issuance of such Governmental Authorizations have expired. None of the Governmental Authorizations set forth on Part C of Schedule 5.01(e) are required to be obtained as of the date hereof given the current stage of development for the Project, and each of such Governmental Authorizations is of a type that can reasonably be expected to be granted without material expense or delay and would not normally be obtained prior to commencement of the appropriate stage of development for the Project.

(iii) The Borrower is in compliance in all material respects with all Governmental Authorizations set forth on Part A of Schedule 5.01(e) and, as of the Conversion Date, all Governmental Authorizations set forth on Part B of Schedule 5.01(e).

(f) Binding Obligation. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and is the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(g) No Material Adverse Effect. Since December 31, 2023, no Material Adverse Effect has occurred and is continuing.

(h) Base Case Model and Projections. The Base Case Model delivered to the Administrative Agent and the Lenders pursuant to Section 4.01(o) was prepared in good faith and on the basis of assumptions believed to be reasonable at the time of delivery thereof; provided that the projections set forth in the Base Case Model are not to be viewed as facts, that actual results during the period or periods covered by the Base Case Model may differ from such projections and the differences may be material, and that the Borrower does not make any representation or warranty as to the attainability of the results and projections set forth in the Base Case Model or as to whether the results and projections set forth in the Base Case Model will be achieved.

(i) Status of Project Construction. The undrawn Construction/Term Loan Commitment and the Remaining Equity Commitment are sufficient to achieve COD and the Conversion Date by the Date Certain. The Borrower has sufficient expertise, and has undertaken sufficient construction activity, to achieve COD by the Date Certain.

(j) Adverse Proceedings, Etc. There are no Adverse Proceedings that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The Borrower is not subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, except where such default, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(k) Taxes. Except as otherwise permitted under Section 6.04, all material Tax returns of the Borrower required to be filed by them with a Governmental Authority have been timely filed, and all material Taxes due and payable by the Borrower and upon their Properties, assets, or income that are due and payable have been paid (other than any such Taxes and fees that are being actively contested by the Borrower in good faith and by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP). There is no material Tax audit, claim or assessment pending against the Borrower that is not being actively contested by the Borrower in good faith and by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP.

(l) Environmental Matters.

(i) (A) Neither the Borrower nor the Project nor any Real Estate Asset are in material violation of any Environmental Laws, (B) neither the Borrower nor the Project nor any Real Estate Asset are subject to any material pending or threatened Environmental Actions or outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law or any Hazardous Materials Activity, (C) the Borrower has not received any letter or request for information relating to the Project or Real Estate Asset under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law that has not been fully resolved, and (D) to the knowledge of the Borrower, there are and have been, no facts, conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to (1) form the basis of a material Environmental Action against the Borrower or with respect to the Project or any Real Estate Asset or of any material remedial or corrective action obligation of Borrower under Environmental Law, or (2) cause the Project or any Real Estate Asset to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(ii) The Borrower does not have material liability or any legal obligation under any Environmental Law for actual or threatened Hazardous Materials Activity related to the Project or at any Real Estate Asset.

(iii) The Borrower is not undertaking or otherwise responsible for, and has not completed, either individually or together with other potentially responsible parties, any material cleanup or remedial or response action relating to any actual or threatened Release of Hazardous Materials at any current or former site, location or operation, either voluntarily or pursuant to the order of a Governmental Authority or the requirements of any Environmental Law.

(m) No Defaults. No Default or Event of Default has occurred and is continuing.

(n) Material Contracts.

(i) Each Material Contract in effect as of the Closing Date is set forth on Schedule 5.01(n).

(ii) A true, correct and complete copy of each Material Contract has been delivered to the Lenders.

(iii) Each of the Material Contracts is in full force and effect.

(iv) The Borrower is in material compliance with each Material Contracts and, to the knowledge of the Borrower, each counterparty to each of the Material Contracts is in material compliance with each such Material Contract to which it is party.

(o) Governmental Regulation. No Loan Party is required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended, or is subject to regulation under any other federal or state statute or regulation which may limit its ability to incur Debt or which may otherwise render all or any portion of the Obligations unenforceable.

(p) Margin Stock. Neither Holdings nor the Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Construction/Term Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Federal Reserve Board.

(q) Personnel.

(i) After taking into account all arrangements provided under the Material Contracts, the Borrower has, or at the applicable time will have, available to them all the personnel reasonably required for conducting their business and for the development, construction, operation, management and administration of the Project, substantially in accordance with Prudent Industry Practice and in material compliance with applicable laws. The Borrower is not party to or bound by any collective bargaining agreement.

(ii) The Borrower is not engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (A) no unfair labor practice complaint pending against the Borrower or, to the knowledge of the Borrower, threatened in writing against it, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or, to the knowledge of the Borrower, threatened in writing against it, (B) no strike, labor dispute, slowdown or stoppage pending against the Borrower or, to the knowledge of the Borrower, threatened in writing against it, (C) to the knowledge of the Borrower, no union representation question exists with respect to the employees of the Borrower, and (D) no violation by the Borrower of the Fair Labor Standards Act or any other applicable federal, state or foreign wage and hour laws, except (with respect to any matter specified in clause (A), (B), (C) or (D) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

(r) Employee Benefit Plans. Except as could not reasonably be expected to have a Material Adverse Effect, (i) the Borrower and each of its ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, (ii) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS indicating that such Employee Benefit Plan is so qualified and, to the knowledge of the Borrower, nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status, (iii) no liability to the PBGC (other than required premium payments), the IRS, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by, the Borrower or any of its ERISA Affiliates, other than routine liabilities incurred in the ordinary course of business, (iv) no ERISA Event has occurred or is reasonably expected to occur, (v) except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower or any of its ERISA Affiliates, (vi) the Borrower and each of its ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan and (vii) the present value of all benefit liabilities of all Pension Plans (determined based on the projected benefit obligation with respect to such Pension Plans based on the assumptions used pursuant to GAAP) did not, as of the last annual valuation dates applicable thereto, exceed the fair market value of all assets of such Pension Plans. Except as could not reasonably be expected to have a Material Adverse Effect, (A) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws and has been maintained, where required, in good standing with applicable regulatory authorities, (B) each Foreign Plan that is required under all applicable laws to be funded satisfies any applicable funding standard under all applicable laws and (C) for each Foreign Plan that is not funded or that is not required to be fully funded under all applicable laws, the unfunded obligations of such Foreign Plan are properly accrued.

(s) Certain Fees. No broker’s or finder’s fee or commission will be payable by the Borrower with respect hereto or to any of the transactions contemplated by the Loan Documents, except as payable to the Agents, the Joint Lead Arrangers and the Lenders pursuant to the Loan Documents.

(t) Solvency. The Borrower is Solvent including, if applicable, after giving effect to the Borrowing of Construction/Term Loans on the Disbursement Date on which this representation is made.

(u) Compliance with Laws, Statutes, Etc. The Borrower and the Project are in material compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the then-current state of development, siting, construction, operation or maintenance of the Project, the then-current conduct of its business and the ownership of its Property (including compliance with all Environmental Laws with respect to the Project, any Real Estate Asset or the operation of the Borrower’s businesses and the requirements of any Governmental Authorizations issued under such Environmental Laws with respect to the Project, any such Real Estate Asset or the operation of the Borrower’s respective businesses).

(v) Disclosure. All written information (other than projections, pro forma or forward-looking information or information of a general economic nature) provided directly or indirectly by or on behalf the Borrower or any of its Affiliates to any Agent or Lender in connection with the Transactions is, when taken as a whole, complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (giving effect to supplements and updates thereto). All projections, pro forma or forward-looking information or information of a general economic nature provided directly or indirectly by or on behalf of the Borrower or its Affiliates to any Agent or Lender in connection with the Transactions was prepared in good faith and on the basis of assumptions believed to be reasonable at the time of delivery thereof; provided that such projections, pro forma or forward-looking information or information of a general economic nature are not to be viewed as facts and that actual results during the period or periods covered by such projections, pro forma or forward-looking information or information of a general economic nature may differ from such projections, pro forma or forward-looking information or information of a general economic nature and the differences may be material.

(w) Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(i) Each of Holdings, the Borrower and each of their Subsidiaries, and each of the respective directors, officers and, to the knowledge of the Borrower, employees and agents of Holdings and the Borrower and each of their Subsidiaries, is in compliance, in all material respects, with applicable Anti-Corruption Laws and Anti-Money Laundering Laws.

(ii) Holdings, the Borrower and each of their Subsidiaries will not, directly or knowingly indirectly, use any part of the proceeds of any Construction/Term Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity: (A) to fund, finance or facilitate any activities of or business with or involving any Sanctioned Person in violation of Sanctions; (B) otherwise in any manner that would constitute or give rise to a violation of Sanctions by any Person (including any Person participating in the transaction, whether as a Lender, Agent, Joint Lead Arranger or otherwise); (C) for the purpose of making any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of applicable Anti-Corruption Laws; or (D) in any other manner that would constitute a violation of applicable Anti-Corruption Laws or Anti-Money Laundering Laws.

(iii) Each of Holdings, the Borrower and each of their Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by such Person and its directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(iv) None of Holdings, the Borrower or any of their Subsidiaries or any of the respective directors, officers or, to the knowledge of the Borrower, employees or agents of Holdings or the Borrower is a Sanctioned Person.

(x) Ownership/Lease of Properties.

(i) The Borrower has either a valid leasehold, easement, right of way, or fee interest (or a valid option to acquire such an interest), as the case may be, in substantially all of the real Property comprising the Project and that is reasonably expected to be necessary for the Borrower to develop, construct, operate or maintain, as applicable, the Project, in each case free and clear of all Liens, other than Permitted Liens.

(ii) All of the services, utilities, access, equipment, materials or supplies and other assets, real and personal, tangible and intangible, that are reasonably expected to be necessary for the Borrower to develop, construct, operate or maintain, as applicable, the Project have been obtained or are otherwise expected to be available to the Borrower when needed.

(iii) Each Building/Manufactured Home, if any, constituting Collateral that is located in an area designated as a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency) is covered by flood insurance in such total amount as required by Regulation H of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof, and otherwise complying with the Flood Insurance Regulations.

(y) Ranking. The Obligations of the Borrower under the Loan Documents in insolvency rank in right of payment pari passu with or senior to all other Debt for borrowed money of the Borrower.

(z) Intellectual Property. The Borrower owns or has the right to use, including by way of license, all material Intellectual Property necessary for the development, construction, ownership and operation of the Project or the creation, exploitation, use, offer for sale or sale of any product, process, method, substance, part or other material presently contemplated to be sold or employed by the Borrower in connection with the Project or its business. To the knowledge of the Borrower, neither (i) the development, construction, ownership and operation of the Project nor (ii) the creation, exploitation, use, offer for sale or sale of any product, process, method, substance, part or other material presently contemplated to be sold or employed by the Borrower in connection with the Project or its business, infringes any patent, trademark, service mark, trade name, domain name, copyright, license or other right, including any other Intellectual Property right, owned by any other Person. To the knowledge of the Borrower, the Borrower is not subject or party to any pending or threatened actions or disputes relating to any Intellectual Property.

(aa) Single-Purpose. As of the Closing Date, the Borrower has not engaged in any business or activity or entered into any material Contractual Obligation other than, in each case, in connection with or relating to the development, construction and operation of the Project, the expansion thereof, or the financing therefor or otherwise associated with or incidental to the foregoing.

(bb) Deposit Account and Security Accounts. Other than the Collateral Accounts, the Borrower has no “deposit accounts” (as that term is defined in Section 9-102 of the UCC) or “securities accounts” (as that term is defined in Section 8-501 of the UCC).

(cc) Financial Statements.

(i) The Borrower has heretofore furnished to the Lenders the unaudited consolidated balance sheets and related statements of income, member’s equity and cash flows of the Borrower as of and for the most recently completed fiscal quarter. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes, and present fairly in all material respects the financial condition and results of operations and cash flows of the Borrower as of such date and for such period.

(ii) The Borrower has heretofore delivered to the Lenders its unaudited pro forma balance sheet for the most recently completed fiscal quarter, prepared giving pro forma effect to the Transactions as if they had occurred on such date. Such pro forma balance sheet has been prepared based on the balance sheet described in the preceding clause (i) and accurately reflects in all material respects all adjustments required to be made to give pro forma effect to the Transactions and present fairly in all material respects on a pro forma basis the estimated financial position of the Borrower as of such date, assuming that the Transactions had actually occurred as of such date.

(iii) Except as fully disclosed in the financial statements delivered pursuant to Section 4.01(q), and except for the Debt incurred under this Agreement, there were, as of the Closing Date, no liabilities or obligations with respect to the Borrower of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to the Borrower. As of the Closing Date, the Borrower is not aware of any basis for the assertion against it of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements of the Borrower delivered pursuant to Section 4.01(q) or referred to in the immediately preceding sentence which, either individually or in the aggregate, could reasonably be expected to be material.

(dd) Insurance. All insurance maintained by or on behalf of the Borrower is in full force and effect and all premiums due have been duly paid. The Borrower has in place the Required Insurance.

(ee) Collateral Documents. Each Collateral Document is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable first priority Lien (subject only to Permitted Collateral Liens) on, and security interest in, all of the Borrower’s right, title and interest in and to the Collateral thereunder and the proceeds thereof, and (i) when the Deed of Trust (and any Additional Deed of Trust) is filed in the appropriate filing office, (ii) when financing statements and other filings in appropriate form are filed in the offices specified in the Collateral Documents and (iii) upon the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Collateral Documents), the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected first priority Lien (subject only to Permitted Collateral Liens) on, and security interest in, all right, title, and interest of the Borrower in such Collateral and, subject to Section 9-315 of the UCC, the proceeds thereof, in each case prior and superior in right to the Lien of any other person, except for Permitted Collateral Liens.

(ff) Use of Proceeds. No Loan, use of proceeds or any transaction contemplated by this Agreement or any other Loan Document will cause a violation of Anti-Money Laundering Laws, Anti-Corruption Laws or applicable Sanctions.

(gg) 45X Credit Eligibility.

(i) The Project is located entirely in the United States.

(ii) The Borrower is a partnership for U.S. federal income Tax purposes.

(iii) The Borrower has not entered into a “contract manufacturing arrangement” within the meaning of proposed United States Treasury Regulations Section 1.45X-1(c)(3)(ii)(B) pursuant to which another person can claim 45X Credits with respect to Qualified Solar Components produced by the Project.

(iv) No Person has or will apply for or claim a credit with respect to any portion of the Project under Section 48C of the Internal Revenue Code.

(hh) Subsidiaries. The Borrower has no Subsidiaries. All outstanding Capital Stock of the Borrower have been duly and validly issued, are fully paid and non-assessable (to the extent such concepts are applicable thereto) and has been issued free of preemptive rights. The Borrower has no outstanding securities convertible into or exchangeable for its Capital Stock or any outstanding right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Capital Stock or any stock appreciation or similar rights.

(ii) Beneficial Ownership Regulation. As of the Closing Date, the information included in the Borrower’s Beneficial Ownership Certification, if applicable, is true and correct in all respects.

(jj) Environmental and Social Risks. Subject matter experts of the Borrower (or its Affiliates) or the Independent Engineer have evaluated the Project’s environmental and/or social risks and are satisfied that the Borrower (or its Affiliates) has implemented reasonably appropriate mitigating measures as needed, consistent with projects of a similar nature.

(kk) Green Loans. All information about the Project, the green loan framework set forth in Section 11.01 (the “Green Loan Framework”), as well as Borrower’s sustainability initiatives or strategy which have been or may be provided to the Administrative Agent, the Green Loan Coordinator or any Lender by or on behalf of it, or which have been or may be approved by it (collectively, including the Green Loan Framework, the “Green Loan-Related Information”), is true and accurate in all material respects as of the date it is provided or approved and as of the date (if any) of which it is stated.

Article VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Loan or other Obligation (other than contingent indemnification or expense reimbursement obligations as to which no claim has been asserted) hereunder which remains unpaid or unsatisfied, the Borrower covenants and agrees as follows:

Section 6.01. Reporting Requirements. The Borrower shall furnish to the Administrative Agent for delivery to the Lenders:

(a) Default Notice. Promptly, and, solely with respect to a notice of the occurrence of a Default, in any event within five (5) Business Days, after a Responsible Officer obtains knowledge thereof, notice of the occurrence of any Default, Event of Default or any event, development or occurrence which, in the Borrower’s reasonable judgment, has had, or would reasonably be expected to have, a Material Adverse Effect continuing on the date of such statement, a statement of a Responsible Officer setting forth details of such Default, Event of Default or event, development or occurrence and the action that the Borrower has taken and proposes to take with respect thereto.

(b) Quarterly Financials. Within sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year (commencing with the first full Fiscal Quarter commencing after the Closing Date), the unaudited consolidated balance sheets of the Borrower as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income, stockholders’ equity and cash flows of the Borrower for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case and in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, together with a Responsible Officer Certification.

(c) Annual Financial Statements. Within one hundred fifty (150) days after the end of each Fiscal Year (commencing with Fiscal Year ending on 2025), (i) the consolidated balance sheets of the Borrower as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year; and (ii) a report thereon of an independent certified public accountants of recognized national standing selected by the Borrower, as applicable, which report shall be unqualified as to going concern and scope of audit (other than any qualification, exception or explanatory paragraph that is solely with respect to, or resulting solely from, an upcoming maturity date of Debt that is scheduled to occur within one (1) year from the time such opinion is delivered), and shall state that such financial statements fairly present, in all material respects, the financial position of the Borrower as at the date indicated and the results of operations and its cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards.

(d) Compliance Certificate. Together with each delivery of financial statements of the Borrower pursuant to paragraphs (b) and (c), a duly executed and completed Compliance Certificate.

(e) Construction Progress.

(i) Within forty-five (45) days after the end of each Fiscal Quarter ending prior to the Conversion Date, a construction progress report from the Borrower substantially in the form of Exhibit K-1 and including (A) an estimate of the anticipated Facility Commissioning Date under each Offtake Contract, (B) estimates of anticipated Project Costs to achieve the Facility Commissioning Date under each Offtake Contract, (C) a specific listing of any material change orders approved under the Material Contracts to which the Borrower is a party and the reasons therefor, (D) status of pending Governmental Authorizations, (E) copies of all reports prepared or provided to the Borrower by any Construction Contractor and (F) any occurrence of which the Borrower is aware that would reasonably be expected to result in any Cost Overrun Event.

(ii) Within thirty (30) days after the end of each month ending prior to the Conversion Date (commencing with the first full month commencing after the Closing Date), a construction progress report from the Borrower substantially in the form of Exhibit K-2 and including (A) an estimate of the anticipated Facility Commissioning Date under each Offtake Contract and (B) estimates of anticipated Project Costs to achieve the Facility Commissioning Date under each Offtake Contract.

(f) Modifications to Construction Timing or Budget. Promptly upon any material modification to the Construction Budget and Schedule, written notice thereof.

(g) Project Reports. Within thirty (30) days after the end of each month following the Conversion Date (commencing with the first full month commencing after the Conversion Date), operating reports from the Borrower in respect of the Project substantially in the form of Exhibit K-3 and including (i) the total volume of merchant sales made during such month and (ii) a marketing update which includes details with respect to any offtake contracts executed by the Borrower (including the identity of the offtaker; commitment volume; tenor; pricing and other key commercial terms).

(h) Litigation. Promptly upon any Responsible Officer obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by the Borrower to the Administrative Agent and the Lenders, or (ii) any verdict or judgment in any Adverse Proceeding that, in the case of either clause (i) or (ii), could reasonably be expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of the transactions contemplated hereby, written notice thereof.

(i) Events Under Material Contracts, etc.

(i) Promptly upon execution thereof, copies of any material indenture, loan or credit or similar agreement, and any related security agreements, guarantees or other collateral documents entered into by the Borrower in connection with the incurrence of any Debt permitted to be incurred under Section 7.03 and secured by a Lien on any Property of any of the Borrower, and copies of any subsequent material amendments, modifications or waivers of any of the foregoing.

(ii) Promptly upon receipt or delivery thereof, copies of all notices of material defaults under any Material Contract or any material force majeure event that continues for more than ten (10) consecutive days.

(iii) Promptly upon any Responsible Officer obtaining knowledge thereof, notice of any event which is reasonably likely to delay the Facility Commissioning Date under any Offtake Contract or the Conversion Date beyond the Date Certain.

(iv) Promptly upon receipt or delivery thereof, copies of (A) any amendment or material waiver to any Material Contract, (B) any material amendment to the Organizational Documents of the Borrower and (C) any additional Material Contracts entered into by the Borrower.

(j) ERISA. (i) Promptly upon any Responsible Officer obtaining knowledge of the occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Borrower or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto; and (ii) to the extent requested in writing by the Administrative Agent, and to the extent not prohibited by applicable law, copies of (1) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any of its ERISA Affiliates with the IRS with respect to each Pension Plan; and (2) all notices received by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event.

(k) Environmental Conditions; Environmental and Social Requirements. Promptly upon any Responsible Officer obtaining knowledge thereof, written notice describing in reasonable detail (A) any material threatened or actual Release on, to, or from any Real Estate Asset, the Project or any real Property adjoining any Real Estate Asset or Project, which is required to be reported to any Governmental Authority by the Borrower, or that requires investigation, cleanup or other remedial action by the Borrower, under any Environmental Laws, (B) any material investigation, cleanup or other remedial action taken by the Borrower or any other Person acting on behalf of Borrower in response to any Hazardous Materials Activities, (C) any actual or alleged material noncompliance, (D) any material Environmental Actions against the Borrower or the Sponsor Parties or any of their Subsidiaries that is related to the Project or any Real Estate Asset, (E) the Borrower’s discovery of any material fact, occurrence or condition at, in, on, under or from any Real Estate Asset, the Project or any real Property adjoining any Real Estate Asset or Project that could cause the Real Estate Asset or the Project or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, (F) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether the Borrower may have material responsibility or liability under Environmental Laws as the result of any Hazardous Materials Activity or any actual or alleged noncompliance, or (G) any other material Environmental Actions.

(l) Insurance.

(i) Promptly after the occurrence thereof, notice of any Casualty Event or Event of Eminent Domain affecting the Borrower, whether or not insured, through fire, theft, other hazard, casualty or otherwise involving a probable loss of $5,000,000 or more.

(ii) Promptly after receipt thereof, copies of any cancellation or receipt of written notice of threatened cancellation of any Property damage insurance required to be maintained under Section 6.06.

(m) Information Regarding Collateral. Prompt written notice of any change in any Loan Party’s (i) corporate name, (ii) identity or corporate structure, (iii) jurisdiction of organization or (iv) Federal Taxpayer Identification Number or state organizational identification number. Each of the Borrower and Holdings agrees that it shall not effect or permit any change referred to in the preceding sentence unless, on or prior to such change, all filings are made under the Uniform Commercial Code or otherwise that are reasonably required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral to the extent contemplated in the Collateral Documents.

(n) Patriot Act. Promptly after the request by any Lender or Agent, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” requirements and Anti-Money Laundering Laws, including the Patriot Act.

(o) Acceptable Additional Third Party Offtake Contract. Within thirty (30) days after the end of each month (commencing with the first full month commencing after the Closing Date), updates on the status of the negotiation and execution of any Acceptable Additional Third Party Offtake Contracts.

(p) TUS Financials. At all times prior to the date on which TUS’s commitment under the TUS Offtake Contract is reduced to zero:

(i) Quarterly Financials. Within sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year (commencing with the first full Fiscal Quarter commencing after the Closing Date), the unaudited consolidated balance sheet of TUS as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income, stockholders’ equity and cash flows of TUS for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case and in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, together with a Responsible Officer Certification.

(ii) Annual Financial Statements. Within one hundred fifty (150) days after the end of each Fiscal Year (commencing with the Fiscal Year in which the Closing Date occurs), (i) the consolidated balance sheet of TUS as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of TUS for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year; and (ii) a report thereon of an independent certified public accountants of recognized national standing selected by TUS which report shall be unqualified as to going concern and scope of audit (other than any qualification, exception or explanatory paragraph that is solely with respect to, or resulting solely from, an upcoming maturity date of Debt that is scheduled to occur within one (1) year from the time such opinion is delivered), and shall state that such financial statements fairly present, in all material respects, the financial position of TUS as at the date indicated and the results of operations and its cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards.

(q) Other Information. Such other information respecting the business, financial, legal or corporate affairs of the Sponsor Parties that is reasonably requested by any Lender or Agent with adequate advance notice.

Delivery of financials, reports, information and documents to the Administrative Agent pursuant to this Section 6.01 is for purposes of the Administrative Agent’s delivery to the Lenders only and the Administrative Agent’s receipt thereof shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants or obligations under this Agreement or any other Loan Document. The Administrative Agent has no duty to examine such financials, reports, information or documents to ensure compliance with the provision of this Agreement or any other Loan Document or to ascertain the correctness or otherwise of the information or the statements contained therein.

Section 6.02. Use of Proceeds. The Borrower shall use the proceeds of the Construction/Term Loans and the Cumulative Equity Contributions solely to (a) fund Project Costs, (b) pay fees and expenses relating to the Transactions and (c) prior to the Conversion Date, pay interest on the Construction/Term Loans.

Section 6.03. Compliance with Laws; Environmental and Social Requirements.

(a) Without duplication of clause (b), the Borrower shall comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental and Social Requirements); and

(b) The Borrower shall use commercially reasonable efforts to cause all Persons operating or occupying any of its Real Estate Assets to, (i) comply with all Environmental Laws and (ii) obtain, maintain, renew and comply with all Environmental Permits necessary for the Project or otherwise with respect to its operations and occupancy of any Real Estate Asset.

Section 6.04. Taxes. Borrower shall timely file all material U.S. federal, state and local and foreign Tax returns required to be filed with a Governmental Authority, and shall timely pay all material U.S. federal, state and local and foreign Taxes levied or imposed upon it or its Properties, income or assets or otherwise due and payable, except such Taxes that are being contested in good faith by appropriate and diligently conducted proceedings and as to which adequate reserves have been established in accordance with GAAP.

Section 6.05. Hazardous Materials Activities, Etc. Borrower shall cure any non-compliances with Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action with respect to all actual or threatened Releases of Hazardous Materials by the Borrower or at, on, in, under or from any Real Estate Asset or the Project, to the extent required under, and in compliance with, all Environmental Laws (provided, that the Borrower shall not be required to undertake any such investigation, study, sampling, testing, cleanup, removal, remedial or other action if (A) its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances or (B) (i) upon obtaining knowledge of any actual or suspected non-compliance, the Borrower promptly undertakes all commercially reasonable efforts to achieve compliance and (ii) such non-compliance, in the aggregate with any other non-compliance with the foregoing clause (i) and taking into consideration all of the Borrower’s efforts to achieve compliance, could not reasonably be expected to be material).

Section 6.06. Maintenance of Insurance.

(a) The Borrower shall maintain the insurance coverages set forth on Schedule 6.06 (the “Required Insurance”).

(b) On the first Disbursement Date, and within thirty (30) days after each policy renewal date, but no less frequently than annually in the case of operational insurance, the Borrower shall furnish to the Collateral Agent proof of insurance, identifying the insurers, the type of insurances, summarizing the scope and the limits of coverage, the deductibles and terms of the insurance and confirming payment to date of all insurance premiums.

(c) The Borrower shall, to the extent applicable, cause any Insurance Proceeds (other than third party proceeds which shall be paid directly to the claimant rather than the insured party, the additional insured or the loss payee) or Eminent Domain Proceeds to be applied in accordance with Section 2.05(b)(iii).

Section 6.07. Preservation of Corporate Existence, Etc. The Borrower shall preserve and keep in full force and effect, (a) its existence, and (b) all rights and franchises, licenses and permits material to its business, except with respect to clause (b) only, where the failure to so preserve and keep in full force and effect such rights, franchises, licenses and permits could not reasonably be expected to have a Material Adverse Effect.

Section 6.08. Visitation Rights. At any reasonable time and from time to time upon reasonable prior notice, the Borrower shall permit any of the Agents, the Lenders, or any agents or representatives designated by the Lenders, to examine and make copies of and abstracts from the records and books of account of, and visit the Properties of the Borrower and to discuss the affairs, finances and accounts of the Borrower with any of its officers or directors; provided that (i) unless an Event of Default has occurred and is continuing or the reason for the visit is to inspect the consequences of a material Casualty Event, there shall not be more than one (1) visit to the Project during any period of twelve (12) consecutive months and (ii) the Borrower shall be responsible for the reasonable and documented, out-of-pocket costs and expenses for up to one (1) visit to the Project during any period of twelve (12) consecutive month period for no more than one (1) representative from each Lender and, unless an Event of Default has occurred and is continuing, (A) any additional visits by the Agents shall be at the expense of the Lenders and (B) any additional visits by any agent or representative of any Lender or Lenders shall be at the expense of such Lender or Lenders.

Section 6.09. Keeping of Books. The Borrower shall keep proper books of record and account, in which full, true and correct entries shall be made of all material financial transactions and the material assets and business of the Borrower, as applicable, in accordance with GAAP in effect from time to time and otherwise in compliance in all material respects with the regulations of any Governmental Authority having jurisdiction thereof.

Section 6.10. Obtain and Maintain Governmental Authorizations. The Borrower shall obtain and maintain in full force and effect each material Governmental Authorization required for the then-current stage of development, construction, ownership, operation and maintenance of the Project and shall comply with all obligations (including, without limitation, all mandatory reporting and/or filing requirements) binding on the Borrower under all Governmental Authorizations held in the name of the Borrower. In the event that any material Governmental Authorization not listed on Schedule 5.01(e) is required by the Borrower or by applicable law for the then-current stage of development, siting, construction, ownership, operation or maintenance of the Project, the Borrower shall, promptly after obtaining knowledge thereof, submit to the Administrative Agent and the Lenders an amendment to Schedule 5.01(e) reflecting the inclusion of such Governmental Authorization.

Section 6.11. Construction, Operation and Maintenance of Project.

(a) The Borrower shall take commercially reasonable steps to ensure that the Project is constructed, completed, tested, commissioned, equipped, operated and maintained substantially in accordance with Prudent Industry Practice, on a timeframe consistent in all material respects with the Construction Budget and Schedule and as contemplated in the Material Contracts.

(b) On or prior to the Conversion Date and, thereafter, no later than thirty-one (31) days prior to the end of each Fiscal Year, the Borrower shall deliver to the Administrative Agent and the Lenders annual operating plan and budget, subject to the prior written approval of the Required Lenders (the “Annual Operating Budget”) and substantially in the form of Exhibit L, detailed by calendar month and consistent with the methodology set forth in the Base Case Model of anticipated revenues, debt service, proposed shareholder or member distributions (including Permitted Tax Distributions), Capital Expenditures (including the source of proceeds for such Capital Expenditures), maintenance, repair and operation expenses, maintenance reserves and all other anticipated costs for the Project for the succeeding Fiscal Year (and, for the initial Annual Operating Budget delivered in connection with the Conversion Date, for the remainder of the Fiscal Year during which the Conversion Date occurs); provided if the costs and expenses set forth in the proposed Annual Operating Budget for any Fiscal Year, when incorporated into the Base Case Model, demonstrate that the Debt Service Coverage Ratio projected for the applicable annual period will equal or exceed (a) 1.25x as calculated based on projected revenue from the Offtake Contracts or (b) 2.0x as calculated based on projected merchant revenues, then such Annual Operating Budget shall only be subject to the prior written approval of the Required Lenders to the extent of line items in the proposed Annual Operating Budget (if any) which are not directly passed through to Offtakers under the terms of the Offtake Contracts and that are in excess of 110% of the amounts budgeted for such applicable line item in the applicable contract year in the Base Case Model.

(c) The Borrower shall operate and maintain the Project within the applicable Annual Operating Budget; provided that the Borrower shall not be considered in violation of the foregoing solely due to exceeding the amounts contemplated in the Annual Operating Budget (i) for line items in the proposed Annual Operating Budget (if any) which are directly passed through to Offtakers under the terms of the Offtake Contracts, (ii) for all other line items, by an amount no greater than one hundred ten percent (110%) in the aggregate for such line items in order to pay costs that are unanticipated, imminent, due and payable or (iii) in any case, if when such amounts are incorporated into the Base Case Model, the Debt Service Coverage Ratio projected for the applicable annual period will equal or exceed (a) 1.25x as calculated based on projected revenue from the Offtake Contracts or (b) 2.0x as calculated based on projected merchant revenues.

Section 6.12. Accounts.

(a) Each of the Borrower shall open and maintain bank accounts only in compliance with Section 7.17 and the Depositary Agreement.

(b) If Borrower makes a Direct Pay Election, Borrower shall identify the Revenue Account on the relevant Tax returns and other filings as the account to which Direct Payments shall be deposited and, to the extent Direct Payments are not deposited directly into the Revenue Account, shall immediately transfer any and all Direct Payments, in whatever form received, into the Revenue Account.

(c) If Borrower makes a Transfer Election, Borrower shall identify the Revenue Account as the account to which all Transfer Payments are to be made and, to the extent any Transfer Payments are not deposited directly into the Revenue Account, shall immediately transfer any and all Transfer Payments into the Revenue Account.

Section 6.13. Production and Sale of Qualified Solar Components. So long as the Borrower is eligible to receive 45X Credits:

(a) The Borrower will use the Project to produce (within the meaning of Section 45X(a) of the Internal Revenue Code) Qualified Solar Components in its trade or business.

(b) The Borrower will sell Qualified Solar Components (i) to a Person that is not related (for purposes of Section 45X(d)(1) of the Internal Revenue Code) to the Borrower or (ii) to a Person that is related to the Borrower (for purposes of Section 45X(d)(1) of the Internal Revenue Code) and that is not disregarded as separate from the Borrower so long as the Borrower properly makes the election described in Section 45X(a)(3)(B) of the Internal Revenue Code to treat sales to related Persons as made to unrelated Persons.

Section 6.14. Performance of Material Contracts. The Borrower shall:

(a) perform and observe all the material terms and provisions of each Material Contract to be performed or observed by it; and

(b) enforce against the relevant counterparty to such Material Contract each covenant or obligation under such Material Contract to which it is a party in accordance with its terms, except where failure of the Borrower to enforce such covenant or obligation could not reasonably be expected to have a Material Adverse Effect.

Section 6.15. Additional Security . The Borrower shall promptly (and in any event with thirty (30) days) following the acquisition by the Borrower of any real Property with a fair market value exceeding $1,000,000 (“Material Real Property”), at the Borrower’s expense:

(a) to duly execute and deliver to the Collateral Agent an additional deed of trust with respect to such Material Real Property (the “Additional Deed of Trust”);

(b) to take as additional reasonable actions (including the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) as may be necessary in the reasonable opinion of and as reasonably requested by any Lender or Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting first priority Liens on any Material Real Property subject to such Additional Deed of Trust, to secure payment of all of the Obligations of the Borrower under the Loan Documents; and

(c) upon the request of any Lender, to cause to be delivered a favorable opinion of counsel for the Borrower reasonably acceptable to the Lender as to such matters reasonably requested by the Lenders that are customarily addressed in legal opinions rendered in connection with matters analogous to such Additional Deed of Trust.

Section 6.16. Further Assurances. Promptly upon request by any Lender or Agent, Holdings, Trina Blocker and the Borrower shall execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent may reasonably require from time to time in order to, (A) to the fullest extent permitted by applicable law, subject the Collateral, to the Liens now or hereafter intended to be covered by any of the Collateral Documents, and (B) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder.

Section 6.17. Maintenance of Property. The Borrower shall do or cause to be done all things necessary to maintain and preserve all Property material to the conduct of such business and keep such Property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.18. Lender Calls. The Borrower shall make its officers or directors available to participate in a conference call with the Lenders to discuss the affairs, finances and accounts of the Borrower, which conference call shall be held (i) once each Fiscal Quarter, until COD, and (ii) once each Fiscal Year, following COD.

Section 6.19. Separateness. The Borrower shall comply with the following:

(a) maintain deposit accounts or accounts, separate from those of the Sponsor or any Affiliate of any Sponsor Party with commercial banking institutions and shall not commingle its funds with those of the Sponsor or any Affiliate of any Sponsor Party;

(b) act solely in its name and through its duly authorized officers, managers, representatives or agents in the conduct of its businesses;

(c) conduct in all material respects its business solely in its own name, in a manner not misleading to other Persons as to its identity (without limiting the generality of the foregoing, all oral and written communications (if any), including invoices, purchase orders, and contracts); and

(d) comply in all material respects with the terms of the Borrower LLC Agreement or other Organizational Documents.

Section 6.20. [Reserved]

Section 6.21. Hedging. No later than fifteen (15) Business Days after the first Disbursement Date, the Borrower shall enter into, and thereafter maintain in full force and effect at all times on or prior to and including the Maturity Date, one or more Interest Rate Hedges with an Approved Hedge Counterparty to the extent required to cause the Borrower’s interest rate exposure to be fixed with respect to an aggregate notional amount, consistent with the Amortization Schedule (after taking into account any reductions of the Construction/Term Loan Commitments and prepayments of Construction/Term Loans pursuant to the terms of this Agreement), equal to (a) on and prior to the Conversion Date, at least seventy five percent (75%) of the aggregate amount of the total outstanding Construction/Term Loan Commitments and no more than one hundred five percent (105%) of the aggregate amount of total outstanding Construction/Term Loan Commitments and (b) thereafter, at least seventy five percent (75%) of the aggregate amount of the total outstanding Construction/Term Loans and no more than one hundred five percent (105%) of the aggregate amount of total outstanding Construction/Term Loans.

Section 6.22. [Reserved]

Section 6.23. Registration. So long as the Borrower is eligible to receive 45X Credits, beginning with the first taxable year of the Borrower that the Project is placed in service for U.S. federal income Tax purposes and produces and sells Qualified Solar Components, and continuing for each year (or portion thereof) during the term of this Agreement, the Borrower shall pre-register the Project (or the relevant portions thereof) as frequently as necessary consistent with the requirements of United States Treasury Regulations Section 1.6417-5 or United States Treasury Regulations Section 1.6418-4 and obtain a registration number in respect of the Project (or the relevant portions thereof) for such taxable year.

Section 6.24. 45X Monetization. So long as the Borrower is eligible to receive 45X Credits:

(a) Beginning with the first taxable year of the Borrower that the Project is placed in service for U.S. federal income Tax purposes and produces and sells Qualified Solar Components and continuing for each year (or portion thereof) during the term of this Agreement, the Borrower shall, with respect to all 45X Credits for such year, take all steps necessary to (i) make a Direct Pay Election, (ii) make a Transfer Election, or (iii) solely to the extent that the Borrower shall have implemented an Approved Self Monetization Structure or the requirement of Section 6.24(c) shall have otherwise been satisfied for the applicable period, claim such credits (or allocate such 45X Credits to its owners (for U.S. federal income tax purposes)).

(b) For each taxable year of the Borrower that the Borrower intends to make a Direct Pay Election, the Borrower shall take all steps necessary to properly and completely make a Direct Pay Election with respect to the 45X Credits, including taking each step described in United States Treasury Regulations Section 1.6417-2(b).

(c) For each taxable year of the Borrower that the Borrower intends to make a Transfer Election, the Borrower shall use commercially reasonable efforts to transfer the maximum quantity of available 45X Credits resulting from production and sale of Qualified Solar Components on market-based terms within the time period required pursuant to Section 6418 and United States Treasury Regulations thereunder pursuant to one or more Transfer Contracts in form and substance consistent with Section 6418 and United States Treasury Regulations thereunder; provided that if the Borrower has not made a Transfer Election and entered into a Transfer Contract with respect to the maximum quantity of available 45X Credits by June 30th of such taxable year, Borrower shall, to the extent it shall not have already implemented an Approved Self Monetization Structure, cause an Affiliate of the Borrower to deposit (as an equity contribution) an amount equal to the face value of 45X Credits which are not the subject of a Transfer Contract no later than June 30th following the taxable year to which such 45X Credit relate (which such amounts, for purposes of the Loan Documents, shall be treated as the proceeds of 45X Credits).

Section 6.25. Green Loan Reports. The Borrower shall report to the Green Loan Coordinator and the Lenders annually on the extent of allocation of the proceeds of the Loans to the Project and shall provide a report as required pursuant to the Green Loan Principles and the terms of this Agreement, in each case, within 120 days after the end of each calendar year during the term of this Agreement.

Section 6.26. TEXAS FINANCE CODE. TEXAS FINANCE CODE SECTION 307.052 COLLATERAL PROTECTION INSURANCE NOTICE: (A) BORROWER IS REQUIRED TO: (I) KEEP THE PROPERTY INSURED AGAINST DAMAGE IN THE AMOUNT LENDER SPECIFIES; (II) PURCHASE THE INSURANCE FROM AN INSURER THAT IS AUTHORIZED TO DO BUSINESS IN THE STATE OF TEXAS OR AN ELIGIBLE SURPLUS LINES INSURER; AND (III) NAME LENDER AS THE PERSON TO BE PAID UNDER THE POLICY IN THE EVENT OF A LOSS; (B) BORROWER MUST, IF REQUIRED BY LENDER, DELIVER TO LENDER A COPY OF THE POLICY AND PROOF OF THE PAYMENT OF PREMIUMS; AND (C) IF BORROWER FAILS TO MEET ANY REQUIREMENT LISTED IN PARAGRAPH (A) OR (B), LENDER MAY OBTAIN COLLATERAL PROTECTION INSURANCE ON BEHALF OF BORROWER AT THE BORROWER’S EXPENSE.

Section 6.27. Partnership. If the Borrower receives a notice of final partnership adjustment that would, with the passing of time, result in an “imputed underpayment” as that term is defined in Section 6225 of the Code, the Borrower shall, within thirty (30) days after the date of such notice, (a) timely elect pursuant to Section 6226 of the Code to make inapplicable the requirement in Section 6225 of the Code that the Borrower pay the “imputed underpayment” as that term is used in that Section, (b) comply with all of the requirements and procedures required in connection with such election, and (c) provide evidence of such election to the Administrative Agent.

Section 6.28. Final Title Endorsement. The Borrower shall furnish to Administrative Agent, no later than one hundred eighty (180) days after the date of recording of the Affidavit of Completion meeting the requirements of Section 53.106 of the Texas Property Code (as provided in Section 4.03(d)(iii)) (so long as such time period shall include the passing of any lien period for a mechanics lienor to file a lien claim under the laws of the State of Texas, and if not, such time period shall be automatically extended until the expiration of such lien period), a final Down Date Endorsement to the Title Policy confirming that there are no mechanics’ or materialman’s liens outstanding against the Mortgaged Properties, deleting the general exceptions for unfiled mechanics’ liens and deleting the exception for pending disbursements.

Article VII
NEGATIVE COVENANTS

So long as any Lender shall have any Loan or other Obligation (other than contingent indemnification or expense reimbursement obligations as to which no claim has been asserted) hereunder which remains unpaid or unsatisfied, the Borrower covenants and agrees as follows:

Section 7.01. Financial Covenants.

(a) Debt to Equity Ratio. The Borrower shall not permit the Debt to Equity Ratio to be greater than 40:60 prior to the Conversion Date.

(b) Debt Service Coverage Ratio. Beginning with the first full Fiscal Quarter following the Conversion Date, the Borrower shall not permit the Debt Service Coverage Ratio on the last day of any Fiscal Quarter to be less than 1.20:1.00, provided, that in the event that the Borrower fails to comply with the financial covenant set forth in this Section 7.01 as of the last day of any Fiscal Quarter, the Sponsor or its Affiliates shall have the right, no later than thirty (30) days after the end of such Fiscal Quarter, to make cash equity contributions or disburse Subordinated Loans to the Borrower, deposited in the Revenue Account, in the amount necessary, when added to the Cash Available for Debt Service for the applicable Fiscal Quarter, to cause the Borrower to achieve a Debt Service Coverage Ratio for such Fiscal Quarter of at least 1.20:1.00 (the “Cure Right”); provided, that the Cure Right shall not be exercisable more than two (2) times during any one-year period or more than five (5) times in the aggregate prior to the Maturity Date. Following the exercise of the Cure Right, the cash so contributed shall be disregarded for each subsequent calculation of the Debt Service Coverage Ratio.

Section 7.02. Liens. The Borrower shall not create, incur, assume or suffer to exist any Lien on or with respect to any of its Properties (including accounts) of any character whether now owned or hereafter acquired, or (other than as permitted in Section 7.06(d)) assign any accounts or other right to receive income, in each case except Permitted Liens.

Section 7.03. Debt. The Borrower shall not create, incur, assume or suffer to exist any Debt, except (without duplication, and to the extent constituting Debt):

(a) Debt of the Borrower under the Loan Documents;

(b) Subordinated Debt subordinated pursuant to subordination and intercreditor terms consistent with the terms of subordination set forth on Schedule 7.03(b) (Terms of Subordination), not to exceed $25,000,000 at any time outstanding; provided, that such $25,000,000 limitation shall not apply to any Subordinated Debt incurred by Borrower from an Affiliate of Borrower;

(c) Purchase Money Debt and Debt in respect of Capital Leases incurred by the Borrower in an aggregate amount, when combined with the aggregate principal amount of all Debt incurred pursuant to this Section 7.03(b), not to exceed $5,000,000 at any time outstanding;

(d) obligations under or in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees, and obligations to pay insurance premiums and workers’ compensation claims, in each case incurred in the ordinary course of business;

(e) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that such Debt is extinguished within ten (10) Business Days after its incurrence;

(f) trade or other similar Debt incurred by the Borrower in the ordinary course of business (but not for borrowed money) and (i) not more than 90 days past due or (ii) being disputed in good faith and by appropriate proceedings, in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(g) contingent liabilities incurred by the Borrower in the ordinary course of business, including the acquisition or sale of goods, services, supplies or merchandise in the normal course of its business and the endorsement of negotiable instruments received in the normal course of its business, in an aggregate amount not to exceed $15,000,000 at any time outstanding;

(h) any obligation arising from agreements of the Borrower providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any assets in a transaction permitted under this Agreement; provided that such obligation is not reflected as a liability on the face of the balance sheet of the Borrower;

(i) to the extent constituting Debt, Debt in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, in each case incurred in the ordinary course of business, in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(j) obligations under any Hedging Agreement entered into by the Borrower which are not prohibited pursuant to Section 7.12; and

(k) other unsecured Debt of the Borrower in an aggregate principal amount not exceeding $5,000,000 at any time outstanding.

Section 7.04. Change in Nature of Business. The Borrower shall not engage in any business other than the development, extension, ownership, operation, management, maintenance, use and financing of the Project and activities associated with or incidental thereto.

Section 7.05. Fundamental Changes. The Borrower shall not: (a) merge with or into or consolidate or amalgamate with any other Person or (b) wind up, liquidate or dissolve or take any action that would (or fail to take any action where such failure would) result in the liquidation or dissolution of the Borrower.

Section 7.06. Disposition of Property. The Borrower shall not directly or indirectly, Dispose of any Property or interest therein to any Person (in one transaction or a series of related transactions), except:

(a) Dispositions of personal Property that is obsolete, damaged, worn out, surplus or not used or useful in the business of the Borrower, including any such Disposition made in exchange for, or as a credit against the purchase price of, any replacement Property;

(b) Dispositions of inventory, if any, in the ordinary course, including Dispositions of photovoltaic solar panels pursuant to any Offtake Contract, any Non-TUS Reducing Offtake Contract, or pursuant to any other contractual or merchant sale arrangement;

(c) the liquidation, sale or use of Cash and Cash Equivalents;

(d) sales or discounts without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof (but excluding, for the avoidance of doubt, sales or discounts of accounts receivable in connection with any factoring or securitization of receivables or similar arrangement);

(e) transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise) or their designee, and transfers of Property that have been subject to a casualty to the respective insurer or its designee of such Property as part of an insurance settlement;

(f) leases, subleases, licenses or sublicenses of Property in the ordinary course of business and which do not materially interfere with the business of the Borrower;

(g) Dispositions by the Borrower, pursuant to a Transfer Contract, of 45X Credits.

Section 7.07. Investments. The Borrower shall not make, hold or permit to remain outstanding any Investment in or to any Person, except:

(a) Investments in Cash and Cash Equivalents;

(b) [Reserved]

(c) Capital Expenditures (to the extent constituting Investments) not prohibited by Section 7.13;

(d) Guarantees permitted under Section 7.03;

(e) Investments consisting of extensions of credit in the nature of deposits, prepayments, accounts receivable, notes receivable or other similar accounts arising from the grant of trade credit in the ordinary course of business; and

(f) Investments in securities or other assets of trade creditors or customers in the ordinary course of business received in settlement or bona fide disputes or upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers.

Section 7.08. Restricted Payments.

(a) Except to the extent permitted pursuant to Section 7.08(b) or (c) or any Permitted Tax Distributions, the Borrower shall not, directly or indirectly, make, or agree to pay or make, any Restricted Payment unless each of the applicable conditions in clauses (i) through (v) of this Section 7.08(a) is satisfied, both immediately before and after the making of such Restricted Payment:

(i) the Borrower has made its first scheduled principal payment in respect of the Construction/Term Loans;

(ii) no Default or Event of Default has occurred and is continuing;

(iii) the Borrower has delivered to the Administrative Agent a certificate signed by a Responsible Officer certifying that the Debt Service Coverage Ratio (expressly excluding any amount contributed pursuant to the Cure Right) for the last Measurement Period is at least equal to 1.25:1.00, setting out its calculations thereof;

(iv) the Debt Service Reserve Account of the Borrower has on deposit an amount equal to the Debt Service Reserve Required Balance; and

(v) the Borrower has made all mandatory prepayments required pursuant to Section 2.05.

Upon the satisfaction of the conditions set forth in clauses (i) through (v) of this Section 7.08(a) and within a period of thirty (30) days starting on and from the relevant Quarterly Date, the Borrower may cause the transfer of the Restricted Payment amounts eligible for distribution from the Distribution Reserve Account pursuant to the Depositary Agreement.

(b) Within a period of thirty (30) days starting on and from the Conversion Date, the Borrower and Holdings shall be permitted to make a single distribution, from available cash on deposit in the Construction Account, in an aggregate amount such that, after the making of such distribution, the Debt to Equity Ratio shall not be greater than 40:60.

(c) In connection with the execution of any Non-TUS Reducing Offtake Contract, so long as no Default or Event of Default has occurred and is continuing, the Borrower and Holdings shall be permitted to make a distribution of any “Production Reservation Fee” (or any similar or equivalent term, howsoever defined) paid to the Borrower under such Non-TUS Reducing Offtake Contract.

Section 7.09. Accounting Changes. The Borrower shall not make or permit any change in (a) accounting policies or reporting practices, except as required or permitted by GAAP and except for any changes which are not materially adverse to the Lenders, or (b) their fiscal year.

Section 7.10. Sales and Leasebacks. The Borrower shall not directly or indirectly, enter into any Sale/Leaseback Transaction.

Section 7.11. Subsidiaries. The Borrower shall not create or acquire any Subsidiary.

Section 7.12. Hedging Agreements. The Borrower shall not enter into any Hedging Agreement other than an Interest Rate Hedge entered into in accordance with Section 6.21.

Section 7.13. Capital Expenditures. The Borrower shall not make any Capital Expenditures other than:

(a)  Capital Expenditures constituting Project Costs and funded from the proceeds of Construction/Term Loans or Cumulative Equity Contributions;

(b) Capital Expenditures which constitute Capital Leases permitted by Section 7.03(b); and

(c) Capital Expenditures contemplated in any Annual Operating Budget or otherwise permitted under Section 6.11(c).

Section 7.14. Transactions with Affiliates. The Borrower shall not enter into any transaction or series of related transactions of any kind with any Affiliate of any Sponsor Party, whether or not in the ordinary course of business (each, an “Affiliate Transaction”), except:

(a) transactions upon fair and reasonable terms and conditions no less favorable to the Borrower than would have been obtained in a comparable arm’s length transaction with a Person not an Affiliate;

(b) [Reserved]

(c) any Restricted Payment permitted to be made pursuant to Section 7.08;

(d) the issuance or sale of any Capital Stock of Borrower to, or the receipt by Borrower of any capital contribution from, the holders of its Capital Stock;

(e) indemnities of officers, directors and employees of the Borrower permitted by charter, bylaw or statutory provisions;

(f) the payment of reasonable and customary compensation and fees consistent with the Base Case Model to officers or directors of the Borrower;

(g) the Loan Documents; and

(h) the TUS Offtake Contract, the Administrative Services Agreements, the Marketing Services Agreement, the IP License Agreements, the Intercompany Poly Supply Agreement and the Intercompany Supply Agreement, in each case as in effect on the Closing Date.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Borrower may not transfer, assign, sell, sale and leaseback, exclusively license, pledge, dispose of or otherwise grant, pledge or transfer any interest in, to or under any material Intellectual Property to any Affiliate, whether through an Affiliate Transaction or otherwise.

Section 7.15. Amendments to Organizational Documents. The Borrower shall not amend its certificates of formation or limited liability company agreements or other Organizational Documents in a manner that is adverse to the Lenders in any material respect.

Section 7.16. Negative Pledge Agreements. The Borrower shall not create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Collateral Agent for the benefit of the Secured Parties, or which requires the consent of or notice to other Persons in connection therewith; provided, however, that the preceding restrictions will not apply to encumbrances or restrictions arising under or by reason of (a) this Agreement or the Collateral Documents, (b) any leases or licenses or similar contracts as they affect any such lease, license or contract or any Property or Lien subject thereto or (c) any contract, agreement or understanding creating Liens on Capital Leases or Purchase Money Debt permitted by Section 7.03(b) (but in each case only to the extent related to the Property on which such Liens were created).

Section 7.17. Accounts. The Borrower shall not maintain any deposit account, investment account or securities account other than the Collateral Accounts.

Section 7.18. [Reserved]

Section 7.19. Sanctions. Borrower shall not directly or knowingly indirectly, use any part of the proceeds of any Construction/Term Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity: (a) to fund, finance or facilitate any activities of or business with any Sanctioned Person in violation of Sanctions; or (b) otherwise in any manner that would constitute or give rise to a violation of Sanctions by any Person (including any Person participating in the transaction, whether as a Lender, Agent, Joint Lead Arranger or otherwise).

Section 7.20. Anti-Corruption Laws and Anti-Money Laundering Laws. Borrower shall not directly or knowingly indirectly, use any part of the proceeds of any Construction/Term Loans: (a) for the purpose of making any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of applicable Anti-Corruption Laws; or (b) in any other manner that would constitute a violation of applicable Anti-Corruption Laws or Anti-Money Laundering Laws.

Section 7.21. Consents. Borrower shall not directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Lender for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of any Loan Document unless such consideration is offered to be paid and is paid to all Lenders that consent, waive or agree to amend in the time frame and on the terms set forth in the documents relating to such consent, waiver or agreement.

Section 7.22. [Reserved]

Section 7.23. Tax Character. The Borrower shall not be or become classified as other than a partnership for U.S. federal income Tax purposes.

Section 7.24. Election Revocation. If the Borrower makes a Direct Pay Election in accordance with Section 6.24, the Borrower shall not make any election or take any action to cause the Direct Payment Election to be revoked or otherwise ineffective; and, if the Borrower makes a Transfer Election in accordance with Section 6.24, the Borrower shall not make any election or take any action to cause the Transfer Election to be revoked or otherwise ineffective.

Section 7.25. Material Contracts. The Borrower shall not:

(a) cause, consent to, or permit, any amendment to, modification, variance, impairment, assignment or replacement of, or waiver of timely compliance with, any terms or conditions of any Material Contract in a manner that is in any respect materially adverse to the interests of the Lenders;

(b) cause, consent to, or permit, any cancellation or termination (except for a termination that occurs automatically in accordance with the express terms of such agreement) of any Material Contract; or

(c) enter in to any new Material Contract unless it (i) is in the best interest of, and on terms fair and reasonable to, the Borrower and not adverse to the interests of the Project or the Lenders, (ii) is assignable as Collateral pursuant to its terms or pursuant to applicable law, (iii) if such Material Contract is (A) a replacement for the Retrofit EPC Contract or (B) an Acceptable Additional Third Party Offtake Contract, the Borrower shall have delivered to the Lenders and the Agents a Direct Agreement in connection therewith in form and substance reasonably satisfactory to the Required Lenders and the Agents and (iv) does not prevent the Borrower’s ability to perform their respective material obligations under any existing Material Contract.

Section 7.26. 48C Credit(a) . None of the Borrower nor any Affiliate shall apply for or claim any credit under Section 48C of the Internal Revenue Code with respect to the Project.

Article VIII
EVENTS OF DEFAULT

Section 8.01. Events of Default. Each of the following events or occurrences shall constitute an “Event of Default”:

(a) Failure to Make Payments. (i) The Borrower shall fail to pay any principal of any Loan when the same shall become due and payable, (ii) the Borrower shall fail to pay any interest on any Loan after the same shall become due and payable within three (3) Business Days after the same shall become due and payable, or (iii) the Borrower or the Sponsor shall fail to make any other payment under any Loan Document within five (5) Business Days after the same shall become due and payable; or

(b) Misstatements. Any representation or warranty made by any Loan Party or the Sponsor (or any of their respective officers) in any Loan Document (or in any certificate delivered pursuant thereto) shall prove to have been incorrect in any material respect when made; provided that, if (i) the fact, event or circumstance resulting in such false or incorrect representation or warranty is capable of being cured, corrected or otherwise remedied, and (ii) such fact, event or circumstance resulting in such false or incorrect representation or warranty shall have been cured, corrected or otherwise remedied no later than sixty (60) days after the date written notice thereof shall have been given to the Borrower by the Administrative Agent, then such false or incorrect representation or warranty shall not constitute an Event of Default for purposes of the Loan Documents; or

(c) Breach of Terms of Agreement.

(i) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 6.01(a) (with respect to notice of Default or Event of Default only), 6.02, 6.07 (with respect to the existence of Holdings, Trina Blocker and the Borrower only), or Article VII; or

(ii) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 6.01(b), (c) or (d) or in Section 6.06, 6.12 or 6.15, and such failure shall remain unremedied for thirty (30) days (or, in the case of Section 6.06 or 6.12, five (5) Business Days) after the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent; or

(iii) any Loan Party or the Sponsor shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed and such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Borrower or such Loan Party or the Sponsor by the Administrative Agent or any Lender; provided that (A) if such failure does not involve the payment of money to any Person and is not susceptible to cure within thirty (30) days, (B) such Person is proceeding with diligence and good faith to cure such default and such default is susceptible to cure and (C) the existence of such failure has not resulted in a Material Adverse Effect, such thirty (30)-day period shall be extended as may be necessary to cure such failure, such extended period not to exceed ninety (90) days in the aggregate (inclusive of the original thirty (30)-day period); or

(d) Cross-Default. Any Loan Party, TUS (solely until solely until the TUS’s commitment under the TUS Offtake Contract is reduced to zero) or the Sponsor (solely until the Conversion Date) shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Material Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) after giving effect to any applicable grace period; or fails to observe or perform any other agreement or condition relating to any Material Debt, or any other event occurs that constitutes a default with respect to any Material Debt, and as a result thereof, such Material Debt becomes immediately due and payable prior to scheduled maturity or may be declared to be immediately due and payable prior to scheduled maturity and, in any such case, such Material Debt has not been paid or the acceleration of the scheduled maturity thereof has not been rescinded within five (5) Business Days; provided that this paragraph (d) shall not apply to secured Debt that becomes due as a result of a voluntary sale or transfer of the Property securing such Debt, if such Debt is promptly paid; or

(e) Insolvency. Any Sponsor Party or any Offtaker (each, an “Affected Party”) shall fail generally to pay its debts as such debts become due, or shall admit in writing its inability to pay its debts as they become due, or shall make a general assignment for the benefit of its creditors; or any proceeding shall be instituted by or against any Affected Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts, in each case under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of ninety (90) days or any order or decree approving or ordering any of the foregoing shall be entered; or its board of directors (or similar governing body) shall authorize any of the actions set forth above in this paragraph (e); or

(f) Judgments.

(i) Any final judgment or order, either individually or in the aggregate, for the payment of money (except to the extent covered by insurance) shall be rendered against (1) any Loan Party, in excess of $5,000,000, (2) TUS, in excess of $10,000,000 (solely until the TUS’s commitment under the TUS Offtake Contract is reduced to zero), or (3) the Sponsor, in excess of $30,000,000 (solely until the Conversion Date), and there shall be any period of sixty (60) consecutive days following the entry of such judgment or order during which the same shall not have been satisfied, vacated, bonded or discharged and a stay of enforcement of such judgment or order (by reason of a pending appeal or otherwise) shall not be in effect; or

(ii) Any final non-monetary judgment or order shall be rendered against any Loan Party, TUS (solely until the TUS’s commitment under the TUS Offtake Contract is reduced to zero) or the Sponsor (solely until the Conversion Date), which causes or could reasonably be expected to cause a Material Adverse Effect, and there shall be any period of sixty (60) consecutive days following the entry of such judgment or order during which the same shall not have been vacated, bonded or discharged and a stay of enforcement of such judgment or order shall not be in effect; or

(g) Invalidity of Loan Documents.

(i) Any material provision of any Loan Document after delivery thereof pursuant to Article IV or Section 6.15 shall for any reason (other than termination in accordance with its terms) cease to be valid and binding on and enforceable against the applicable Loan Party or the Sponsor (solely until the Conversion Date), or any Loan Party or the Sponsor (solely until the Conversion Date) shall so state in writing; or

(ii) Any Collateral Document after delivery thereof pursuant to Section 4.01 or Section 6.15 shall for any reason cease to create a valid and perfected (subject to the filings and recordings to be made on or after the Closing Date) first priority lien on and security interest in all or any material portion of the Collateral to the extent contemplated hereby or thereby, other than (A) as permitted by the Loan Documents or (B) as a result solely of the acts or omissions of any Agent or any other Secured Party; or

(h) Change of Control. A Change of Control shall occur; or

(i) ERISA. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in liability of Holdings or the Borrower in excess of $10,000,000 in any year during the term hereof; or (ii) a Lien or security interest under Section 430(k) of the Internal Revenue Code or under Section 303(k) of ERISA has been imposed on the Collateral, and such Lien secures outstanding amounts of Holdings or the Borrower in excess of $10,000,000 in any year during the term hereof; or

(j) Material Contract Breach. The occurrence of (i) a material breach by the Borrower under any Material Contract that permits, or with the passage of time, giving notice or both would permit, the other party thereto to terminate such Material Contract and the failure of such breach to be cured within sixty (60) days after occurrence thereof (or, if shorter, the applicable period as provided for in such Material Contract), or (ii) any termination prior to its stated term of any Material Contract (other than an Offtake Contract or, prior to the Conversion Date, the Retrofit EPC Contract) unless the Borrower has executed a replacement Material Contract reasonably acceptable to the Required Lenders no later than ninety (90) days following such termination, or (iii) prior to the Conversion Date, any termination prior to its stated term of the Retrofit EPC Contract unless the Borrower has executed a replacement Retrofit EPC Contract reasonably acceptable to the Required Lenders no later than sixty (60) days following such termination, or (iv) any material breach by any Offtaker under any Offtake Contract that permits, or with the passage of time, giving notice or both would permit, the other party thereto to terminate such Offtake Contract, or (v) any termination prior to its stated term of any Offtake Contract (other than the TUS Offtake Contract after TUS’s commitment under the TUS Offtake Contract is reduced to zero); or

(k) Abandonment. Any Event of Abandonment shall occur; or

(l) Failure to Achieve Conversion. The Borrower shall fail to achieve the Conversion Date by the Date Certain; or

(m) Total Loss. An Event of Total Loss has occurred with respect to the Project; or

(n) Loss of Governmental Authorizations. Any Governmental Authorization after issuance thereof shall be revoked, enjoined, suspended, cancelled or materially and adversely modified by the Governmental Authority having jurisdiction thereof and such revocation, injunction, suspension, cancellation or material and adverse modification shall continue unremedied for thirty (30) days and results in a Material Adverse Effect or, if (i) such breach cannot be cured within such period, (ii) such breach is susceptible of cure within 90 days, and (iii) the Borrower is proceeding with diligence and in good faith to cure such breach, then, such 30-day cure period shall be extended to such date, not to exceed a total of 90 days, as shall be necessary to diligently cure such breach so long as such extension of time to cure has not, and could not reasonably be expected to, exacerbate an existing Material Adverse Effect or cause any new Material Adverse Effect;

then, for so long as such Event of Default shall exist, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender and the obligation of each Lender to make Construction/Term Loans to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Construction/Term Loans, together with all accrued interest thereon, and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Construction/Term Loans, all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that, upon the occurrence of an Event of Default described in paragraph (e) and relating to the Borrower or any other Loan Party, (x) the Commitments of each Lender and the obligation of each Lender to make Construction/Term Loans shall automatically be terminated and (y) the Construction/Term Loans, all such accrued interest, and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived the Borrower; provided further that, the Administrative Agent (at the direction of the Required Lenders) shall be permitted to exercise any cure right under a Direct Agreement regardless of whether a Default or Event of Default has occurred and is continuing.

Article IX
THE AGENTS

Section 9.01. Appointment of Agents. Each of the Lenders hereby irrevocably appoints HSBC Bank USA, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby irrevocably appoints HSBC Bank USA, N.A. to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX and Section 10.02 are solely for the benefit of the Agents and the Lenders, and neither Holdings nor the Borrower shall have rights as a third-party beneficiary of any of such provisions, except with respect to the Borrower’s rights under Section 9.06. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.02. Rights as a Lender. Each Person serving as an Agent hereunder shall, if such Person is also a Lender, have the same rights and powers in its respective capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Each such Person and its Affiliates may accept deposits from, lend money to, own Securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, each of Holdings, the Borrower or any Affiliate thereof as if such Person were not an Agent, hereunder and without any duty to account therefor to the Lenders.

Section 9.03. Exculpatory Provisions.

(a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and their duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agents:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agents are required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of Property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

(b) No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. An Agent may at any time request instructions from the Required Lenders as to a course of action to be taken by it hereunder or under any other Loan Document and any matters relating hereto or thereto.

(c) Notwithstanding anything else to the contrary herein or in any other Loan Document, whenever reference is made in this Agreement to any discretionary action, consent, designation, approval, election, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Administrative Agent, it is understood that in all cases the Administrative Agent shall be fully justified in failing or refusing to take any such action under this Agreement if it shall not have received such written instruction, advice or concurrence of the Required Lenders or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents.

(d) No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default and stating that it is a “notice of default” is given to such Agent in writing by the Borrower or a Lender.

(e) No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

(f) Each Agent shall be entitled to take any action or refuse to take any action which the Agent regards as necessary for the Agent to comply with any applicable law, regulation or court order. In no event shall an Agent be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of its duties under the Loan Documents or in the exercise of any of its rights or powers under this Agreement or any other Loan Document.

(g) The rights, privileges, protections, immunities and benefits provided to the Agents hereunder, including rights to indemnification, are extended to, and shall be enforceable by, each Agent under each other Loan Document to which it is a party.

Section 9.04. Reliance by Agents. The Agents shall be entitled to conclusively rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, such Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05. Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.06. Resignation of Agents.

(a) Each of the Administrative Agent and the Collateral Agent may at any time give thirty (30) days’ notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed), unless an Event of Default has occurred and is continuing, in which case no such consent shall be required, to appoint a successor, which shall be a bank with an office in New York, New York, having a combined capital and surplus that is not less than $500,000,000. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, the retiring Agent’s resignation shall nevertheless thereupon become effective upon the retiring Agent’s petitioning of a court of competent jurisdiction to designate a replacement Agent.

(b) If the Person serving as the Administrative Agent or the Collateral Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as an Agent and, with the consent of the Borrower (not to be unreasonably withheld or delayed), unless an Event of Default has occurred and is continuing, in which case no such consent shall be required, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after such notice of removal is given to the relevant Agent (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nevertheless thereupon become effective upon the Required Lenders petitioning of a court of competent jurisdiction to designate a successor.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Agent shall be discharged from its respective duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (ii) except for any fee or indemnity payments or expense reimbursements owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to fee or indemnity payments or expense reimbursements owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX, Section 10.2 and any of such retiring or removed Agent’s other protections, exculpations or indemnities under this Agreement or any other Loan Document shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

(d) Any Person into which an Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidations which an Agent in its individual capacity may be party, or any Person to which substantially all of the corporate trust or agency business of an Agent in its individual capacity may be transferred, shall be the successor to such Agent under this Agreement and each other Loan Document such Agent is a party to, without further action.

Section 9.07. Non-Reliance on Agents and Other Lenders.

(a) Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08. Administrative Agent May File Proofs of Claim. In the case of the pendency of any proceeding under any Debtor Relief Law, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Construction/Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and Construction/Term Loans of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.10, 2.13 and 10.02) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agents and, in the event that the Agents shall consent to the making of such payments directly to the Lenders, to pay to the Agents any amount due for the reasonable compensation, expenses, disbursements and Construction/Term Loans of the Agents and their agents and counsel, and any other amounts due the Agent under Sections 2.10, 2.13 and 10.02.

Section 9.09. Collateral Matters.

(a) Agents under Collateral Documents. Each Lender hereby further authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Lenders with respect to the Collateral and the Collateral Documents. Each Lender hereby further authorizes (without further written consent or authorization from the Lenders) the Administrative Agent or the Collateral Agent, as applicable, to execute and deliver (and, at the request of the Borrower, each of the Administrative Agent and the Collateral Agent agrees to execute and deliver to the Borrower) any documents or instruments necessary or appropriate to evidence the release of any Lien (i) in connection with a sale or disposition of Collateral permitted by this Agreement, (ii) encumbering any Collateral to the extent such release is otherwise permitted by the terms of this Agreement or the Collateral Documents, or (iii) to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.03) have otherwise consented.

(b) No Duties to Maintain or Perfect Liens. The Agents shall not be responsible for (i) the value, validity, effectiveness, genuineness, enforceability of any of the Collateral (ii) the validity, perfection, priority or enforceability of the Liens in any of the Collateral, (iii) the Borrower’s or any other Loan Party’s title to the Collateral, (iv) insuring the Collateral or the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Notwithstanding anything in this Agreement or any Loan Documents to the contrary, the Agents shall no have any responsibility for preparing, recording, filing, re-recording, or re-filing any financing statement, perfection statement, continuation statement or other instrument in any public office or for otherwise ensuring the perfection or maintenance of any Liens on the Collateral granted pursuant to this Agreement or any Loan Document, other than the safekeeping of any physical Collateral in its possession.

(c) Notwithstanding any other provision of this Agreement or any Loan Documents, in no event shall an Agent be required to foreclose on, or take possession of, any portion of the Collateral, if, in the judgment of such Agent, such action would be in violation of any applicable law, rule or regulation pertaining thereto, or if the Agent reasonably believes that such action would result in the incurrence of liability by the Agent for which it is not fully indemnified by the Lenders. In the event that an Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, which in such Agent’s sole discretion may cause it to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Agent to incur liability under CERCLA or any other federal, state or local law, the Agent reserves the right, instead of taking such action, to either resign as the Agent or arrange for the transfer of the title or control of the asset to a court-appointed receiver. No Agent shall be liable to any Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of such Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment.

(d) Right to Realize on Collateral. Anything contained in any of the Loan Documents to the contrary notwithstanding, Holdings, the Borrower, the Administrative Agent, the Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent in accordance with the terms thereof, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale or other disposition.

Section 9.10. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender Party hereto, to, and (y) covenants, from the date such Person became a Lender Party hereto to the date such Person ceases being a Lender Party hereto, for the benefit of, the Administrative Agent and each other Lender and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Construction/Term Loans the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Construction/Term Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Construction/Term Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Construction/Term Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Construction/Term Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender Party hereto, to, and (y) covenants, from the date such Person became a Lender Party hereto to the date such Person ceases being a Lender Party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Construction/Term Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.11. Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender, or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.11 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received). A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clause (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within five (5) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.11(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.11(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.11(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 9.11 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided further that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of a payment on the Obligations.

(e) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 9.11 shall survive the resignation or replacement of the Administrative Agent, the termination of the applicable Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Article X
MISCELLANEOUS

Section 10.01. Notices.

(a) Notices Generally. Except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Borrower or Holdings,

Address: 1200 North Sunrise Road, Wilmer, TX 75172

Phone: 650.773.3257 / 408.459.6691

Email: su.wang@trinasolar.com; mike.nelson@trinasolar.com

(ii) if to the Administrative Agent,

Address: HSBC Bank USA, N.A.
66 Hudson Boulevard East, 4th Floor
New York, NY 10001
Attention: Bertha Gallardo, Client Service Manager

Email: ctlany.loanagency@us.hsbc.com

(iii) if to the Collateral Agent,

Address: HSBC Bank USA, N.A.
66 Hudson Boulevard East, 4th Floor
New York, NY 10001
Attention: Bertha Gallardo, Client Service Manager

Email: ctlany.loanagency@us.hsbc.com

(iv) if to a Lender, to it at its address (or facsimile number or email address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in therein.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent, the Collateral Agent, any Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Change of Address. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall any Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or such Agent’s transmission of communications through the Platform, except to the extent that such damages, losses or expense are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to any Agent or any Lender by means of electronic communications pursuant to this Section 10.01, including through the Platform.

Section 10.02. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay on the Closing Date (with respect to costs and expenses incurred prior to (and including) the Closing Date) or the Relevant Payment Date (with respect to costs and expenses incurred after the Closing Date) (i) all the actual and reasonable out-of-pocket costs and expenses of the Lenders, the Agents and the Green Loan Coordinator incurred in connection with the preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) the actual and reasonably incurred out-of-pocket fees, expenses and disbursements of counsel to the Agents, Lenders, Green Loan Coordinator and the Joint Lead Arrangers in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower; (iii) all actual out-of-pocket costs and expenses incurred by or on behalf of the Lenders and Agents in connection with creating, perfecting, recording and preserving Liens in favor of the Collateral Agent, for the benefit of the Secured Parties pursuant hereto, including filing and recording fees, expenses and Taxes, stamp or documentary Taxes, search fees and title insurance premiums; (iv) all other actual and reasonable out-of-pocket costs and expenses incurred by the Joint Lead Arrangers and each Lender in connection with the syndication of the Facility; (v) all the actual costs and reasonably incurred and documented fees, expenses and disbursements of any auditors, consultants or appraisers engaged with the Borrower’s consent; and (vi) all out-of-pocket costs and expenses, including fees, expenses and disbursements of counsel, incurred by any Agent and, at any time that an Event of Default has occurred and is continuing, the Lenders in enforcing any Obligations of or in collecting any payments due from the Borrower hereunder or under the other Loan Documents (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral) or in connection with any restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings; provided that fees, expenses and disbursements of counsel to the Agents, the Joint Lead Arrangers, the Green Loan Coordinator and the Lenders shall be limited to one primary counsel for the Agents, and one primary counsel and one local counsel in each relevant jurisdiction for the Joint Lead Arrangers, the Green Loan Coordinator and the Lenders; provided further that if counsel for the Agents or the Lenders determines in good faith that there is a conflict of interest that requires separate representation for any Agent, Joint Lead Arranger, the Green Loan Coordinator or Lender, then one primary counsel and one local counsel in each relevant jurisdiction will be permitted for each Person (or group of similarly situated Persons) affected by such conflict of interest.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Green Loan Coordinator, each Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of counsel for the Indemnitees), including in connection with enforcement of this Section 10.02) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or the Fee Letters or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on, to, or from the Real Estate Assets or the Project or any Hazardous Materials Activity, violation of or liability under Environmental Law or any Environmental Action related in any way to the Borrower or the Project, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower and regardless of whether any Indemnitee is a party thereto; provided that (x) fees, charges and disbursements of counsel shall be limited to one primary counsel for the Agents, and one primary counsel and one local counsel in each relevant jurisdiction for the Joint Lead Arranger and the Lenders; provided further that if counsel for the Agents or the Lenders determines in good faith that there is a conflict of interest that requires separate representation for any Agent, Joint Lead Arranger or Lender, then one primary counsel and one local counsel in each relevant jurisdiction will be permitted for each Person (or group of similarly situated Persons) affected by such conflict of interest, and (y) the foregoing indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties or (2) except as to any Agent (in its capacity as such) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (3) result from any litigation solely between or among any Agent or any Lender (or any of their respective Related Parties) not arising from any act or omission by the Borrower or any of its Affiliates (other than litigation involving claims against any Agent, any Joint Lead Arranger or any other agent or coagent (if any) designated by the Joint Lead Arrangers with respect to the Facility, in each case in fulfilling their respective roles as such or in their respective capacities as such). This paragraph (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. THE INDEMNIFICATION PROVISIONS CONTAINED IN THE PRECEDING PROVISIONS OF THIS Section 10.02(b) ARE INTENDED BY THE PARTIES TO APPLY IN ACCORDANCE WITH THEIR TERMS, AND SUBJECT TO ANY LIMITATIONS STATED THEREIN, IRRESPECTIVE OF WHETHER STRICT LIABILITY OR THE FAULT OF ANY OF THE PARTIES TO BE INDEMNIFIED (INCLUDING THE NEGLIGENCE, IN FULL OR IN PART, OF ANY SUCH PARTY) IS ALLEGED OR PROVEN IN CONNECTION WITH A MATTER FOR WHICH INDEMNIFICATION IS SOUGHT. THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT THE FOREGOING SENTENCE DOES NOT ALTER THE AGREEMENTS OF THE PARTIES IN THE PRECEDING PROVISIONS OF THIS Section 10.02(b) AND IS INTENDED SOLELY TO COMPLY WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) to be paid by it to any Agent (or any sub-agent thereof) or any Related Party or the Green Loan Coordinator of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent) or such Related Party or the Green Loan Coordinator, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Commitments and Construction/Term Loans outstanding at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) or against any Related Party or the Green Loan Coordinator of the foregoing acting for such Agent (or any such sub-agent) or the Green Loan Coordinator in connection with such capacity; provided, further, that such reimbursement shall not be available, as to any Agent or the Green Loan Coordinator, to the extent that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent or any of its Related Parties or the Green Loan Coordinator. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 10.10.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, neither the Borrower nor any Indemnitee shall have any liability for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that nothing in this Section 10.02(d) shall limit the Borrower’s indemnity obligations to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which an Indemnitee is entitled to indemnification thereunder. Neither the Borrower nor any Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Person or any of its Related Parties.

(e) Break-Funding. If for any reason (i) any prepayment or other principal payment of, or any Conversion of, any SOFR Loan is made by the Borrower to or for the account of a Lender on a date prior to the last day of the Interest Period applicable to such SOFR Loan, (ii) the Borrower fails to make any payment or prepayment of a SOFR Loan for which a notice of prepayment has been given or that is otherwise required to be made or (iii) a Borrowing of a SOFR Loan does not occur on the date specified therefor in the relevant Funding Notice or telephonic request for Borrowing, or a Conversion to or continuation of any SOFR Loan does not occur on the date specified therefor in the relevant Conversion/Continuation Notice or telephonic request for Conversion or continuation, the Borrower shall, in each case following receipt of notice thereof (including a reasonably detailed description of the amounts due) from such Lender (with a copy of such notice to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional out-of-pocket and documented losses, costs or expenses that it may reasonably incur as a result thereof, including any out-of-pocket and documented loss, cost or expense (including any interest paid or payable by such Lender to Lenders in respect of funds borrowed by it to make or carry its SOFR Construction/Term Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding (A) loss of anticipated profits and (B) losses for which no reasonable means of calculation exists).

(f) Payments. All amounts due under this Section 10.02 shall be payable on the Relevant Payment Date.

(g) Survival. Each party’s obligations under this Section 10.02 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 10.03. Amendments and Waivers.

(a) Required Lenders’ Consent. Subject to paragraph (e) and the additional requirements of paragraphs (b), (c) and (d), no amendment, modification or waiver of any provision of the Loan Documents, or consent to any departure by the Borrower therefrom, shall in any event be effective without the written concurrence of the Required Lenders (or the Administrative Agent acting on their instructions).

(b) Affected Lenders’ Consent. Without the written consent of each Lender that would be directly and adversely affected thereby, no amendment, modification, waiver or consent shall be effective if the effect thereof would:

(i) extend the Maturity Date;

(ii) waive, reduce or postpone any scheduled repayment of the Construction/Term Loans owing to such Lender as provided in Section 2.04;

(iii) reduce the rate of interest on any Loan or any premium or any other fee payable to such Lender hereunder (other than, in each case, any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.09 or any other amount hereunder);

(iv) extend the time for payment of any interest payable to such Lender;

(v) reduce the principal amount of any Loan owing to such Lender; or

(vi) increase the amount of the Construction/Term Loan Commitments of any Lender.

(c) Unanimous Lenders’ Consent. Without the written consent of each Lender, no amendment, modification, waiver or consent shall be effective if the effect thereof would:

(i) amend, modify, terminate or waive any provision of this Section 10.03(c), Section 10.03(d) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(ii) amend the definition of “Required Lenders”;

(iii) release all or substantially all of the Collateral except as expressly provided in the Loan Documents;

(iv) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document;

(v) change the order of priority of payments or ratable sharing of payments set forth in Section 2.17;

(vi) change the priority of the Obligations or cause such Obligations to cease to be secured on at least a pari passu basis with all other Obligations hereunder except as expressly provided in the Loan Documents;

(vii) amend Section 2.12(h); or

(viii) amend Article XI.

(d) Other Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by the Borrower therefrom, shall amend, modify, terminate or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof of any Loan Document as the same applies to the rights, powers, privileges, indemnities, immunities or obligations of any such Agent without the consent of such Agent.

(e) Amendments to Cure Ambiguities, Defects, etc. Notwithstanding the other provisions of this Section 10.03, the Borrower and Holdings, the Collateral Agent and the Administrative Agent may (but shall have no obligation to) amend or supplement the Loan Documents without the consent of any Lender: (i) to cure any ambiguity, defect or inconsistency, (ii) to make any change that would provide any additional rights or benefits to the Lenders or (iii) to make, complete or confirm any grant of Collateral permitted or required by this Agreement or any of the Collateral Documents or any release of any Collateral that is otherwise permitted under the terms of this Agreement and the Collateral Documents.

(f) Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.03 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by the Borrower, on the Borrower.

(g) Split Voting.

(i) For the purposes of responding (or failing to respond) to a request for a consent, waiver, amendment of or in relation to any term of any Loan Document or any other vote of the Lenders under the terms of this Agreement, a Lender may split its Commitment into any number of portions and may respond (or fail to respond) or otherwise exercise its rights in respect of each such individual portion on a several basis.

(ii) If a Lender exercises its rights under Section 10.03(g)(i) in respect of any part of its Commitment, such Lender shall notify the Agent of the portions into which it has split its Commitment.

(h) Approved Hedge Counterparty Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by the Borrower therefrom, shall amend, modify, terminate or waive any provision hereof of any Loan Document (i) altering the ratable treatment of the obligations arising under Interest Rate Hedges resulting in such obligations being junior in right of payment to principal on the Loans or resulting in obligations owing to any Approved Hedge Counterparty becoming unsecured or (ii) impacting the rights of each Approved Hedge Counterparty, solely in their capacity as an Approved Hedge Counterparty, in a prejudicial manner materially and adversely different from the impact on the Lenders.

Section 10.04. Successors and Assigns; Participations.

(a) Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, (and any other attempted assignment or transfer by any party hereto shall be null and void), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except:

(i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 10.04,

(ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.04, or

(iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section 10.04 (and any other attempted assignment or transfer by any party hereto shall be null and void).

Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders (including each Indemnitee)) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Construction/Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Construction/Term Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in sub-clause (B) in the aggregate; and

(B) in any case not described in sub-clause (A), the Commitment or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Construction/Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by sub-clause (b)(i)(B) of this Section 10.04 and, in Addition, the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that (x) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and (y) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recordation fee shall be payable for such assignments. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and such other materials as the Administrative Agent requests in connection with its customary ‘know your customer’ screening.

(v) No Assignment to Certain Persons. Notwithstanding anything in this Agreement to the contrary, no assignment shall be made to a natural Person, the Borrower or any of the Borrower’s Affiliates or (B) any Defaulting Lender, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender thereof.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Construction/Term Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Construction/Term Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.10 and 10.02 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Construction/Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Construction/Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Agents and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.03(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.13 and 10.02(e) (subject to the requirements and limitations therein, including the requirements under Section 2.13(f) (it being understood that the documentation required under Section 2.13(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b); provided that such Participant (A) agrees to be subject to the provisions of Section 2.14(b) as if it were an assignee under paragraph (b); and (B) shall not be entitled to receive any greater payment under Section 2.11 or 2.13, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.14(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 2.15 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Construction/Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Construction/Term Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Construction/Term Loan or other obligation is in registered form for U.S. federal income tax purposes under Section 5f.103-1(c) of the United States Treasury Regulations, Section 1.163-5(b) of the proposed United States Treasury Regulations or any applicable temporary or other successor United States Treasury Regulations, or is otherwise required by applicable law. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.06. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Loan. Notwithstanding anything herein or implied by law to the contrary, the agreements of the Borrower set forth in Sections 2.11, 2.13 and 10.02 and the agreements of Lenders set forth in Section 2.17 shall survive the payment of the Construction/Term Loans.

Section 10.07. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents or any of the Interest Rate Hedges. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 10.08. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of the Lenders), or any Agent or Lender enforces any security interests or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.09. Severability. In case any provision in or obligation hereunder or under any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.10. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.11. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.12. Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement and the other Loan Documents (other than the Deed of Trust, any Additional Deed of Trust and any other Loan Document that expressly provides otherwise) and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Jurisdiction and Venue. Each of Holdings and the Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County or federal court sitting in the Borough of Manhattan, The City of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Holdings, the Borrower or their Properties in the courts of any jurisdiction.

(c) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.01 to the extent permitted under New York or federal law. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 10.13. Waiver Of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.13.

Section 10.14. Treatment of Certain Information; Confidentiality. Each Agent and Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 10.14, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder or (iii) any actual or prospective insurers or reinsurers, rating agencies, investors or advisors of any party hereto or their actual or prospective assignees; (g) after consultation with the Borrower, on a confidential basis to any rating agency in connection with rating the Borrower or the Facility; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.14, or (y) becomes available to any Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, which source is not known by such Agent, Lender or Affiliate to be subject to a confidentiality restriction in respect thereof in favor of the Borrower or an Affiliate of the Borrower.

For purposes of this Section, “Information” means all information relating to the Loan Parties or any of their respective businesses received from any of the Loan Parties or any of their respective representatives, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure; it being understood that all information received from any of the foregoing Persons after the Closing Date shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential.

Each of the Agents and the Lenders acknowledges and agrees that (a) the Information may include Non-Public Information concerning the Loan Parties, (b) it has developed compliance procedures in accordance with applicable law regarding the use of Non-Public Information and (c) it will handle such Non-Public Information in accordance with its applicable compliance procedures.

Section 10.15. Usury Savings Clause. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any of the Obligations, together with all fees, charges, and other amounts that are treated as interest on such Obligations under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Highest Lawful Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Obligations in accordance with applicable law, the rate of interest payable in respect of such Obligations hereunder, together with all Charges payable in respect thereof, shall be limited to the Highest Lawful Rate, and to the extent lawful, the interest and Charges that would have been payable in respect of such Obligations but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Obligations or periods shall be increased (but not above the Highest Lawful Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender. Any amount collected by such Lender or other Person that exceeds the maximum amount collectible at the Highest Lawful Rate shall be applied to the reduction of the principal balance of such Loan or other Obligation or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan or other Obligation exceed the maximum amount collectible at the Highest Lawful Rate. In the event applicable law provides for an interest ceiling under Chapter 303 of the Texas Finance Code (the “Texas Finance Code”) as amended, for that day, the ceiling shall be the “weekly ceiling” as defined in the Texas Finance Code, provided that if any applicable law permits greater interest, the law permitting the greatest interest shall apply. As used in this Section the term “applicable law” means the laws of the State of Texas or the laws of the United States of America, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

Section 10.16. Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Agents, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.17. Patriot Act. Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and Holdings that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Person and other information that will allow such Lender or Agent, as applicable, to identify such Person in accordance with the Patriot Act.

Section 10.18. No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”), may have economic interests that conflict with those of Holdings, the Borrower and/or their Affiliates. Each of Holdings and the Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create a fiduciary relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Loan Parties or their Affiliates, on the other. Each of Holdings and the Borrower acknowledges and agrees that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed any fiduciary responsibility in favor of any Loan Party or their Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Loan Parties or their Affiliates on other matters) or any other obligation to the Loan Parties except the obligations expressly set forth in the Loan Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party or any other Person. Each of Holdings and the Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each of Holdings and the Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Loan Parties, in connection with such transaction or the process leading thereto.

Section 10.19. Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.20. Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b) As used in this Section 10.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 10.21. No Other Duties. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent or a Lender.

Article XI
GREEN LOAN PROVISIONS

Section 11.01. Green Loan Framework.

(a) The Borrower hereby appoints Standard Chartered Bank to act as Green Loan Coordinator. The Green Loan Coordinator, acting in such capacity, has been appointed only to facilitate voluntary alignment by the parties with the four components of the Green Loan Principles in connection with this Agreement, and shall not have any duties, liabilities or responsibilities under this Agreement or the other Loan Documents or otherwise in relation to the Project.

(b) The Borrower has identified “Renewable Energy” as a material environmental topic to its business, given that PV solar module manufacturing facilities are considered key components when developing renewable energy projects and are expected to play a significant role in global decarbonization efforts.

(c) In determining that the Project qualifies as an eligible project under the category of “Renewable Energy” in accordance with the Green Loan Principles, the Borrower evaluated the characteristics of the Project against the requirements of the Green Loan Principles applicable to the design, construction and completion of PV solar module manufacturing facilities. The Borrower will also provide the Independent Engineer’s Report to the Lenders prior to the Closing Date which is in a form and substance reasonably satisfactory to the Lenders. The Independent Engineer’s Report will identify the Project’s relevant environmental and social risks in material compliance with the Applicable Equator Principles, and will review and opine on the Project design and equipment in terms of consistency with Prudent Industry Standards.

(d) Pending use of the proceeds of the Loans, the Borrower will manage the proceeds in accordance with the terms of this Agreement and the Material Contracts. The Borrower will be responsible for tracking the management of proceeds. By the nature of the conditions to borrowing specified in the Agreement, proceeds of borrowings will be used exclusively and directly for their designated purposes.

(e) The parties acknowledge and agree that the Administrative Agent, the Green Loan Coordinator and the Lenders may rely, without independent verification, upon the accuracy, adequacy and completeness of the Green Loan-Related Information, and that none of the Administrative Agent, the Green Loan Coordinator nor any Lender:

(i) assumes any responsibility or has any liability for the Green Loan-Related Information; or

(ii) has an obligation to conduct any appraisal of any Green Loan-Related Information.

(f) Notwithstanding any other provisions of this Agreement, any failure of the Borrower to comply with Sections 5.01(jj), 6.25 and 11.01 shall in no event constitute a Default or an Event of Default under this Agreement or other Loan Documents or otherwise entitle any Lender to any rights or remedies thereunder.

(g) Neither the Administrative Agent nor the Green Loan Coordinator is acting in an advisory capacity to any Loan Parties in respect of the Green Loan Principles nor will the Administrative Agent or the Green Loan Coordinator be obliged to verify whether any Facility will comply with the Green Loan Principles on behalf of any of the Loan Parties. The Borrower and each Loan Party are solely responsible at all times for making their own independent appraisal of, and analysis in relation to any other Green Loan-linked provisions of this Agreement. The Green Loan Coordinator will not be liable for any action taken or not taken by it under or in connection with any Loan Document in such capacity. No Party may take any proceedings against any officer, employee or agent of the Green Loan Coordinator in respect of any claim it might have against the Green Loan Coordinator or in respect of any act or omission of any kind by that officer, employee or agent in connection with the Facilities. The Green Loan Coordinator may rely on this Section 11.01(g).

Section 11.02. Declassification Events.

(a) Upon the occurrence of a Declassification Event, the parties hereto will cease (and the Borrower will ensure that Sponsor Parties and their Affiliates will cease) making any representation in internal and/or external communications, marketing and/or publication that the Project and the Facility is a “Green Loan”, and/or compliant with the “Green Loan Principles” (or equivalent), including any references in any public list, league table or similar publication, provided, that the occurrence of a Declassification Event shall not trigger a Default or Event of Default under Section 8.01 hereto.

(b) As used in this Section 11.02, the following terms have the following meanings:

“Declassification Event” means the occurrence of any of the following:

(a) any determination by the Administrative Agent or the Green Loan Coordinator (in each case, acting on the instructions of the Required Lenders), that the Borrower has failed to perform or comply with the Green Loan Principles or Article XI; or

(b) any determination by the Administrative Agent or the Green Loan Coordinator (in each case, acting on the instructions of the Required Lenders) that the Project or the Facility is no longer (or may no longer be) in compliance with the Green Loan Principles.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TRINA SOLAR US MANUFACTURING MODULE 1, LLC,

as Borrower

By its Managing Member:

Trina Solar US Manufacturing Holding, Inc.

By:	/s/ Su Wang
Name:	Su Wang
Title:	Treasurer

[Trina Solar – Signature Page to Credit Agreement]

HSBC BANK USA, N.A.,
as Administrative Agent

By:	/s/ Deirdre M. Lewis
Name:	Deirdre M. Lewis
Title:	Associate Director

[Trina Solar – Signature Page to Credit Agreement]

HSBC BANK USA, N.A.,
as Collateral Agent

By:	/s/ Deirdre M. Lewis
Name:	Deirdre M. Lewis
Title:	Associate Director

[Trina Solar – Signature Page to Credit Agreement]

HSBC BANK USA, N.A.,
as Lender

By:	/s/ Emmanuel Outhier
Name:	EMMANUEL OUTHIER
Title:	Director, ID 23625

[Trina Solar – Signature Page to Credit Agreement]

SOCIÉTÉ GÉNÉRALE.,
as Lender

By:	/s/ Chloe Tacconi
Name:	Chloe Tacconi
Title:	Director

[Trina Solar – Signature Page to Credit Agreement]

STANDARD CHARTERED BANK,
as Lender

By:	/s/ Sridhar Nagarajan
Name:	Sridhar Nagarajan
Title:	Managing Director, Project Finance

[Trina Solar – Signature Page to Credit Agreement]